AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER
                            13, 1995.
                                             REGISTRATION NO. 33-62163


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                  PRE-EFFECTIVE AMENDMENT NO. 1
                                   TO
                            FORM S-4
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933



                    RIO HOTEL & CASINO, INC.
     (Exact name of registrant as specified in its charter)


        NEVADA                     7011                  95-3671082

    (State or other         (Primary Standard         (I.R.S. Employer
    jurisdiction of             Industrial          Identification No.)
   incorporation or        Classification Code
     organization)               Number)

                     3700 WEST FLAMINGO ROAD
                     LAS VEGAS, NEVADA 89103
                         (702) 252-7733
       (Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

                      RIO PROPERTIES, INC.
     (Exact name of registrant as specified in its charter)
    (Guarantor of 10 5/8% Senior Subordinated Notes Due 2005)

        NEVADA                     7011                  88-0288115
    (State or other         (Primary Standard         (I.R.S. Employer
    jurisdiction of             Industrial          Identification No.)
   incorporation or        Classification Code
     organization)               Number)

                     3700 WEST FLAMINGO ROAD
                     LAS VEGAS, NEVADA 89103
                         (702) 252-7733
       (Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

                      JAMES A. BARRETT, JR.
                    RIO HOTEL & CASINO, INC.
                     3700 WEST FLAMINGO ROAD
                     LAS VEGAS, NEVADA 89103
                         (702) 252-7733
        (Name, address, including zip code, and telephone
       number, including area code, of agent for service)

          PLEASE SEND COPIES OF ALL CORRESPONDENCE TO:

                        MICHAEL J. BONNER
                        SHERWOOD N. COOK
                KUMMER KAEMPFER BONNER & RENSHAW
                   3800 HOWARD HUGHES PARKWAY
                          SEVENTH FLOOR
                     LAS VEGAS, NEVADA 89109
                         (702) 792-7000

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES
                           EFFECTIVE.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. []

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission.
These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Registration Statement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                    RIO HOTEL & CASINO, INC.

                      CROSS-REFERENCE TABLE

    PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K





ITEM NO. FORM S-4 CAPTION                                  PROSPECTUS CAPTION
Item 1   Forepart of the Registration Statement and        Outside Front Cover Page of
          Outside Front Cover Page of Prospectus            Prospectus
Item 2   Inside Front and Outside Back Cover Pages of      Inside Front Cover Pages of
          Prospectus                                        Prospectus
Item 3   Risk Factors, Ratio of Earnings to Fixed Charges  Prospectus Summary; Risk Factors;
          and Other Information                             Selected Consolidated Financial
                                                            Data
Item 4   Terms of the Transaction                          Prospectus Summary; The Exchange
                                                            Offer; Description of New Notes;
                                                            Certain U.S. Federal Tax
                                                            Consequences
Item 5   Pro Forma Financial Information                   Not Applicable
Item 6   Material Contacts with the Company Being          Not Applicable
          Acquired
Item 7   Additional Information Required for Reoffering    Not Applicable
          by Persons and Parties Deemed to be
          Underwriters
Item 8   Interests of Named Experts and Counsel            Legal Matters; Experts
Item 9   Disclosure of Commission Position on              Certain Relationships and Related
          Indemnification for Securities Act Liabilities    Transactions
Item 10  Information with Respect to S-3 Registrants       Prospectus Summary; Risk Factors;
                                                            Capitalization; Management's
                                                            Discussion and Analysis of
                                                            Financial Condition and Results of
                                                            Operations; Business
Item 11  Incorporation of Certain Information by           Incorporation of Certain Documents
          Reference                                         by Reference
Item 12  Information with Respect to S-2 or S-3            Not Applicable
          Registrants
Item 13  Incorporation of Certain Information by           Incorporation of Certain Documents
          Reference                                         by Reference
Item 14  Information with Respect to Registrants Other     Not Applicable
          than S-3 or S-2 Registrants
Item 15  Information with Respect to S-3 Companies         Not Applicable
Item 16  Information with Respect to S-2 or S-3 Companies  Not Applicable
Item 17  Information with Respect to Companies Other than  Not Applicable
          S-3 or S-2 Companies
Item 18  Information if Proxies, Consents or               Not Applicable
          Authorizations are to be Solicited
Item 19  Information if Proxies, Consents or               Management; Incorporation of Certain
          Authorizations are not to be Solicited or in an   Documents by Reference
          Exchange Offer

          SUBJECT TO COMPLETION, DATED OCTOBER 13, 1995
                        RIO HOTEL & CASINO, INC.
                        OFFER TO EXCHANGE
                         ALL OUTSTANDING

           10 5/8% SENIOR SUBORDINATED NOTES DUE 2005

     AGGREGATE PRINCIPAL AMOUNT OF $100,000,000 OUTSTANDING

                               FOR
           10 5/8% SENIOR SUBORDINATED NOTES DUE 2005
                       _________________________
           PAYMENT OF PRINCIPAL AND INTEREST IS FULLY
     AND UNCONDITIONALLY GUARANTEED BY RIO PROPERTIES, INC.
                        _________________________
     This exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on _______________, 1995 (as such date may be extended, the "Expiration Date").
     Rio Hotel & Casino, Inc. (the "Company") hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $1,000 in principal amount of its 10 5/8% Senior Subordinated Notes due 2005 (the "New Notes") for each $1,000 in principal amount of its outstanding 10 5/8% Senior Subordinated Notes due 2005 (the "Old Notes") (the Old Notes and the New Notes are collectively referred to herein as the "Notes") of which an aggregate principal amount of $100,000,000 is outstanding.
     The Company will accept for exchange any and all Old Notes that are validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the
Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offer is subject to the terms and provisions of the Registration Agreement dated as of July 18, 1995 (the "Registration Agreement") among the Company; Rio Properties, Inc., a subsidiary of the Company that has agreed to guarantee the Notes (the "Guarantor"); and Salomon Brothers Inc and Montgomery Securities (the "Initial Purchasers"). The Old Notes may be tendered only in multiples of $1,000. See "The Exchange Offer."
     The Old Notes were issued in a transaction (the "Offering") pursuant to which the Company issued an aggregate of $100 million principal amount of the Old Notes. The Old Notes were sold by the Company to the Initial Purchasers on July 21, 1995 (the "Closing Date") pursuant to a Purchase Agreement dated July 18, 1995 (the "Purchase Agreement") among the Company, the Guarantor and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A and certain other exemptions under the Securities Act of 1933, as amended (the "Securities Act"). The Company and the Initial Purchasers also entered into the Registration Agreement, pursuant to which the Company granted certain registration rights for the benefit of the holders ("Holders") of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Agreement with respect to the Old Notes. See "The Exchange Offer - Purpose and Effect."
     The Old Notes were, and the New Notes will be, issued under the Indenture dated as of July 21, 1995 (the "Indenture") among the Company, the Guarantor and IBJ Schroder Bank & Trust Company as Trustee (in such capacity, the "Trustee"). The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of New Notes will not be entitled to special interest otherwise payable under the Registration Agreement in respect of Old Notes held by such holders during any period in which a registration statement has not been filed and/or is not effective and (iii) holders of New Notes will not be, and upon the consummation of the Exchange Offer, holders of Old Notes will no longer be, entitled to certain rights under the Registration Agreement intended for the holders of unregistered securities; provided, however, that purchasers of the Old Notes shall have the right to require the Company to file a shelf registration statement pursuant to Rule 415 under the Securities Act solely for the benefit of such purchasers and will be entitled to receive special interest if such shelf registration statement is not declared effective on or prior to the 150th day following the date of original issuance of the Old Notes. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that were tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer - Termination of Certain Rights" and "- Procedures for Tendering Old Notes" and "Description of New Notes." (continued on next page)


 SEE "RISK FACTORS" ON PAGES 14 THROUGH 19 FOR INFORMATION THAT
SHOULD BE CONSIDERED BY HOLDERS IN EVALUATING THE EXCHANGE OFFER.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
       THE DATE OF THIS PROSPECTUS IS  _____________, 1995

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUT SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.(The preceeding text appears vertically in the left margin of the prospectus cover page.)

NEITHER THE NEVADA GAMING COMMISSION NOR THE NEVADA STATE  GAMING
CONTROL  BOARD HAS PASSED UPON THE ADEQUACY OR ACCURACY  OF  THIS
PROSPECTUS  OR  THE  INVESTMENT MERITS OF THE SECURITIES  OFFERED
HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                         ______________

     The New Notes will bear interest at a rate equal to 10 5/8% per annum from and including their date of issuance. Interest on the New Notes is payable semiannually on each January 15 and
July 15 (each, an "Interest Payment Date"). Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of their original issuance or the last Interest Payment Date, as applicable to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes. The New Notes will mature on July 15, 2005. See "Description of New Notes - General."


     The New Notes will not be redeemable, in whole or in part, prior to July 15, 2000. Thereafter, the New Notes will be redeemable at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. Upon the occurrence of a Change of Control (as defined on page 64), each holder of New Notes will have the right to require the Company to purchase all or a portion of such holder's New Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date.



     The New Notes will be general unsecured obligations of the Company and will be fully and unconditionally guaranteed by the Guarantor (the "Rio Guarantee"). The Rio Guarantee will be a general unsecured obligation of the Guarantor, subordinated in right of payment to all present and future Senior Indebtedness (as defined on page 71) and Senior Indebtedness of Guarantor (as defined on page 72), respectively. The New Notes will be structurally subordinated to all liabilities of the Company's subsidiaries and the Rio Guarantee will be structurally subordinated to all liabilities of the Guarantor's subsidiaries. As of July 31, 1995, there was no outstanding Senior Indebtedness of Guarantor to which the Rio Guarantee was subordinated. There are no significant outstanding liabilities of subsidiaries of the Guarantor.


     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer to a Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such Holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (ii) a person who is an affiliate of the Company within the meaning of Rule 405 of the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes. Holders wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Agreement, that such conditions have been met. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer - Resales of the New Notes." This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by any broker-dealer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealers and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that  participates  in  a distribution  of  such
New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in
connection with any resale of such New Notes.   The Letter  of
Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the first anniversary of the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     As of July 31, 1995, Cede & Co. ("Cede"), as nominee for The Depository Trust Company, New York, New York ("DTC"), was a registered Holder of the Old Notes, holding Old Notes for its participants, and 36 other Holders held Old Notes directly. The Company believes that only one Holder, Marnell Corrao Associates, Inc., is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company. There has previously been only a limited secondary market and no public market for the Old Notes. The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages
("PORTAL") market. In addition, the Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes; however, neither is obligated to do so and any market making activities may be discontinued by either of the Initial Purchasers at any time. Therefore, there can be no assurance that an active market for the New Notes will develop. If such a trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, the New Notes may trade at a discount from their face value. See "Risk Factors - Absence of Public Trading Market."

     The Company will not receive any proceeds from this Exchange
Offer, but, pursuant to the Registration Agreement, the Company will bear certain registration expenses. No underwriter is being utilized in connection with the Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION. IN ADDITION, HOLDERS OF THE NEW NOTES FOLLOWING THE EXCHANGE OFFER SHALL BE PROHIBITED FROM SELLING THE NEW NOTES TO NON-INSTITUTIONAL BUYERS IN THE STATES OF ALABAMA, CALIFORNIA AND WISCONSIN IN THE ABSENCE OF REGISTRATION OF THE NEW NOTES (OR A VALID EXEMPTION THEREFROM) UNDER THE SECURITIES LAWS OF SUCH STATES.

     The Old Notes were issued originally in both global form (the "Global Old Note") and in the form of 36 physical certificates. The Global Old Note was deposited with, or on behalf of, DTC, as the initial depository with respect to the Old Notes (in such capacity, the "Depository"). The Global Old Note is registered in the name of Cede, as nominee of DTC, and beneficial interests in the Global Old Note are shown on, and transfers thereof are effected only through, records maintained by the Depository and its participants. The use of the Global Old Note to represent certain of the Old Notes permits the Depository's participants, and anyone holding a beneficial interest in an Old Note registered in the name of such a
participant,   to   transfer   interests   in   the   Old   Notes
electronically in accordance with the Depository's established procedures without the need to transfer a physical certificate. Except as provided below, the New Notes will also be issued initially as a note in global form (the "Global New Note," and together with the Global Old Note, the "Global Notes") and deposited with, or on behalf of, the Depository. Notwithstanding the foregoing, holders of Old Notes that were held, at any time, by a person that is not a qualified institutional buyer under Rule 144A (a "QIB"), and any Holder that is not a QIB that exchanges Old Notes in the Exchange Offer, will receive the New Notes in certificated form and is not, and will not be, able to trade such securities through the Depository unless the New
Notes are resold to a QIB. After the initial issuance of the Global New Note, New Notes in certificated form will be issued in exchange for a holder's proportionate interest in the Global New Note only as set forth in the Indenture.

                        TABLE OF CONTENTS


                                                             PAGE

AVAILABLE INFORMATION                                         4
PROSPECTUS SUMMARY                                            6
RISK FACTORS                                                 14
THE EXCHANGE OFFER                                           20
CAPITALIZATION                                               27
SELECTED CONSOLIDATED FINANCIAL DATA                         28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS                                        30
BUSINESS                                                     39
MANAGEMENT                                                   50
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS               51
PRINCIPAL STOCKHOLDERS                                       55
DESCRIPTION OF NEW NOTES                                     57
CERTAIN U.S. FEDERAL TAX CONSEQUENCES                        82
PLAN OF DISTRIBUTION                                         84
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE              85
LEGAL MATTERS                                                85
EXPERTS                                                      85
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS                  F-1



                      AVAILABLE INFORMATION

     The Company has filed a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the New Notes. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the New Notes offered hereby. This Prospectus contains summaries of the material terms and provisions of certain documents and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such summary is qualified in its entirety by such reference.


     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. In addition, upon registration of the Rio Guarantee in connection with the Exchange Offer, the Guarantor will also be subject to the reporting requirements of the Exchange Act so long as the Rio Guarantee remains outstanding. Upon effectiveness of the Registration Statement, the Guarantor will be subject to the reporting requirements of the Exchange Act and the interpretations issued thereunder by the Commission staff. The Registration Statement (including the exhibits and schedules thereto) and the periodic reports, proxy and information statements and other information may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices: 7 World Trade
Center, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be
directed  to   the Commission's  Public  Reference  Section,
Room  1024,  Judiciary Plaza,  450  Fifth  Street,  N.W.,

Washington, D.C. 20549. The Company's Common Stock, $.01 par value per share (the "Common Stock") is listed on the Nasdaq
National Market and traded  under the  symbol  "RIOH."   Material
filed  by  the  Company  can  be inspected   at  the  offices  of
the  National  Association   of Securities  Dealers, Inc., 1735
K Street N.W., Washington, D.C. 20006. In addition, for so long as any of the Notes remains outstanding, the Company has agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.



     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE A COPY OF ANY AND ALL SUCH DOCUMENTS WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO JAMES A. BARRETT, JR., PRESIDENT AND CHIEF OPERATING OFFICER, RIO HOTEL & CASINO, INC., 3700 W. FLAMINGO ROAD, LAS VEGAS, NEVADA 89103,
(702) 252-7733. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.



     ALL DOCUMENTS FILED BY THE COMPANY AND THE GUARANTOR PURSUANT TO SECTION 13(A), 13(C), 14 OR 15(D) OF THE EXCHANGE ACT SUBSEQUENT TO THE DATE OF THIS PROSPECTUS AND PRIOR TO THE TERMINATION OF THE EXCHANGE OFFER TO WHICH THIS PROSPECTUS RELATES SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE HEREIN
AND TO BE A PART HEREOF FROM THE DATE OF THE FILING OF SUCH REPORTS AND DOCUMENTS. THE COMPANY WILL PROVIDE A COPY OF ANY AND ALL OF SUCH DOCUMENTS (EXCLUSIVE OF EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO JAMES A. BARRETT, JR., PRESIDENT AND CHIEF OPERATING OFFICER, RIO HOTEL & CASINO, INC., 3700 W. FLAMINGO ROAD, LAS VEGAS, NEVADA 89103, (702) 252-7733.

                       PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, OR THE CONTEXT OTHERWISE REQUIRES, THE TERM "COMPANY" REFERS TO RIO HOTEL & CASINO, INC., A NEVADA CORPORATION, AND ITS SUBSIDIARIES. SEE "RISK FACTORS" FOR CERTAIN FACTORS A PROSPECTIVE INVESTOR SHOULD CONSIDER IN EVALUATING THE COMPANY BEFORE PURCHASING THE NOTES.


                           THE COMPANY

     Rio Hotel & Casino, Inc., a Nevada corporation, owns and operates the country's only all-suite hotel-casino, the Rio Suite Hotel & Casino (the "Rio") in Las Vegas, Nevada. The Rio, a 21-story hotel utilizing a colorful Brazilian Carnival and rain forest theme, features 1,410 suites, 89,000 square feet of casino space, eight restaurants, 2,200 slot machines, 65 table games and other related amenities. The Rio is situated on a 45-acre elevated site near the Las Vegas Strip and adjacent to a major exit from Interstate 15, the freeway linking Las Vegas with Southern California. The Company markets to both local residents and Las Vegas visitors. Management believes that the Rio's unique all-suite concept, diverse high quality dining and easy access provide an attractive alternative to the Strip and a fun and comfortable environment in which to enjoy gaming, dining and entertainment.



     The Rio originally opened in January 1990 with 424 suites and 44,000 square feet of casino space. Within the past three years the Rio has been expanded to its present configuration in three major phases in accordance with its original master plan. The Company is currently in the process of adding 144 additional suites, expanding its meeting room facilities, doubling the capacity of its Buzios Restaurant from 92 seats to approximately 184 seats and adding a new health club and salon facility ("the "Phase IV Expansion"). See "Business-Expansion Strategy." Completion of the Phase IV Expansion is expected to occur in stages through the end of 1995 and will bring the Rio's total number of hotel suites to 1,554 suites. In addition, the Company announced in May 1995 that its Board of Directors had approved a three-phased expansion and development plan to be implemented over the next several years. The plan consists of an expansion of the Rio (the "Phase V Expansion"), acquisition of approximately 22 acres of land adjacent to the Rio to be master-planned for the development of another hotel-casino property and the purchase of approximately 64 acres southeast of Las Vegas for possible future hotel-casino development.



     The approximately $185 million Phase V Expansion is planned to include 120,000 square feet of public space containing a casino expansion with 600 slot machines and 27 table games, new retail and entertainment space, and additional restaurants, as well as an expanded pool and beach area and additional parking facilities. The Phase V Expansion will center around a dramatic 40-story hotel tower containing approximately 1,000 new suites located immediately southeast of the existing towers. The public area expansion will be based on a Brazilian Carnival Mardi Gras theme and will include a variety of owned and leased retail and restaurant outlets. Construction commenced in September 1995 and opening is expected to occur in the spring of 1997.



     The Company's business strategy focuses on attracting and fostering repeat business from customers in the local resident and tourist markets. To implement its business strategy, the Company capitalizes on its unique all-suite concept, strategic location and fun-filled Brazilian Carnival theme. The Company strives to provide a quality, affordable gaming and entertainment experience in order to generate high customer satisfaction and loyalty. The Company's location at Interstate 15 and Flamingo Road helps to attract both of its target market segments. The Rio's value-priced suites provide an attractive alternative to conventional Las Vegas rooms for visitors who desire to avoid the crowds and congestion of the Strip. The Rio's suites offer approximately 50% more space than other comparably priced Las Vegas hotel rooms. Management believes that it must offer consistent quality, a comfortable and fun atmosphere and, most importantly, friendly service at affordable prices to provide a high value experience to its customers.



     The success of the Company's business strategy is evidenced by the large number of awards the Rio has received. In March 1995, the Rio won recognition through 10 "Best of Las Vegas" awards in an annual readers' survey published by Nevada's largest daily newspaper. Among others, these distinctions included: "Best
Buffet," "Best Italian Restaurant,"   "Best   Coffee  Shop,"
"Best   Steakhouse," "Friendliest   Employees"  and  "Most
Efficient   Service."   In addition,  the  Rio
received recognition in the 1995 Zagat U.S. HOTELS, RESORTS & SPAS SURVEY for "Best Rooms," "Best Dining," "Best Service"
and  "Best Overall" in Las Vegas.   Since  these awards, however,
are based upon subjective criteria, prospective holders of the New Notes should not attribute undue significance to these awards. Management believes that these awards exemplify the Company's reputation for quality and value.


                    ISSUANCE OF THE OLD NOTES

     The outstanding 10 5/8% Senior Subordinated Notes Due 2005 (the "Old Notes") were sold by the Company to Salomon Brothers Inc and Montgomery Securities (the "Initial Purchasers") on July 21, 1995 (the "Closing Date") pursuant to the Purchase Agreement dated July 18, 1995 (the "Purchase Agreement"), among the Company, the Guarantor, and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act and other available exemptions under the Securities Act. The Company and the Initial Purchasers also entered into the Registration Agreement dated July 18, 1995 (the "Registration Agreement"), among the Company, the Guarantor, and the Initial Purchasers, pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Agreement with respect to the Old Notes. See "The Exchange Offer - Purpose and Effect."


                       THE EXCHANGE OFFER




The Exchange Offer.................  The Company is offering upon the terms and subject to the conditions  set  forth  herein and  in  the  accompanying
                                     letter  of transmittal (the "Letter of Transmittal"),  to
                                     exchange $1,000 in principal amount of its 10 5/8% Senior
                                     Subordinated  Notes Due 2005 (the "New Notes,"  with  the
                                     Old  Notes  and  the New Notes collectively  referred  to
                                     herein  as  the  "Notes") for each  $1,000  in  principal
                                     amount  of  the  outstanding  Old  Notes  (the  "Exchange
                                     Offer").  As of the date of this Prospectus, $100 million
                                     in  aggregate  principal  amount  of  the  Old  Notes  is
                                     outstanding,  the  maximum  amount  authorized   by   the
                                     Indenture for all Notes.  As of July 31, 1995, there were
                                     37  registered  Holders  of the Old  Notes;  Cede  &  Co.
                                     ("Cede"),  which held the Old Notes for its participants,
                                     and  holders  of  36  physical  certificates.   See  "The
                                     Exchange Offer - Terms of the Exchange Offer."

Expiration Date...................   5:00  p.m., New York City time, on _______________,  1995
                                     as  the same may be extended.  See "The Exchange Offer  -
                                     Expiration Date; Extensions; Amendments."

Termination of Certain Rights.....   Pursuant to the Registration Agreement and the Old Notes,
                                     Holders  of  Old  Notes have rights  to  receive  special
                                     interest upon the nonoccurrence of certain events.  If  a
                                     registration  statement for the  Exchange  Offer  is  not
                                     (i)  filed  within  45 days after the  date  of  original
                                     issuance  of  the  Old Notes or (ii)  declared  effective
                                     within  120  days after the date of original issuance  of
                                     the  Old  Notes,  special interest  will  accrue  and  be
                                     payable  semiannually until such time as  a  registration
                                     statement  for  the Exchange Offer is  filed  or  becomes
                                     effective,  as  the  case may be.   In  addition,  if  an
                                     exchange  offer  is  not consummated or  a  resale  shelf
                                     registration  statement is not declared effective  within
                                     150  days  after  the date of original  issuance  of  the
                                     Notes,  special  interest  will  accrue  and  be  payable
                                     semiannually  until  such time as an  exchange  offer  is
                                     consummated  or a resale shelf registration  is  declared
                                     effective, as the case may be.  Holders  of  New  Notes,
                                     and, upon  consummation  of  the

                          7


                                     Exchange Offer or declaration of effectiveness of a shelf
                                     registration statement provided it remains effective  for
                                     the  requisite period of time, Holders of Old Notes, will
                                     no   longer   be   entitled  to  special  interest   upon
                                     consummation of the Exchange Offer.

Accrued Interest on the Old Notes..  The  New  Notes  will bear interest at a  rate  equal  to
                                     10  5/8%  per  annum  from and including  their  date  of
                                     issuance.   Holders  whose Old  Notes  are  accepted  for
                                     exchange will have the right to receive interest  accrued
                                     thereon from the date of their original issuance  or  the
                                     last  Interest Payment Date, as applicable, to,  but  not
                                     including,  the date of issuance of the New  Notes,  such
                                     interest to be payable with the first interest payment on
                                     the  New  Notes.  Interest on the Old Notes accepted  for
                                     exchange, which accrued at the rate of 10 5/8% per annum,
                                     will cease to accrue on, the day prior to the issuance of
                                     the New Notes.

Procedures for Tendering Old Notes.  Unless a tender of Old Notes is effected pursuant to  the procedures  for  book-entry transfer as provided  herein,
                                     each  Holder desiring to accept the Exchange  Offer  must
                                     complete  and  sign the Letter of Transmittal,  have  the
                                     signature thereon guaranteed if received by the Letter of
                                     Transmittal,   and  mail  or  deliver   the   Letter   of
                                     Transmittal, together with the Old Notes or a  Notice  of
                                     Guaranteed  Delivery  and  any other  required  documents
                                     (such  as evidence of authority to act, if the Letter  of
                                     Transmittal is signed by someone acting in a fiduciary or
                                     representative  capacity),  to  the  Exchange  Agent  (as
                                     defined  on page 9) at the address set forth on the  back
                                     cover  page  of this Prospectus prior to 5:00  p.m.,  New
                                     York  City  time, on the Expiration Date.  Any Beneficial
                                     Owner (as defined on page 22) of the Old Notes whose  Old
                                     Notes are registered in the name of a nominee, such as  a
                                     broker, dealer, commercial bank or trust company and  who
                                     wishes  to tender Old Notes in the Exchange Offer, should
                                     instruct such entity or person to promptly tender on such
                                     Beneficial  Owner's behalf.  See "The  Exchange  Offer  -
                                     Procedures for Tendering Old Notes."

Consequences of Failure to Tender    Holders  who  do  not  tender  their  Old  Notes  by  the
Old Notes by Expiration Date.......  Expiration Date will be unable to exchange Old Notes  for
                                     New  Notes  pursuant to the Exchange Offer.  Holders  who
                                     acquired  Old Notes pursuant to the Offering and  who  do
                                     not  participate  in the Exchange Offer can  require  the
                                     Company  to  file  as  promptly as practicable  after  so
                                     requested a shelf registration statement relating to  the
                                     Old Notes and cause such shelf registration statement  to
                                     be declared effective by the 150th day following original
                                     issuance of the Old Notes.  Old Notes held by Holders who
                                     do  not  tender their Old Notes pursuant to the  Exchange
                                     Offer  or  who  do not request that a shelf  registration
                                     statement be filed with respect to such Old Notes may not
                                     be offered or sold in the United States or to, or for the
                                     account  or benefit of, U.S. persons except in accordance
                                     with   an  applicable  exemption  from  the  registration
                                     requirements thereof.

Guaranteed Delivery Procedures.....  Holders  of Old Notes who wish to tender their Old  Notes and (i) whose Old Notes are not immediately available  or
                                     (ii)  who  cannot deliver their Old Notes  or  any  other
                                     documents  required by the Letter of Transmittal  to  the
                                     Exchange  Agent prior to the Expiration Date (or complete
                                     the procedure for book-entry transfer on a timely basis),
                                     may  tender  their Old Notes according to the  guaranteed
                                     delivery procedures set forth in the  Letter  of
                                     Transmittal.  See "The Exchange  Offer  - Guaranteed

                          8


                                     Delivery Procedures."

Acceptance of Old Notes and Delivery Upon  satisfaction  or waiver of all  conditions  of  the of New Notes.......................  Exchange Offer, the Company will accept any and  all  Old
                                     Notes  that  are properly tendered in the Exchange  Offer
                                     prior to 5:00 p.m., New York City time, on the Expiration
                                     Date.   The  New  Notes issued pursuant to  the  Exchange
                                     Offer will be delivered promptly after acceptance of  the
                                     Old  Notes.  See "The Exchange Offer - Acceptance of  Old
                                     Notes for Exchange; Delivery of New Notes."

Withdrawal Rights..................  Tenders  of Old Notes may be withdrawn at any time  prior to 5:00 p.m., New York City time, on the Expiration Date.
                                     See "The Exchange Offer - Withdrawal Rights."

The Exchange Agent.................  IBJ  Schroder Bank & Trust Company is the exchange  agent
                                     (in  such  capacity, the "Exchange Agent").  The  address
                                     and  telephone number of the Exchange Agent are set forth
                                     in "The Exchange Offer - The Exchange Agent; Assistance."

Fees and Expenses..................  All  expenses  incident to the Company's consummation  of the  Exchange  Offer and compliance with the Registration
                                     Agreement will be borne by the Company.  The Company will
                                     also  pay  certain  transfer  taxes  applicable  to   the
                                     Exchange  Offer.   See "The Exchange  Offer  -  Fees  and
                                     Expenses."

Resales of the New Notes...........  Based on an interpretation by the staff of the Commission set  forth in no-action letters issued to third  parties,
                                     the  Company  believes that New Notes issued pursuant  to
                                     the  Exchange Offer to a Holder in exchange for Old Notes
                                     may   be   offered  for  resale,  resold  and   otherwise
                                     transferred  by  such Holder (other than  (i)  a  broker-
                                     dealer  who purchased Old Notes directly from the Company
                                     for resale pursuant to Rule 144A under the Securities Act
                                     or  any  other  available exemption under the  Securities
                                     Act, or (ii) a person that is an affiliate of the Company
                                     (within  the  meaning  of Rule 405 under  the  Securities
                                     Act),  without  compliance  with  the  registration   and
                                     prospectus  delivery  provisions of the  Securities  Act,
                                     provided  that the Holder is acquiring the New  Notes  in
                                     the ordinary course of business and is not participating,
                                     and  has no arrangement or understanding with any  person
                                     to participate, in a distribution of the New Notes.  Each
                                     broker-dealer that receives New Notes for its own account
                                     in  exchange  for Old Notes, where such  Old  Notes  were
                                     acquired  by  such broker-dealer as a result  of  market-
                                     making or other trading activities, must acknowledge that
                                     it  will  deliver  a  prospectus in connection  with  any
                                     resale   of   such   New  Notes.    See   "The   Exchange
                                     Offer-Resales   of   the  New   Notes"   and   "Plan   of
                                     Distribution."

                    DESCRIPTION OF NEW NOTES

     The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of the New Notes will not be entitled to special interest and (iii) holders of the New Notes will not be, and upon consummation of the Exchange Offer, Holders of the Old Notes will no longer be, entitled to certain rights under the Registration Agreement intended for the holders of unregistered securities, except in certain limited circumstances. See "Exchange Offer-Termination of Certain Rights." The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture in the same aggregate principal amount as the aggregate principal amount of Old Notes that were tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer - Termination of Certain Rights" and "- Procedures for Tendering Old Notes;" and "Description of New Notes."

New Notes.........................   $100  million  in  aggregate principal amount  of  10 5/8%
                                     Senior Subordinated Notes Due 2005 (the "New Notes").

Maturity Date......................  July 15, 2005.

Interest Payment Dates.............  January 15 and July 15, commencing January 15, 1996.

Rio Guarantee......................  The  New  Notes are unconditionally guaranteed (the  "Rio
                                     Guarantee")  on  a  senior  subordinated  basis  by   Rio
                                     Properties,  Inc. ("Rio Properties" or the  "Guarantor"),
                                     the Company's principal operating subsidiary.

Subordination of Notes.............  The New Notes are subordinated in right of payment to all existing  and future Senior Indebtedness (as  defined  on
                                     page 71) of the Company and are structurally subordinated
                                     to   all  existing  and  future  indebtedness  and  other
                                     liabilities  (including trade payables) of the  Company's
                                     subsidiaries.   As of July 31, 1995, after giving  effect
                                     to  the  Offering  and application of  the  net  proceeds
                                     thereof,  there  were  no  current  liabilities  of   the
                                     Company's subsidiaries outstanding ranking senior to  the
                                     Notes.   There was outstanding no indebtedness  or  other
                                     liabilities of the Company's subsidiaries ranking  senior
                                     to  the New Notes.  The Company has outstanding no senior
                                     subordinated    indebtedness   or   Senior   Indebtedness
                                     (excluding the Company's guarantee of the Rio Bank Loan).
                                     See "Description of New Notes - Subordination of Notes."



Subordination of Rio Guarantee.....  The Rio Guarantee is subordinated in right of payment  to all  existing and future Senior Indebtedness of Guarantor
                                     (as  defined on page 72) and is structurally subordinated
                                     to   all  existing  and  future  indebtedness  and  other
                                     liabilities (including trade payables) of the Guarantor's
                                     subsidiaries. As of July 31, 1995, there was  outstanding
                                     no  Senior  Indebtedness of Guarantor to  which  the  Rio
                                     Guarantee  would be subordinated. Assuming the subsequent
                                     incurrence  by the Guarantor of the full $175 million  of
                                     its  available bank borrowings under the Rio  Bank  Loan,
                                     the Rio Guarantee would be subordinated to that amount of
                                     Senior   Indebtedness   of  Guarantor.   There   are   no
                                     significant  outstanding liabilities of  subsidiaries  of
                                     the   Guarantor.  See  "Description  of   New   Notes   -
                                     Subordination of Rio Guarantee."

Mandatory Sinking Fund.............  None.


Optional Redemption................  The  New  Notes  may  be redeemed at the  option  of  the
                                     Company,  in  whole or in part, at any time on  or  after
                                     July 15, 2000, at the redemption prices set forth herein,
                                     plus  accrued  and unpaid interest, if any,  through  the
                                     redemption date.  The New Notes are subordinated in right
                                     of payment to all existing and future Senior Indebtedness
                                     of  the Company and are structurally subordinated to  all
                                     existing  and  future indebtedness and other liabilities,
                                     including  trade payables, of the Company's subsidiaries,
                                     and the Rio Guarantee is subordinated in right of payment
                                     to  all  existing and future Senior Indebtedness  of  the
                                     Guarantor and is structurally  subordinated to  all
                                     existing  and  future indebtedness  and

                          10


                                     other  liabilities,  including   trade payables, of the
                                     Guarantor's subsidiaries.  Under certain circumstances,
                                     holders  of Senior  Indebtedness  of  the Company  or
                                     holders  of  Senior  Indebtedness   of   the Guarantor
                                     may prohibit payments on the New Notes or under the Rio
                                     Guarantee, respectively.  See "Description of New Notes
                                     -  Optional  Redemption"  and  "Risk  Factors   -
                                     Subordination."



Regulatory Redemption..............  If  any  holder  or  beneficial owner  of  New  Notes  is required  to be found suitable and is not found  suitable
                                     by    the   Nevada   Gaming   Commission   (the   "Nevada
                                     Commission"), (i) the holder shall, upon request  of  the
                                     Company,  dispose of such holder's New  Notes  within  30
                                     days   or  within  the  time  prescribed  by  the  Nevada
                                     Commission,  whichever is earlier, or  (ii)  the  Company
                                     may, at its option, redeem the holder's New Notes at  the
                                     lesser  of  (x)  the principal amount  thereof,  (y)  the
                                     Current  Market Price (as defined on page 66) or (z)  the
                                     price at which the New Notes were acquired by the holder,
                                     without, in any case, accrued and unpaid interest to  the
                                     date  of  the  finding  of unsuitability  by  the  Nevada
                                     Commission, unless payment of such interest is  permitted
                                     by  the Nevada Commission. See "Business - Regulation and
                                     Licensing"  and  "Description of New  Notes  -  Mandatory
                                     Disposition or Redemption Pursuant to Gaming Laws."



Change of Control..................  Upon  a  Change of Control (as defined on page 64),  each holder  of  New Notes will have the right to require  the
                                     Company  to  repurchase all or part of such holder's  New
                                     Notes at a price equal to 101% of the aggregate principal
                                     amount thereof, plus accrued and unpaid interest, if any,
                                     to  the  date  of  repurchase.  The  Company's  Board  of
                                     Directors  does not have the ability to waive  or  modify
                                     the  right  of  holders of the New Notes to  require  the
                                     Company  to  repurchase the New Notes upon  a  Change  of
                                     Control nor will such right have limited applicability in
                                     the event of a leveraged buy out of the Company initiated
                                     or supported by the Company, the Company's management, an
                                     affiliate of the Company within the meaning of  Rule  405
                                     of  the  Securities Act, or an affiliate of the Company's
                                     management.  The New Notes are subordinated in  right  of
                                     payment to all existing and future Senior Indebtedness of
                                     the  Company  and  are structurally subordinated  to  all
                                     existing  and  future indebtedness and other liabilities,
                                     including  trade payables, of the Company's subsidiaries,
                                     and the Rio Guarantee is subordinated in right of payment
                                     to  all  existing and future Senior Indebtedness  of  the
                                     Guarantor  and  is  structurally  subordinated   to   all
                                     existing  and  future indebtedness and other liabilities,
                                     including    trade    payables,   of   the    Guarantor's
                                     subsidiaries.  In order for the Company to repurchase the
                                     New Notes as a result of a Change of Control, it will  be
                                     necessary for the Company either to obtain the consent of
                                     the  Lenders under the Rio Bank Loan or to repay the  Rio
                                     Bank   Loan   in  full.   The  Company's  obligation   to
                                     repurchase  the  New  Notes is  guaranteed  on  a  senior
                                     subordinated basis by the Guarantor. See "Description  of
                                     New  Notes --- Change  of Control" and  "Risk  Factors  -
                                     Subordination."



Principal Covenants................  The  indenture  pursuant to which the New Notes  will  be issued (the "Indenture") contains certain covenants that,
                                     among other things, limit the ability of the Company  and
                                     its  Restricted Subsidiaries (as defined on page  71)  to
                                     incur  additional  indebtedness, pay  dividends  or  make
                                     other distributions, make investments, repurchase
                                     subordinated obligations

                          11


                                     or  capital  stock,  create  certain   liens (except,
                                     among    others,   liens   securing    Senior
                                     Indebtedness),  enter  into  certain  transactions   with
                                     affiliates,   sell   assets  of  the   Company   or   its
                                     subsidiaries, issue or sell subsidiary stock,  create  or
                                     permit  to  exist  restrictions  on  distributions   from
                                     subsidiaries,   or   enter  into  certain   mergers   and
                                     consolidations. See "Description of New Notes  -  Certain
                                     Covenants."

Risk Factors.......................  See  "Risk  Factors" for a discussion of certain  factors that should be considered by Holders of the Old Notes.

Absence of a Public Market for the   The  New  Notes  are  a new issue of securities  with  no
New Notes..........................  established  market.   Accordingly,  there  can   be   no
                                     assurance  as  to  the development or  liquidity  of  any
                                     market  for  the New Notes.  The Initial Purchasers  have
                                     advised the Company that they currently intend to make  a
                                     market  in  the  New  Notes.   However,  neither  Initial
                                     Purchaser  is  obligated to do so, and any market  making
                                     with respect to the New Notes may be discontinued at  any
                                     time  without  notice.  The Company does  not  intend  to
                                     apply  for  listing  of  the New Notes  on  a  securities
                                     exchange  or to seek the admission thereof to trading  in
                                     the Nasdaq National Market.

               SUMMARY CONSOLIDATED FINANCIAL DATA

     THE SUMMARY CONSOLIDATED FINANCIAL DATA SET FORTH BELOW ARE QUALIFIED IN THEIR ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND THE CONSOLIDATED FINANCIAL STATEMENTS, THE NOTES THERETO AND OTHER FINANCIAL AND STATISTICAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1995 ARE UNAUDITED AND ARE NOT NECESSARILY INDICATIVE OF THE RESULTS THAT MAY BE EXPECTED FOR FUTURE PERIODS, INCLUDING FOR THE ENTIRE YEAR ENDED DECEMBER 31, 1995.




                              SIX MONTHS
                              ENDED JUNE 30,            YEAR ENDED DECEMBER 31,

                                1995     1994      1994      1993      1992      1991       1990

                                            (DOLLARS IN THOUSANDS)

STATEMENTS OF
INCOME DATA:

 Net revenues                 $91,784  $70,217  $146,299   $109,982  $82,475   $65,784   $55,884
 Operating profit (loss)       17,738   13,545    25,802     20,232   12,296     4,884   (1,921)
 Interest (expense), net      (2,783)    (846)    (1,798)   (1,767)   (3,643)  (5,295)   (4,834)
 Net income (loss)              9,426    8,759    15,966     10,649    6,308       119   (3,847)
 Ratio of earnings to fixed
  charges (1)                   5.68x   15.34x     10.64x     8.80x    3.19x     1.13x     0.48x
OTHER DATA: (2)

 Average daily room rate (3)   $73.00   $62.20    $63.80     $62.60   $64.09    $67.22    $73.40
 Average daily hotel occupancy  95.7%    96.3%     95.9%      96.8%    96.5%     93.5%     78.3%
 Hotel rooms                    1,410      861       861        861      424       424       424
 Casino square footage         89,000   79,000    89,000     79,000   54,000    44,000    44,000
 Slot machines                  2,163    1,945     2,200      1,950    1,450     1,043       850
 Table games                       65       44        53         44       31        31        42
 Restaurant seats               2,440    2,254     2,440      1,843    1,209       955       937



                                                                          JUNE 30, 1995

                                                                     ACTUAL    AS ADJUSTED(4)

BALANCE SHEET DATA:

 Cash and cash equivalents                                          $20,669          $27,254
 Total assets                                                       273,690          283,475
 Long-term debt, including current maturities                        90,215          100,000(5)
 Stockholders' equity                                               156,631          156,631

(1) The ratio of earnings to fixed charges is determined by dividing (i) earnings before income taxes and fixed charges by
  (ii) fixed charges. Fixed charges consist of total interest expense.
(2) Other data relating to hotel rooms, casino square footage, slot machines, table games and restaurant seats represent amounts as of the end of the period.

(3)      Average  daily  room  rate  figures  are  actual   rates
  expressed in dollars.


(4)     As  adjusted amounts give effect to the Offering and  the
  application  of  the  net  proceeds  therefrom   as   if   such
  transaction  had  been  consummated  on  June  30,  1995.   See
  "Capitalization."


(5) In addition, the Company will have $175 million of borrowing availability under the Rio Bank Loan (as defined on page 14).

                          RISK FACTORS

     HOLDERS  SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS  IN
ADDITION  TO  THE OTHER INFORMATION SET FORTH IN THIS  PROSPECTUS
BEFORE MAKING AN INVESTMENT IN THE NEW NOTES OFFERED HEREBY.

LEVERAGE AND DEBT SERVICE

     Upon the closing of the Offering, the Company had significant interest expense and principal repayment obligations under the Old Notes and the Company's other indebtedness. To the extent that borrowings are drawn under the Company's $175 million revolving credit facility (the "Rio Bank Loan"), Rio Properties, Inc. ("Rio Properties"), the Company's principal operating subsidiary, will have significant interest expense and principal repayment obligations thereunder, which obligations are guaranteed by the Company. As of June 30, 1995, after giving effect to the Offering and the application of the net proceeds thereof, the Company's consolidated long-term indebtedness was $100 million, representing the Offering, and stockholders' equity was $156.6 million. Assuming the subsequent incurrence by Rio Properties of the full $175 million of its available bank borrowings under the Rio Bank Loan, the Company's consolidated long-term indebtedness was $275 million. See "Capitalization." The Company will be entirely dependent upon distributions from Rio Properties to meet its interest expense and principal repayment obligations under the Notes. The Rio Bank Loan includes covenants significantly restricting the amount of funds which may be advanced by Rio Properties to the Company and the amount of principal or interest that may be repaid on any intercompany loans, and includes a covenant requiring the Company to maintain a certain consolidated tangible net worth which effectively limits the amount of funds which may be distributed by Rio Properties to the Company in the form of dividends. The Rio Bank Loan also contains numerous financial and operating covenants, including requirements that Rio Properties and the Company, on a consolidated basis, satisfy certain financial ratios and maintain certain specified levels of net worth, as well as limitations on the incurrence of additional indebtedness. The Indenture also contains certain covenants, including a limitation on the incurrence of additional Indebtedness; however, the Indenture permits the Company to incur certain financing indebtedness, up to $175 million under the Rio Bank Loan and certain other indebtedness without satisfying the coverage ratio contained in such covenants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources," "Description of Notes - Certain Covenants" and "Notes to Consolidated Financial Statements - 6. Long-Term Debt."



     The ability of the Company to meet its debt service requirements and the ability of Rio Properties and the Company to comply with such covenants will be dependent upon future performance, which is subject to financial, economic, competitive, regulatory and other factors of which the Company is currently unaware affecting the Company and its subsidiaries, many of which are beyond their control. There can be no assurance that the proposed Phase V Expansion will be completed or commence operations at all. While the Company expects that its operating cash flow will be sufficient to cover its expenses, including interest costs, there can be no assurance with respect thereto. If the Company is unable to generate sufficient cash flow, it could be required to adopt one or more alternatives, such as reducing or delaying planned expansions or capital expenditures, selling or leasing assets, restructuring debt or obtaining additional equity capital. There can be no assurance that any of these alternatives could be effected on satisfactory terms, and dependence on alternative sources of funds could impair the Company's competitive position and reduce its future cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



SUBORDINATION

     The operations of the Company are conducted through Rio Properties, and, therefore, the Company is dependent on the earnings and cash flow of Rio Properties and its subsidiaries to meet its debt obligations, including its obligations with respect to the Notes. The assets of Rio Properties constitute all the operating assets of the Company. The Rio Guarantee is subordinated to all existing and future Senior Indebtedness of Guarantor (as defined on page 73) and is structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables, if any) of subsidiaries of Rio Properties. As of July 31, 1995, there was outstanding no Senior Indebtedness of Guarantor to which the Rio Guarantee would be subordinated. Assuming the subsequent incurrence by the Guarantor of the full $175 million of its available bank borrowings under the Rio Bank Loan, the Rio Guarantee would be subordinated to that amount of Senior Indebtedness of Guarantor. There are no significant outstanding liabilities of subsidiaries of the Guarantor.


     The New Notes will be subordinated to all existing and future Senior Indebtedness of the Company, including the Company's guarantee of the Rio Bank Loan. Except for a limitation on the aggregate amount of consolidated indebtedness that the Company and its Restricted Subsidiaries may incur, the Indenture does not limit the ability of the Company to incur additional Senior Indebtedness, transfer assets to and among its subsidiaries or incur or permit its subsidiaries to incur secured indebtedness. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to make payments on the New Notes only after all Senior Indebtedness of the Company has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the New Notes. The Company's guarantee of the Rio Bank Loan provides that the Company waives all right to subrogation and reimbursement from Rio Properties. The Rio Bank Loan is secured by substantially all of the assets of Rio Properties, the subsidiary through which the Company owns and operates the Rio. Under certain circumstances, holders of Senior Indebtedness of the Company may prohibit payments on the New Notes. In addition, in the event of any distribution or payment of assets of the Company in any foreclosure, dissolution, winding up, liquidation or reorganization, holders of secured indebtedness will have a secured prior claim to the assets of the Company which constitutes their collateral. See "Description of New Notes - Subordination of Notes."

     The Rio Guarantee of the New Notes will be subordinated to all existing and future Senior Indebtedness of Guarantor, including  the  Rio  Bank Loan. Except for a  limitation  on  the aggregate amount of consolidated indebtedness that the Company and its Restricted Subsidiaries (including Rio Properties) may incur, the Indenture does not limit the ability of the Guarantor to incur additional Senior Indebtedness of Guarantor, transfer assets to and among its subsidiaries or incur or permit its subsidiaries to incur secured indebtedness. In the event of bankruptcy, liquidation or reorganization of the Guarantor, the assets of the Guarantor will be available to make payments under the Rio Guarantee only after all Senior Indebtedness of Guarantor has been paid in full, and there may not be sufficient assets remaining to pay amounts due under the Rio Guarantee. The Rio Bank Loan is secured by substantially all of the assets of Rio Properties. Under certain circumstances, holders of Senior Indebtedness of Guarantor may prohibit payments under the Rio Guarantee. In addition, in the event of any distribution or payment of assets of the Guarantor in any foreclosure, dissolution, winding up, liquidation or reorganization, holders of secured indebtedness will have a secured prior claim to the assets of the Guarantor which constitute their collateral. See "Description of New Notes -Subordination of Rio Guarantee."

     In the event of a Change of Control, each holder of the New Notes will have the right to require the Company to repurchase such New Notes at 101% of par, plus accrued and unpaid interest. Such right is subordinated to the same extent as the New Notes, as described above. The Company's obligation to repurchase the New Notes upon a Change of Control is guaranteed by the Guarantor pursuant to the Rio Guarantee. Such guarantee is subordinated to the same extent as the Rio Guarantee generally, also as described above. A Change of Control constitutes an Event of Default under the Rio Bank Loan. In order for the Company to repurchase the New Notes as a result of a Change of Control, it will be necessary for the Company either to obtain the consent of the lenders under the Rio Bank Loan or to repay the Rio Bank Loan in full. These requirements and the subordination of the New Notes will limit the ability of the Company to repurchase the New Notes. See "Description of New Notes-Change of Control."


CONSTRUCTION AND DEVELOPMENT RISKS
     Construction projects such as the Phase IV and Phase V Expansions and any future development projects entail significant risks, including management's ability to control and manage such projects effectively, shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference, floods and unanticipated cost increases. No assurance can be given that the budgeted costs of the Company's current and future projects will not be exceeded or that any such projects will commence operations within the contemplated schedules, if at all. In addition, the scope of the licenses, permits and authorizations required to construct and open a new facility or expand an existing facility are extensive, and the failure to obtain such licenses, permits and authorizations could prevent or delay the completion of construction or opening of all or part of such facilities, affect the design of features of the project or increase completion costs.

     Management estimates that the Phase IV Expansion and the Phase V Expansion will cost approximately $20 million and approximately $185 million, respectively. Construction on the proposed Phase V Expansion began in September 1995, and the expansion is expected to open in the spring of 1997. Although designed to minimize business interruptions, the Phase V Expansion will require, from time to time, portions of the casino and parking areas to be temporarily closed and will disrupt portions of existing hotel-casino operations to some extent. Any significant disruption in hotel or casino operations could have a material adverse effect on the Company's business and results of operations. Additionally, as the Phase IV Expansion, the Phase V Expansion and other future expansion projects are completed, the Company will need to hire additional qualified employees. Such additional hiring may become more challenging for the Company due to a potential shortage of qualified employees caused by newly opened hotel-casinos in Las Vegas and in other jurisdictions. If existing funds are insufficient to complete construction of the Phase V Expansion, the Company's ability to obtain sufficient funds will depend on future operating results of the Company and the Company's ability to obtain funds from other sources. However, the New Notes will contain significant restrictions on the ability of the Company to incur additional indebtedness, and the Rio Bank Loan will contain restrictions on the ability of Rio Properties to incur additional indebtedness.


     Development of new facilities under the Company's master plan will require the Company to make a substantial capital investment and, depending on timing, may require additional debt or equity financing. There can be no assurance that the cash flow generated by the operations of the Company or any other new venture will be sufficient to service any additional debt which may be incurred in connection therewith. There can be no assurance that additional financing can be obtained which is acceptable to the Company. Further, there can be no assurance that any expansion projects, including the Phase IV and Phase V Expansions, will add proportionately to the Company's results of operations. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources."


COMPETITION
     Intense competition exists in the gaming industry, and many of the Company's competitors have significantly greater resources than the Company. The Rio faces competition from all other casinos and hotels in the Las Vegas area, including competitors located on the Las Vegas Strip, on the Boulder Highway and in downtown Las Vegas. Such competition is primarily targeted toward local residents and repeat visitors. The Company also faces competition from non-hotel gaming facilities targeted toward local residents. In recent months, several of the Company's direct competitors have opened new hotel-casinos or have commenced or completed major expansion projects, and other hotel-casinos and expansions are planned. In addition, four new mega-resorts on the Strip have been announced and are expected to be completed within the next two years. Major expansions or enhancements of existing properties or the construction of new properties by competitors could have a material adverse effect on the Company's business.

     To a lesser extent, the Rio competes with hotel-casinos located in the Laughlin and Reno-Lake Tahoe areas of Nevada and in Atlantic City, New Jersey. The Company also competes with state-sponsored lotteries, on- and off-track wagering, card parlors, riverboat and Native American gaming ventures and other forms of legalized gaming in the United States, as well as with gaming on cruise ships and international gaming operations. In addition, certain states have recently legalized, and several other states are currently considering legalizing, casino gaming in specific geographical areas within those states. The development of casinos, lotteries and other forms of gaming in other states, particularly areas close to Nevada, such as California, could adversely affect the Company's operations.

     For a more comprehensive discussion of competitive factors affecting the Company's operations, see "Business - Competition."


RELIANCE ON CERTAIN MARKETS
     The Rio draws a substantial number of customers from throughout the United States, particularly California. Adverse economic conditions could have a material adverse effect on the Company's operating results. In addition, an increase in fuel costs or transportation prices, a decrease in airplane seat availability or a deterioration of relations with tour and travel agents, as they affect travel to Las Vegas and the Company's facilities, could materially adversely affect the Company's results.

     In addition, a significant component of the Rio's customers are Las Vegas residents. Although management believes that the population and economic strength of Las Vegas will continue to grow, there can be no assurance with respect thereto. See "Business."


CONTROL BY EXISTING STOCKHOLDERS, CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS
     Officers and directors of the Company beneficially own or control approximately 24.9% of the outstanding Common Stock, including 23.7% owned by Anthony A. Marnell II, Chairman of the Board of Directors. Two other stockholders and former members of the Board of Directors control approximately 11.2% in the aggregate of such Common Stock. Such individuals, if acting together, would be able to effectively elect the entire Board of Directors as well as approve most matters submitted to the stockholders for approval. See "Principal Stockholders."

     Anthony A. Marnell II, Chtd. ("Marnell Chartered"), an architectural firm, and Marnell Corrao Associates, Inc. ("Marnell Corrao Associates"), a construction company, each of which is controlled by Mr. Marnell, have provided and continue to provide all project design and construction services for the Company. Potential conflicts of interest between the Company and Marnell Chartered or Marnell Corrao Associates could arise (for example, if a request for a change order is presented affecting a construction contract price). To address such issues, the Company's Board of Directors utilizes an Audit Committee, consisting of three non-employee directors that, among other things, reviews and reports to the full Board of Directors on certain issues that involve potential conflicts of interest. Pursuant to the Indenture, any such proposed transaction of $1 million or more must be approved by the Independent Directors, as defined in the Indenture. See "Certain Transactions" and "Description of New Notes - Certain Covenants - Limitations on Transactions with Affiliates."

     Mr. Marnell and James A. Barrett, Jr., President of the Company, are each officers of Marnell Corrao Associates. Mr. Marnell is an officer of Marnell Chartered. In these capacities, Messrs. Marnell and Barrett each devote substantial time and attention to the affairs of these enterprises. Messrs. Marnell and Barrett are also involved in other businesses and investments.


DEPENDENCE ON KEY PERSONNEL

     The  loss  of  the  services  of  certain  key  individuals, including Messrs. Marnell and Barrett, could have a material adverse effect on the Company. The Company does not presently have employment or non-competition agreements with such individuals, nor does the Company presently maintain key person life insurance coverage for such persons. All employees of the Company, however, are subject to confidentiality and non-disclosure agreements. An event of default will exist under the Rio Bank Loan if either Mr. Marnell or Mr. Barrett cease to perform their functions as Chief Executive Officer and President, respectively, for a period of thirty consecutive days. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --- Liquidity and Capital Resources," "Management --- Directors and Executive Officers" and "Notes to Consolidated Financial Statements --- 8. Commitments and Contingencies."



HEDGING TRANSACTIONS

     To reduce the risks from interest rate fluctuations under the Rio Bank Loan, the Company has entered into an interest rate swap agreement in the amount of $20 million, and an interest rate
cap agreement in the amount of $40 million.   In  the event the
counterparty does  not  perform under  those agreements, the
Company would be subject  to  higher interest  expense under the
Rio Bank Loan. Although the Company does not anticipate non-performance by the counterparty, there can be no assurance of
such performance.   See  "Management's Discussion and Analysis of
Financial Condition --- Liquidity  and Capital   Resources"   and
"Notes to Consolidated Financial Statements --- 6.  Long-Term Debt."

NEVADA GAMING REGULATIONS
     The Nevada State Gaming Control Board and the Nevada Commission and other local, county and state regulatory agencies may, in compliance with certain statutory and regulatory procedures, limit, condition, suspend or revoke a license or approval to own the stock of the Company for any cause deemed reasonable by such licensing agency. Substantial fines for violations of gaming laws or regulations may be levied against the Company and persons involved. In addition, the Company could be subject to fines for each violation of the gaming laws. Furthermore, a supervisor could be appointed by a state court at the request of the Nevada Commission to operate any nonrestricted gaming establishment operated by the Company if the licenses held by the Company are revoked, suspended or otherwise lapse. In such extraordinary circumstances, earnings generated by gaming operations during a supervisor's appointment (except for reasonable rental value) could be forfeited to the State of Nevada. Suspension or revocation of any of the licenses or the appointment of a supervisor by the Nevada Commission would have a material adverse effect on the business of the Company. See "Business --- Regulation and Licensing."


REGULATORY REDEMPTION
     The Nevada Commission may, in its discretion, require the holder of any security of a corporation registered under the Nevada Gaming Control Act and the Rules and Regulations promulgated thereunder (collectively the "Nevada Act"), such as the New Notes, to file applications, be investigated and be found suitable to own the security of a registered corporation. If a beneficial holder of New Notes is required by the Nevada
Commission to be found suitable, the holder shall apply for a finding of suitability within 30 days after the Nevada Commission request. The applicant for a finding of suitability must pay all costs of such investigation. If the Nevada Commission determines that a person is unsuitable to own such security, then, pursuant to the regulations of the Nevada Commission, the registered corporation can be sanctioned, including by the loss of its approvals, if, without the prior approval of the Nevada Commission, it (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever, (ii) recognizes any voting rights by such unsuitable person in connection with such securities, (iii) pays the unsuitable person remuneration in any
form  or          (iv) makes any payment to the unsuitable person
by way of principal, redemption, conversion, exchange, liquidation or similar transaction. Further, if the holder or beneficial owner is required to be found suitable and is not found suitable by the Nevada Commission, (i) the holder shall, upon request of the Company, dispose of such holder's New Notes within 30 days or within the time prescribed by the Nevada Commission, whichever is earlier, or (ii) the Company may, at its option, redeem the holder's New Notes at the lesser of (x) the principal amount thereof, (y) the Current Market Price or (z) the price at which the New Notes were acquired by the holder, without, in any case, accrued and unpaid interest to the date of the finding of unsuitability by the Nevada Commission, unless payment of such interest is permitted by the Nevada Commission. See "Business-- Regulation and Licensing" and "Description of New Notes-Mandatory Disposition or Redemption Pursuant to Gaming Laws."


BANKRUPTCY AND FRAUDULENT TRANSFER CONSIDERATIONS
     The Notes are subordinated in right of payment to all Senior Indebtedness. Moreover, the Rio Guarantee is subordinated to all Senior Indebtedness of the Guarantor. In the event of the bankruptcy, liquidation or reorganization of the Company or the Guarantor, the assets of the Company or the Guarantor will be available to pay obligations on the Notes only after all Senior Indebtedness or Senior Indebtedness of Guarantor, respectively, has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. Moreover, the Notes are structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the Company's subsidiaries and the Rio Guarantee is structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the Guarantor's subsidiaries.



     In addition to risks imposed by bankruptcy law, the obligation of the Guarantor under the Rio Guarantee may be subject to review under state or federal fraudulent transfer laws. Under such laws, if an unpaid creditor or representative of creditors of the Guarantor, or a trustee in bankruptcy for the Guarantor or the Guarantor as debtor-in-possession, were successful in establishing that at the time such obligation was incurred, the Guarantor, among other things, (a) did not receive fair consideration or reasonably equivalent value therefor and
(b) either (i) was insolvent, (ii) was rendered insolvent, (iii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (iv) intended to incur or believed that it would incur debts beyond its ability to pay such debts as they matured, a court could avoid the Guarantor's obligation and direct the return of any payments made under the Rio Guarantee to the Guarantor or to a fund for the benefit of its creditors. Regardless of the factors identified in the foregoing clauses (i) through (iv), if the creditor representative, trustee in bankruptcy or debtor in possession were successful in establishing that the obligation was incurred with intent to hinder, delay or defraud the Guarantor's creditors, a court could also avoid such obligation and direct the return of payments. In any such event, the holders of the Notes would be subject to prior payment of all liabilities of the Guarantor. Neither the Company nor the Guarantor can give any assurance that the Guarantor would have sufficient funds after payment of such prior claims to satisfy its obligations under the Rio Guarantee.



     The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sums of its debts is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.


ABSENCE OF PUBLIC TRADING MARKET
     The New Notes constitute a new issue of securities, have no established trading market and may not be widely distributed. The Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so and either Initial Purchaser may discontinue market making at any time without notice. The Company does not intend to list the New Notes on any national securities exchange or to seek the admission thereof to trading in the Nasdaq National Market, and there can be no assurance as to the development of any market or liquidity of any market that may develop for the New Notes. If a market does develop, the price of the New Notes may fluctuate and liquidity may be limited. If a market for the New Notes does not develop, purchasers may be unable to resell such securities for an extended period of time, if at all.


ENVIRONMENTAL RISKS AND REGULATION
     As is the case with any owner or operator of real property, the Company is subject to a variety of federal, state and local governmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. Failure to comply with environmental laws could result in the imposition of severe penalties or restrictions on operations by government agencies or courts of law which could adversely affect operations. The Company does not have environmental liability insurance to cover such events.

     The Company has in the past engaged in real estate development projects and has owned several parcels of real estate. While the Company is unaware of any significant environmental hazard on properties it owns or has owned, in the event of any discovery of such hazard, severe penalties, including the costs of remediation, could be sought against the Company.

                       THE EXCHANGE OFFER


PURPOSE AND EFFECT
     The Old Notes were sold by the Company to the Initial Purchasers on July 18, 1995, pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act. The Company and the Initial Purchasers also entered into the Registration Agreement, pursuant to which the Company agreed, with respect to the Old Notes and subject to the Company's determination that the Exchange Offer is permitted under applicable law, to (i) cause to be filed, on or prior to September 4, 1995, a registration statement with the Commission under the Securities Act concerning the Exchange Offer, (ii) use all reasonable efforts (a) to cause such registration statement to be declared effective by the Commission as soon as practicable and (b) to cause the Exchange Offer to remain open for a period of not less than 30 days (or longer if required by applicable law). This Exchange Offer is intended to satisfy the Company's exchange offer obligations under the Registration Agreement.


TERMS OF THE EXCHANGE OFFER
     The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $1,000 in principal amount of the outstanding Old Notes. The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time. Tenders of the Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by the Company, and to the terms and provisions of the Registration Agreement. See "Conditions of the Exchange Offer."

     Old Notes may be tendered only in multiples of $1,000. Subject to the foregoing, Holders may tender less than the aggregate principal amount represented by the Old Notes held by them, provided that they appropriately indicate this fact on the Letter of Transmittal accompanying the tendered Old Notes (or so indicate pursuant to the procedures for book-entry transfer).

     As of the date of this Prospectus, $100 million in aggregate principal amount of the Old Notes were outstanding, the maximum amount authorized by the Indenture for all Notes. As of July 31, 1995, there were 37 registered holders of the Old Notes, Cede, which held the Old Notes for its participants, and holders of 36 physical certificates. Solely for reasons of administration (and for no other purpose), the Company has fixed the close of business on __________, 1995, as the record date (the "Record Date") for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only a Holder of the Old Notes (or such Holder's legal representative or attorney-in-fact) may participate in the Exchange Offer. There will be no fixed record date for determining Holders of the Old Notes entitled to participate in the Exchange Offer. The Company believes that, as of the date of this Prospectus, no such Holder, other than Marnell Corrao Associates, is an affiliate (as defined in Rule 405 under the Securities Act) of the Company.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Old Notes and for the purposes of receiving the New Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS
     The Expiration Date shall be _____________, 1995 at 5:00 p.m. New York City time, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 10:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The  Company  reserves  the right, in its  sole  discretion,
(i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, and (iii) to amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered Holders of the Old Notes.


TERMINATION OF CERTAIN RIGHTS
     The  Registration  Agreement provides  for  the  payment  of special interest to Holders of the Old Notes upon the nonoccurrence of certain events. If (i) a registration statement ("Exchange Offer Registration Statement") for the Exchange Offer is not filed with the Commission on or prior to the 45th day following the date of original issuance of the Old Notes,
(ii)  the  Exchange Offer Registration Statement is not  declared effective prior to the 120th day following the date of original issuance of the Old Notes or (iii) the Exchange Offer is not
consummated   or   a   shelf   registration   statement   ("Shelf
Registration  Statement")  with  respect  to  the  Notes  is  not declared effective on or prior to the 150th day following the date of original issuance of the Old Notes, interest will accrue (in addition to stated interest on the Old Notes) from and including the next day following each of (a) such 45-day period in the case of clause (i) above, (b) such 120-day period in the case of clause (ii) above, and (c) such 150-day period in the case of clause (iii) above. In each case such additional interest (the "Special Interest") will be payable in cash semiannually in arrears each January 15, and July 15, commencing January 15, 1996, at a rate per annum equal to 0.50% of the principal amount of the Old Notes. Upon (1) the filing of the Exchange Offer Registration Statement after the 45-day period described in clause (i) above, (2) the effectiveness of the Exchange Offer Registration Statement after the 120-day period described in clause (ii) above or (3) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 150-day period described in clause (iii) above, the Special Interest payable on the Old Notes from the date of such filing, effectiveness, or consummation, as the case may be, will cease to accrue and all accrued and unpaid Special Interest as of the occurrence of (1),
(2) or (3) shall be paid to the Holders of the Old Notes promptly thereafter. Holders of New Notes, and, upon consummation of the Exchange Offer or declaration of effectiveness of a Shelf Registration Statement provided such Shelf Registration Statement remains effective for the requisite period of time, Holders of Old Notes, will not be eligible to receive Special Interest.


ACCRUED INTEREST ON THE OLD NOTES
     The New Notes will bear interest at a rate equal to 10 5/8% per annum from and including their date of issuance. Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of their original issuance or the last Interest Payment Date, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange, which interest accrued at the rate of 10 5/8% per annum, will cease to accrue on the day prior to the issuance of the New Notes. See "Description of New Notes-Principal, Maturity and Interest."


PROCEDURES FOR TENDERING OLD NOTES
     The tender of a Holder's Old Notes as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit such Old Notes, together with a properly completed and duly executed Letter of Transmittal, including all other
documents  required  by  such  Letter   of Transmittal,  to the
Exchange Agent at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH
RETURN  RECEIPT  REQUESTED,  BE   USED. INSTEAD  OF  DELIVERY BY
MAIL, IT IS RECOMMENDED THAT THE  HOLDER USE  AN  OVERNIGHT  OR
HAND DELIVERY  SERVICE.   IN  ALL  CASES, SUFFICIENT TIME SHOULD
BE ALLOWED TO ASSURE TIMELY DELIVERY.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility System may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. In connection with a book-entry transfer, a Letter of Transmittal need not be transmitted to the Exchange
Agent, provided that the book-entry transfer procedure must be complied with prior to 5:00 p.m., New York City time, on the Expiration Date.

     Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant hereto are tendered
(i) by a registered holder of the Old Notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal, or (ii) by an Eligible Institution (as defined on page 22). In the event that a signature on a Letter of
Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). If the Letter of Transmittal is signed by a person other than the registered Holder of the Old Notes, the Old Notes surrendered for exchange must either (i) be endorsed by the registered Holder, with the signature thereon guaranteed by an Eligible Institution, or
(ii) be accompanied by a bond power, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution. The term "registered holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the Registrar.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes the Company's acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as the Company shall determine. The Company will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.

     If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

     Any beneficial owner of the Old Notes (a "Beneficial Owner") whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such Beneficial

Owner's behalf.  If such Beneficial Owner  wishes to   tender
directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

     By tendering, each registered holder will represent to the Company that, among other things (i) the New Notes to be acquired in connection with the Exchange Offer by the Holder and each Beneficial Owner of the Old Notes are being acquired by the Holder and each Beneficial Owner in the ordinary course of business of the Holder and each Beneficial Owner, (ii) the Holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes,
(iii) the Holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed herein under "Resales of New Notes,"
(iv) that if the Holder is a broker-dealer that acquired Old Notes as a result of market-making or other trading activities, it will deliver a prospectus in connection with any resale of New Notes acquired in the Exchange Offer, (v) the Holder and each Beneficial Owner understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Commission, and (vi) neither the Holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing. In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the Letter of Transmittal.


GUARANTEED DELIVERY PROCEDURES
     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date (or complete the procedure for book-entry transfer on a timely basis), may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such Holder, (ii) on or prior to the Expiration Date, the Exchange Agent must have received from the Holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, within five business days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Old Notes, a duly executed Letter of Transmittal and any other required documents will be deposited by the Eligible Institution with the Exchange Agent, and (iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent within five business days after the Expiration Date. Any Holder who wishes to tender Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal relating to such Old Notes prior to 5:00 p.m., New York City time, on the Expiration Date.


ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES
     Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m. New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Notes, when, as, and if the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuances of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents (or of confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC); provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason, such unaccepted Old Notes will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.


WITHDRAWAL RIGHTS
     Tenders of the Old Notes may be withdrawn by delivery of a written notice to the Exchange Agent, at its address set forth on the back cover page of this Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes, as applicable), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder, with the signature thereon guaranteed by an Eligible Institution together with the other documents required upon transfer by the Indenture, and
(iv) specify the name in which such Old Notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are withdrawn will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer - Procedures for Tendering Old Notes" at any time on or prior to the Expiration Date.


CONSEQUENCES OF FAILURE TO TENDER OLD NOTES
     Holders who do not tender their Old Notes by the Expiration Date will be unable to exchange Old Notes for New Notes pursuant to the Exchange Offer. Holders who acquired Old Notes pursuant to the Offering and who do not participate in the Exchange Offer can require the Company to file as promptly as practicable after so requested a shelf registration statement relating to the Old Notes and cause such shelf registration statement to be declared effective by the 150th day following original issuance of the Old Notes. Old Notes held by Holders who do not tender their Old Notes pursuant to the Exchange Offer or who do not request that a shelf registration statement be filed with respect to such Old Notes may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except in accordance with an applicable exemption from the registration requirements thereof.


THE EXCHANGE AGENT; ASSISTANCE
     IBJ Schroder Bank & Trust Company is the Exchange Agent. All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

     By Hand or Overnight Courier:

               IBJ Schroder Bank & Trust Company
               One State Street
               New York, NY  10004
               Attention:  Securities Processing Window, SC1

     By Registered or Certified Mail:

               IBJ Schroder Bank & Trust Company
               Post Office Box 84
               Bowling Green Station
               New York, NY  10274-0084
               Attention:  Reorganization Operations Department

     By Facsimile:  (212) 858-2611  Raymond Liszewski
               Confirm by Telephone:   (212) 858-2103


FEES AND EXPENSES
     All expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Agreement will be borne by the Company, including without limitation: (i) all registration and filing fees and expenses (including filings made with the National Association of Securities Dealers, Inc., (including, if applicable, the fees and expenses of any "qualified independent underwriter" and its counsel, as may be required by the rules and regulations of the National Association of Securities Dealers, Inc.)), (ii) all fees and expenses of compliance with federal securities or state, or other jurisdictions, securities laws, (iii) all expenses of printing (including printing certificates for the New Notes and prospectuses), messenger and delivery services and telephone,
(iv) all fees and disbursements of counsel for the Company and the fees of counsel for the Initial Purchasers with respect to the registration statement and any shelf registration statement,
(v) all application and filing fees in the event the New Notes are listed on a national securities exchange or automated
quotation  system,  and  (vi)  all  fees  and  disbursements   of
independent certified public accountants of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance).

     The Company will, in any event, bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, and the fees and expenses of any person, including special experts, retained by the Company.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.


     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.


ACCOUNTING TREATMENT
     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by the Company for accounting purposes. The expenses of the Exchange Offer will be amortized over the term of the New Notes.


RESALES OF THE NEW NOTES
     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer to a Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such Holder (other than (i) a broker-dealer who purchased Old

Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. However, if any Holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such Holder cannot rely on the position of the staff of the Commission enunciated in Morgan Stanley & Co., Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available April 13, 1989), or interpreted in the Commission's letter to Shearman and Sterling (available July 2, 1993), or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

                         CAPITALIZATION

     The following table sets forth the cash position and capitalization of the Company at June 30, 1995 as adjusted to reflect the Company's issuance of the Old Notes. This table should be read in conjunction with the more detailed information and financial statements appearing elsewhere in this Prospectus.

                                            JUNE 30, 1995
                                         ACTUAL     AS ADJUSTED
                                            (IN MILLIONS)

Cash and cash equivalents                $20.7          $27.3
Long-term debt:
 Rio Bank Loan                           $90.0        $   - (1)
 Other long-term debt                      0.2              -
 Old Notes(2)                                -          100.0

   Total long-term debt                   90.2          100.0
Stockholders' equity                     156.6          156.6

Total capitalization                    $246.8         $256.6

(1) The Company will have $175 million of borrowing availability under the Rio Bank Loan.
(2) Reflects the effects of the receipt of the proceeds from the issuance of Old Notes on July 21, 1995.

              SELECTED CONSOLIDATED FINANCIAL DATA

     The following table summarizes certain selected consolidated financial data, which should be read in connection with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere herein and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated financial data as of and for the years ended December 31, 1990 and 1991 and as of December 31, 1992 have been derived from the Company's audited financial statements. The selected consolidated financial data as of and for the years ended December 31, 1993 and 1994 and for the year ended December 31, 1992 have been derived from the Company's audited financial statements included elsewhere herein. The selected consolidated financial data presented below as of and for the months ended June 30, 1994 and 1995 are derived from unaudited consolidated financial statements. The unaudited financial statements include all adjustments (consisting of only normal recurring adjustments) which the Company considers necessary for a fair presentation of the Company's financial position and results of operations for these periods. Operating results for the six months ended June 30, 1995 are not necessarily indicative of the results that may be expected for future periods, including for the entire year ending December 31, 1995.

                              SIX MONTHS
                            ENDED JUNE 30,                   YEAR ENDED DECEMBER 31,
                            1995      1994       1994        1993      1992     1991        1990
                              (UNAUDITED)                     (DOLLARS IN THOUSANDS)

STATEMENTS OF INCOME DATA:

 Net revenues:
  Casino                  $49,968    $42,188    $87,165     $71,296   $56,524   $43,710         $38,246
  Non-casino               41,816     28,029     59,134      38,686    25,951    22,074          17,638
                           91,784     70,217    146,299     109,982    82,475    65,784          55,884
 Operating expenses:
  Casino                   21,934     18,263     38,696      31,178    27,145    24,421          24,168
  Non-casino               31,811     23,499     50,386      35,027    23,669    19,237          15,817
  Selling, general and
   administrative          13,194      9,666     20,550      16,001    13,551    12,356          13,370
  Depreciation and
   amortization             7,107      5,244     10,864       7,544     5,814     4,886           4,450

 Operating profit (loss)   17,738     13,545     25,802      20,232    12,296     4,884          (1,921)
 Interest (expense), net   (2,679)      (803)    (1,798)     (1,767)   (3,643)   (5,295)         (4,834)
 Other income, net             -         967      1,140          -        100     1,200           1,466
 Income tax (provision)
  benefit                  (5,633)    (4,950)    (9,178)     (6,785)   (2,996)     (408)            452
 Income (loss) from
  continuing operations     9,426      8,759     15,966      11,680     5,757       381          (4,837)
 Minority interest in
  consolidated partnership
  (income) loss                 -          -          -           -      (242)      (33)          2,763
Nonrecurring items (1)          -          -          -      (1,031)      793      (229)         (1,773)
 Net income (loss)         $9,426     $8,759    $15,966     $10,649    $6,308      $119         $(3,847)
 Ratio of earnings to
  fixed charges (2)         5.68x     15.34x     10.64x       8.80x     3.19x     1.13x           0.48x

OTHER DATA (3):

  Average daily room rate  $73.00     $62.20     $63.80       $62.60    $64.09   $67.22          $73.40
   (4)
  Average daily hotel
   occupancy                 95.7%      96.3%      95.9%        96.8%     96.5%    93.5%          78.3%
  Hotel rooms                1,410        861        861          861       424      424            424
  Casino square footage     89,000     79,000     89,000       79,000    54,000   44,000         44,000
  Slot machines              2,163      1,945      2,200        1,950     1,450    1,043            850
  Table games                   65         44         53           44        31       31             42
  Restaurant seats           2,440      2,254      2,440        1,843     1,209      955            937

                                        JUNE 30,                            DECEMBER 31,
                                     1995      1994       1994       1993       1992      1991           1990
                                       (UNAUDITED)                     (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:

 Cash and cash equivalents          $20,669    $63,938    $76,426   $55,785   $42,623    $11,388         $6,802
 Total assets                       273,690    245,083    301,165   218,050   149,518    112,267        135,644
 Long-term debt, including current
   maturities                        90,215     85,174    125,179    65,184    53,212     57,019         84,165
 Minority interest                        -          -          -         -         -      1,635          2,649
 Stockholders' equity               156,631    140,317    147,839   129,838    86,872     47,731         42,849

(1) Nonrecurring items include: income (loss) from operations of discontinued real estate and development segment, net of income taxes; extraordinary items; loss from early extinguishment of debt; and cumulative effects of accounting changes. See Consolidated Financial Statements and the Notes thereto.
(2) The ratio of earnings to fixed charges is determined by dividing (i) earnings before income taxes and fixed charges by
  (ii) fixed charges. Fixed charges consist of total interest expense.
(3) Other data relating to hotel rooms, casino square footage, slot machines, table games and restaurant seats represent amounts as of the end of the period.

(4)      Average  daily  room  rate  figures  are  actual   rates
  expressed in dollars.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW
     The Rio's revenues and profits are derived largely from its gaming activities, although the Company also seeks to maximize revenues from food and beverage, lodging, entertainment and retail sales. The Rio generally views its non-casino related operations as complementary to its core casino operations. The Rio utilizes entertainment primarily as a casino marketing tool. The Rio expects to maintain a food and beverage pricing structure designed to maximize casino customer foot traffic. Such a structure tends to result in an operating loss for the food and beverage department, although specific bars or restaurants may report operating profits.


     The Company's sole business is the operation of the Rio, which opened in January 1990. The Rio was originally owned and operated by a limited partnership (the "Rio Partnership") formed by the Company in 1988. Through a series of transactions involving an exchange of preferred stock for partnership interests and later a merger of the Rio Partnership into Rio Properties, the Company increased its ownership of the Rio from 34.4% in 1988 to 100% in 1992. Prior to 1990, the Company's operations consisted of real estate development and management. In December 1991, the Company sold all real estate assets and operations not used or held for the operation or expansion of the Rio. In 1995, as part of the Company's three-phased expansion and development plan, the Company entered into agreements for the purchase of approximately 22 acres adjacent to the Rio and approximately 64 acres southeast of Las Vegas, both of which may be developed into future hotel-casino projects.


LIQUIDITY AND CAPITAL RESOURCES
     At June 30, 1995, the Company had working capital of $12.7 million compared with $50.2 million at December 31, 1994. Cash and cash equivalents were $20.7 million at June 30, 1995 compared with $76.4 million at December 31, 1994. At June 30, 1995, the Company had $35.0 million available under its bank facility while the bank facility was fully utilized at December 31, 1994. The decrease in both working capital and cash is primarily due to the use of cash and cash equivalents during the first six months of 1995 to repay principal under the bank facility and the decision of the Company not to draw down the full amount of the available Rio Bank Loan at the end of the quarter, as well as the use of cash and cash equivalents to make capital expenditures for the Company's $75 million Phase III Expansion and the $20 million Phase IV Expansion.

     During the first six months of 1995, cash provided by operating activities was $20.1 million. Investing activities used $39.9 million of the Company's cash during the first six months of 1995. Approximately $23.3 million of such expenditures were related to the Company's Phase III Expansion and approximately $3.7 million were related to the Company's Phase IV Expansion. During the first quarter of 1995, the Company acquired an approximate five acre site adjacent to the Rio site, on which a former commercial warehouse is located, at a purchase price of $3.2 million (net of credit for profit participation from the seller to which the Company was entitled and net of rental proceeds during the term of the escrow). During the second quarter of 1995, the Company acquired approximately 64 acres of land southeast of Las Vegas at a purchase price of $5.7 million (net of credit for profit participation from the seller to which the Company was entitled). The 64-acre site and additional land acquisitions are part of the Company's recently announced three phase expansion and development plan discussed below. During the first six months of 1995, the Company spent approximately $5.2 million toward the acquisition of certain real property adjacent to the Rio. The balance of cash used in investing activities was expended on other capital projects.

     During the fourth quarter of 1994, the Board of Directors authorized the Company to make discretionary repurchases of up to 2 million shares of its Common Stock from time to time in the open market or otherwise. During the first quarter of 1995, the Company repurchased 138,500 shares of its Common Stock at a total cost of $1.6 million. These shares of Common Stock were retired. No open market repurchases were made during the second quarter of 1995.

     The Company is subject to annual capital expenditure limits of $7.5 million under the Rio Bank Loan. However, the Company received a written waiver to allow the Company to construct the Phase III Expansion and the Phase IV Expansion. Because of the annual restrictions on capital expenditures by the Company contained in the Rio Bank Loan, any other significant new capital improvements to the Rio will also require the consent of the lenders.

     As of July 1, 1995, the Company's capital commitments include approximately $5.9 million for the remainder of the Phase III Expansion, $16.3 million for the Phase IV Expansion, and $15.1 million under commitments for the purchase of real estate. Based upon cash on hand, cash available through borrowings under the Rio Bank Loan and cash from operations, the Company believes that it has adequate cash available to fund the remaining cost of the Phase III Expansion, the Phase IV Expansion, and the real estate purchase commitments.


     The  Rio  Bank Loan was originally entered into on July  15,
1993 in the amount of $65 million with a syndicate of banks consisting of Bank of America National Trust and Savings Association, Bank of America Nevada, Societe Generale, NBD Bank, N.A., First Security Bank of Idaho, N.A., First Interstate Bank of Nevada, N.A. and U.S. Bank of Nevada. As a result of certain amendments, in December 1994, the Rio Bank Loan was increased to $125 million and, in August 1995, it was increased to $175 million. As amended, the Rio Bank Loan is a secured reducing revolving credit facility to be used (a) to refinance the existing Rio Bank Loan, (b) to finance the Phase V Expansion,
(c) to finance acquisition of land adjacent to the Rio for up to $30 million, and (d) for general corporate purposes.



     The Rio Bank Loan will mature on June 30, 2001 and will bear interest based upon a "LIBOR Spread" of from 1% to 3%, or a "Base Rate Spread" of from 0% to 2.0% based upon a schedule determined with reference to Rio Properties' "Funded Debt to EBIDTA Ratio." The "LIBOR Spread" is the amount in excess of the applicable London interbank offer rate ("LIBOR"). The "Base Rate Spread" is the amount in excess of the applicable base rate, which is the rate per annum equal to the higher of the reference rate as it is publicly announced from time to time by Bank of America in San Francisco or 0.50% per annum above the latest Federal Funds rate. As amended, the Rio Bank Loan will also provide for an unused facility fee ranging from 31.25 basis points (one one-hundredth of one percent) to 50.0 basis points depending upon the same Funded Debt to EBIDTA ratio schedule utilized for the interest rate. The Rio Bank Loan requires monthly payments of interest and will require scheduled reductions of the maximum amount available under the Rio Bank Loan commencing with a $10 million reduction at December 31, 1997, $30 million reductions at December 31, 1998 and December 31, 1999, a $40 million reduction at December 31, 2000, a $32.5 million reduction at March 31, 2001 and maturity at June 30, 2001. See "Notes to Consolidated Financial Statements - 6. Long-Term Debt."


     To reduce the risks from interest rate fluctuations, the Company has previously entered into interest rate swap agreements in the amount of $20 million from September 30, 1994 through December 29, 1995 and $15 million from December 29, 1995 through June 28, 1996. In August 1994, the Company purchased a $40 million interest rate cap, effective September 30, 1994, for a three-year term, which provides for quarterly payments to the
Company in the event that three-month LIBOR exceeds 7% on any quarterly reset date. The Company is exposed to credit risks in the event of non-performance by the counterparty. However, the Company does not anticipate non-performance by the counterparty. The counterparty under these agreements is Bank of America National Trust and Savings Association ("B of A"), the lead bank in the syndicate participating in the Rio Bank Loan. Management believes that the financial resources of B of A and its competitive position within the national banking industry significantly reduce the chances of non-performance under the interest rate swap and cap agreements. See "Notes to Consolidated Financial Statements - 6. Long-Term Debt."



     The Rio Bank Loan is secured by a first deed of trust on the Rio, a security interest in substantially all of the other real and personal property of Rio Properties, and a guaranty by Rio Hotel & Casino, Inc., including a pledge of the Company's stock in Rio Properties. The Rio Bank Loan provides that Rio Hotel & Casino, Inc. will be permitted to accumulate and hold up to $5 million in assets which are not to be pledged for the benefit of the Rio Bank Loan lenders.



     The  Rio  Bank  Loan  contains certain  customary  financial covenants to which the Company is subject. Those covenants include a requirement that Rio Properties maintain a maximum ratio of Total Debt to EBITDA ranging from 3.0 to 1 at December 31, 1995, increasing to 4.25 to 1 for the six month period ending March 31, 1997 and decreasing to 3.0 to 1 at
December 31, 1997 and  thereafter.   Rio Properties  must meet a
maximum ratio of Senior Debt to EBITDA from 1.75 to 1 through December 31, 1995 up to 3.0 to 1 for the six months ended March 31, 1997 and reducing to 1.75 to 1 at December 31, 1997 and thereafter. Rio Properties must maintain a maximum Interest Coverage Ratio of 2.0 to 1 through the fiscal quarter ending December 31, 1996, reducing to 1.5 to 1 for the fiscal quarter ending September 30, 1997, increasing to 2.0 to 1 for the fiscal quarter ending March 31, 1998, increasing to 2.5 to 1 for the fiscal quarter ending September 30, 1998 and increasing to 3.0 to 1 for the fiscal quarter ending December 31, 1998 and thereafter. Minimum Consolidated Tangible Net Worth requirements must be maintained of $125 million, plus 75% of accumulated net income after December 31, 1994 (not reduced by any consolidated net losses) plus 100% of the net proceeds of any equity offering by Rio Properties or the Company. Maximum annual capital expenditures permitted under the Rio Bank Loan are $7.5 million annually, plus the amount available of unused capital expenditures from the prior fiscal year, but not to exceed $12.5 million annually in any event. Specific carve-outs of $200 million for the Phase V Expansion and $30 million for the identified adjacent Rio land acquisitions are incorporated in the Rio Bank Loan. The Rio Bank Loan also provides for a basket of $5 million for the repurchase of equity shares of the Company through open market purchases over the life of the Rio Bank Loan.


     The Rio Bank Loan provides for an event of default if Anthony A. Marnell II beneficially owns less than 10% of the voting stock of the Company, any person holds or controls a greater amount of the voting stock of the Company, any person holds or controls a greater amount of voting stock than the amount held or controlled by Anthony A. Marnell II, or if either Anthony A. Marnell II or James A. Barrett, Jr. cease to perform their functions as Chief Executive Officer and President, respectively, for a period of 30 consecutive days.


     On July 18, 1995, the Company entered into the Purchase Agreement with Salomon Brothers Inc and Montgomery Securities (the "Initial Purchasers") for the sale by the Company of $100 million in principal amount of the Old Notes. The Old Notes were purchased by the Initial Purchasers for resale to qualified institutional investors. The net proceeds from the sale of the Old Notes (approximately $96.8 million after the deduction of a 2.75% discount to the Initial Purchasers and estimated offering expenses of $450,000), borrowings under the Rio Bank Loan, cash on hand and cash from operations will be used to finance the Company's approximately $185 million Phase V Expansion. Pending such use, the net proceeds were used to reduce amounts outstanding under the Rio Bank Loan.


     The Old Notes were issued and the New Notes will be issued under the Indenture dated July 21, 1995. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to the provisions of the Indenture and the Notes. Capitalized terms not otherwise defined have the same meanings assigned to them in the Indenture.


     The Notes mature on July 15, 2005. Interest payment dates under the Notes are January 15 and July 15, commencing
January 15, 1996. The Notes are fully and unconditionally guaranteed (the "Rio Guarantee") on a senior subordinated basis by Rio Properties, Inc. (the "Guarantor"), the Company's principal operating subsidiary. The Notes are subordinated in right of payment to all existing and future Senior Indebtedness of the Company and are structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the Company's subsidiaries. The Rio Guarantee is subordinated in right of payment to all existing and future Senior Indebtedness of Guarantor and is structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the Guarantor's subsidiaries.

     The Notes may be redeemed at the option of the Company, in whole or in part, at any time on or after July 15, 2000, at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, through the redemption date. The Notes will be redeemed from any Holder or beneficial owner of the Notes which is required to be found suitable and is not found suitable by the Nevada Gaming Commission.

     Upon a Change of Control of the Company (as defined in the Indenture), each holder of Notes will have the right to require the Company to repurchase all or part of such holder's Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The Company's obligation to repurchase the Notes is guaranteed on a senior subordinated basis by the Guarantor. The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness, pay dividends or make other distributions, make investments, repurchase subordinated obligations or capital stock, create certain liens (except, among others, liens securing Senior Indebtedness), enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, issue or sell subsidiary stock, create or permit to exist restrictions on distributions from subsidiaries, or enter into certain mergers and consolidations.

     Pursuant to the Registration Agreement, the Company will commence an exchange offer pursuant to an effective registration statement or cause the Notes to be registered under the Securities Act pursuant to a resale shelf registration statement. See "The Exchange Offer - Termination of Certain Rights" for a description of consequences of failing to timely meet the registration requirements for the Notes.

     On May 2, 1995, the Company announced a three-phase expansion and development plan to grow the Company over the next several years. The plan includes the Phase V Expansion on the existing Rio site, acquisition of approximately 22 acres of land adjacent to the Rio site to be master-planned for another hotel-casino property and the purchase of approximately 64 acres southeast of Las Vegas for possible future hotel-casino development.

     The approximately $185 million Phase V Expansion is planned to include 120,000 square feet of public space containing a casino expansion with 600 slot machines and 27 table games, new retail and entertainment space, and additional restaurants, as well as an expanded pool and beach area and additional parking facilities. The Phase V Expansion will center around a 40-story hotel tower containing approximately 1,000 new suites located immediately southeast of the existing towers. The public area expansion will be based on a Brazilian Carnival Mardi Gras theme and will include a variety of owned and leased retail and restaurant outlets. Construction commenced in September 1995 and opening is expected to occur in the spring of 1997. The Company cannot accurately state the timing for funding requirements of the $185 million Phase V costs, but management anticipates that a small portion of such funds will be applied to the project in 1995, the bulk of the funds will be applied in 1996, and the balance of the funds will be applied in 1997. See "Risk Factors-Construction and Development Risks."

     The $185 million Phase V Expansion will be financed with the proceeds from the Old Notes, funds available under the Rio Bank Loan, cash on hand and cash from operations. For the Phase V Expansion, the Company has obtained a capital expenditure limitation wavier under the Rio Bank Loan.

     As described above, the Company has acquired approximately five acres of land adjacent to the Rio and has entered into agreements to acquire an additional approximately 17 acres of land adjacent to the Rio site. The combined cost of the approximately 22 acres is approximately $20.3 million, which the Company will fund through cash on hand, cash available through borrowings under the Rio Bank Loan and cash from operations. The entire Rio site is now being master-planned for the development of another hotel-casino, the size and timing of which has not yet been determined.

     As the third step in its expansion and development plan to provide further growth for the Company, the Company acquired approximately 64 acres (the "Old Vegas Site") of land southeast of Las Vegas. The cost of the Old Vegas Site was approximately $5.7 million (net of a credit for profit participation from the seller to which the Company was entitled) which the Company funded through cash on hand and cash available through borrowings under the Rio Bank Loan. The Old Vegas Site, already zoned for a hotel-casino, is situated where Boulder Highway enters the Las Vegas valley from Phoenix and Laughlin along U. S. Highway 93-95. The timing of the proposed development of the Old Vegas Site has not yet been determined.


SIX MONTHS ENDED JUNE 30, 1995 AND 1994
     Operating profit for the Company increased to $17.7 million in the first six months of 1995 from $13.5 million in the first six months of 1994, an increase of $4.2 million or 31%. Management believes that the improvement in operating results was due to increased business levels during the first six months of 1995 as a result of having an additional 365 hotel suites placed into service in February 1995, 184 new hotel suites placed into service in March 1995, and the addition of over 215 slot machines, 21 table games, and additional restaurant capacity compared to the first six months of 1994. Management believes that operating efficiencies also improved from the first six months of 1994 to the first six months of 1995 in the hotel department.

     Net revenues for the Company increased to $91.8 million in the first six months of 1995 from $70.2 million in the first six
months  of  1994, an increase of $21.6 million  or  31%.   Casino
revenues increased to $50.0 million in the first six months of 1995 from $42.2 million in the first six months of 1994, an increase of $7.8 million or 18%. The increase in casino revenues was due primarily to increases in both slot machine revenues and
table  game  revenues.   Slot  machine
revenues increased $4.1 million or 15% to $30.9 million in the first six months of 1995 from $26.8 million in the first six months of 1994. The increase in slot machine revenues resulted primarily from the addition of over 215 slot machines in November 1994. Table game revenues increased $3.9 million or 32% to $16.0 million in the first six months of 1995 from $12.1 million in the first six months of 1994. The increase in table game revenues resulted primarily from the addition of 9 table games in the second half of 1994, the addition of 6 table games in January 1995, and the addition of 6 tables games in April 1995.


     Room revenues increased by $6.8 million or 73% to $16.2 million in the first six months of 1995 from $9.4 million in the first six months of 1994. The increase in room revenue resulted primarily from the addition of 365 new hotel suites placed into service in February 1995 and 184 new hotel suites placed into service in March 1995, as well as an increase in the average room rate of more than $10.00 per room night during the first six months of 1995 compared to the first six months of 1994. The additional 549 suites placed into service in February and March 1995 increased the Rio's total to 1,410 suites compared to 861 suites for the entire first six months of 1994. Demand for the Rio's suites remained high during the first six months of 1995 with a 96% occupancy, which was identical to the 96% occupancy attained during the first six months of 1994. The average number of suites available during the first six months of 1995 was 1,273 compared to 861 during the first six months of 1994. The average daily room rate during the first six months of 1995 was $73.00 compared to $62.20 during the first six months of 1994.



     Food and beverage revenues increased to $29.1 million in the first six months of 1995 from $22.5 million in the first six months of 1994, an increase of $6.6 million or 29%. The successful opening in February 1994 of the Copacabana Showroom, a 430-seat video, entertainment and restaurant complex; the successful opening in April 1994 of Fiore, a 186-seat fine dining restaurant; the successful opening in June 1994 of Club Rio, a late-night dance club; the successful completion in November 1994 of a 50% expansion of the Carnival World Buffet to 980 seats; and increased beverage sales as a result of increased gaming customers all contributed to the increase in food and beverage revenues.



     Other revenues for the six months ended June 30, 1995 were $5.6 million, which included entertainment admission revenues of $1.9 million, retail sales of $2.0 million and miscellaneous other operating revenues, primarily telephone revenues, of $1.7 million. This represented an increase in other revenues of $2.6 million, or 87%, compared to the $3.0 million in other revenues generated during the six months ended June 30, 1994. Nearly half of the increase was attributable to increased admission revenues in Club Rio, a late night dance club that opened in June 1994, with the balance being primarily attributable to increased retail sales as a result of overall increased business levels.

     The Company's operating margins were relatively consistent during the first six months of 1995 compared to the first six months of 1994. Operating profit as a percentage of net revenues was 19% in both the first six months of 1995 and 1994. Casino operating profit was 56% during the first six months of 1995 compared to 57% during the first six months of 1994. Food and beverage operating profit was 18% during the first six months of 1995 compared to 19% during the first six months of 1994. Hotel operating profit was 70% during the first six months of 1995 compared to 64% during the first six months of 1994. Management believes that this improvement is due to efficiencies resulting from increased customer volume, effective cost controls and a higher average room rate during the first six months of 1995 compared to the first six months of 1994.

     During the first six months of 1995, promotional allowances were $9.0 million or 8.9% of gross revenues, which represented the retail value of rooms, food, beverage and other services provided to customers without charge. The estimated cost of providing such promotional allowances was $5.4 million. This compares to the first six months of 1994 when promotional allowances were $6.7 million, or 8.8% of gross revenues, and the estimated cost of providing such promotional allowances was $4.2 million.



     Depreciation and amortization increased by $1.9 million or 36% to $7.1 million in the first six months of 1995 compared to $5.2 million in the first six months of 1994. This increase is attributable to depreciation expense from various completed expansion projects such as the Company's Eastside Expansion
(as defined on page 39) and the Phase III Expansion (as defined on page 39).


     Other expenses of the Company increased primarily because of higher interest expense from increased borrowing levels during
the   period   along  with  higher  prevailing  interest   rates.
Borrowing  levels increased due to funding
costs of the Eastside Expansion, the Phase III Expansion, and the Phase IV Expansion. Interest expense in the first six months of 1995 was reduced by $359,689 because of interest capitalized on amounts expended on the Phase III Expansion project and the
Phase  IV  Expansion project.   Interest expense in the first six
months of 1994 was reduced by $102,896 because of interest capitalized on amounts expended on the Eastside Expansion project and the Phase III Expansion project. Other income for the first six months of 1994 was a one-time gain of $966,510 from a profit participation agreement on the sale by an affiliate of certain real estate previously owned by the Company.

     Net income for the first six months of 1995 was $9.4 million or  $0.44  per share (fully diluted) compared to $8.8 million  or
$0.40 per share (fully diluted) for the first six months of  1994 as a result of the factors discussed above.


YEARS ENDED DECEMBER 31, 1994 AND 1993
     Operating profit for the Company increased to $25.8 million for 1994 from $20.2 million for 1993, an increase of $5.6 million or 27.5%. Management believes that the improvement in operating results was due to increased business levels in 1994 as a result of having an additional 437 hotel suites for nine months of the year, an addition of approximately 800 slot machines (approximately 500 slot machines were added in December 1993 and approximately 300 slot machines were added in November 1994), an addition of approximately 13 table games and additional restaurant capacity compared to 1993.

     Net revenues for the Company increased to $146.3 million for 1994 from $110.0 million for 1993, an increase of $36.3 million or 33.0%. Casino revenues increased to $87.2 million for 1994 from $71.3 million for 1993, an increase of $15.9 million or 22.3%. The increase in casino revenues was due primarily to an increase in slot machine revenues of $9.3 million or 20.4% to $54.5 million for 1994 from $45.2 million for 1993 and an increase in table games revenues of $6.0 million or 30.1% to $25.8 million for 1994 from $19.8 million for 1993, resulting from the additional slot machines and table games discussed above.


     Room revenues increased to $19.3 million for 1994 from $12.3 million for 1993, an increase of $6.9 million or 56.2%. The increase in room revenues resulted primarily from the addition of 437 suites during the fourth quarter of 1993 (375 new suites were placed in service in September 1993 and 62 suites were placed in service in October 1993), bringing the Company's total to 861 suites available during 1994. Demand for the Rio's suites remained high during 1994, at 95.9% occupancy compared to 96.8% occupancy during 1993. The average daily room rate during 1994 was $63.80 compared to $62.60 during 1993.



     Food and beverage revenues increased to $47.6 million for 1994 from $32.6 million for 1993, an increase of $15.1 million or 46.3%. The increase was principally due to the successful opening in February 1994 of a new 430-seat video, entertainment and restaurant complex, the successful opening in April 1994 of a new 186-seat fine dining restaurant, the successful completion in November 1994 of a 50% expansion of the Carnival World Buffet to 980 seats, an increase in the number of patrons served in other
Rio restaurants and an increase in the average food check contributed to the increase in food and beverage revenues.



     Other revenues for the year ended December 31, 1994 were $7.1 million, which included entertainment admission revenues of $1.9 million, retail sales of $2.6 million and miscellaneous other operating revenues, primarily telephone revenues, of $2.6 million. This represented an increase in other revenues of $2.9 million, or 69%, compared to the $4.2 million in other revenues generated during the twelve months ended December 31, 1993. The increase of $2.9 million was attributable to increases of approximately $0.9 million in each of admission revenues, retail sales, and miscellaneous other revenues.



     Management believes that operating efficiencies in the food and beverage departments improved during 1994 compared to 1993. Expenses in food and beverage were 81% of food and beverage revenues during 1994 compared to 85% during 1993. Food and beverage expense margins improved as a result of an increase in volume, price increases and effective cost control measures. Casino profit margins were flat. Casino expenses were 44% of casino revenue during both 1994 and 1993. Selling, general and administrative expenses were 14% of net revenues during 1994, of which $421,367 were expenses related to gaming development. This compares favorably to 1993 when selling, general and administrative expenses were 15% of net revenues, which did not include any material expenditures related to gaming development.



     During 1994, promotional allowances were $14.9 million, or 9.2% of gross revenues, which represented the retail value of rooms, food, beverage and other services provided to customers without charge. The estimated cost of providing such promotional allowances was $9.1 million. This compares to 1993 when promotional allowances were $10.4 million, or 8.6% of gross revenues, and the estimated cost of providing such promotional allowances was $6.9 million.



     Depreciation and amortization increased to $10.9 million for 1994 from $7.5 million for 1993, an increase of $3.3 million or 44.0%. This increase is attributable to a full year of depreciation on the Phase II Expansion (as defined on page 39) which was completed in October 1993, depreciation on the Eastside Expansion which was completed in phases by April 1994 and depreciation on the Phase III Expansion projects completed during 1994.


     Other income for 1994 was a one-time gain of $1.1 million related to the resale of certain real estate previously owned by the Company. A one-time gain of $966,510 related to the sale of real estate which was sold by the Company to a related party in December 1991. In April 1994, the real estate was resold to a non-related party. Pursuant to the terms of the sales agreement between the Company and the related party, the Company was entitled to a portion of the resale proceeds, which equaled $966,510, net of expenses. A one-time gain of $173,500 related to the sale of real estate owned by the Company until May 1991, when it was sold to a non-related party. Pursuant to the terms of the sales agreement, the Company was entitled to a portion of the resale proceeds or refinancing amount, which equaled $173,500, net of expenses.

     Income before extraordinary items and cumulative effect of a change in accounting principle increased 36.7% to $16.0 million or $0.74 per share (fully diluted) for 1994 from $11.7 million or $0.60 per share (fully diluted) for 1993. The results for 1993 were impacted by the cumulative effect of a change in accounting principle resulting from the adoption of Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("SFAS 109"). Adoption of SFAS 109 resulted in a one-time, non-cash charge in the amount of $776,888 or ($0.04) per share (fully diluted). The results for 1993 were also adversely affected by the extraordinary loss on early extinguishment of debt, net of income tax benefit, of $253,711 or ($0.01) per share (fully diluted).

     Net income for 1994 increased 49.9% to $16.0 million or $0.74 per share (fully diluted) from $10.6 million or $0.55 per share (fully diluted) for 1993 as a result of the factors discussed above.


YEARS ENDED DECEMBER 31, 1993 AND 1992
     Operating profit for the Company increased to $20.2 million for 1993 from $12.3 million for 1992, an increase of $7.9 million or 64.5%. Management believes that the improvement in operating results was primarily the result of an increase in casino revenues and food and beverage revenues combined with smaller increases in operating expenses.

     Net revenues for the Company increased to $110.0 million for 1993 from $82.5 million for 1992, an increase of $27.5 million or 33.4%. Casino revenues increased to $71.3 million for 1993 from $56.5 million for 1992, an increase of $14.8 million or 26.1%. The increase in casino revenues was due primarily to an increase in slot machine revenues. Slot machine revenues increased $11.1 million or 32.4% to $45.2 million for 1993 from $34.2 million for 1992. The increase in slot machine revenues resulted primarily from the addition of approximately 385 slot machines (approximately 85 slot machines in April 1992 and approximately 300 slot machines in December 1992) while at the same time the daily win per slot machine slightly increased. Table game revenues increased by $3.2 million or 19.4% to $19.8 million for 1993 from $16.6 million for 1992. The increase in table game revenues resulted primarily from a 16.6% increase in volume to $123.9 million for 1993 from $106.3 million for 1992. Food and beverage revenues increased to $32.6 million for 1993 from $21.2 million for 1992, an increase of $11.4 million or 53.9%. The successful opening in December 1992 of an expanded buffet and an additional lounge, the successful opening in May 1993 of a new 92-seat seafood restaurant, as well as a sizable increase in the number of patrons served, contributed to the increase in food and beverage revenues.

     Other revenues for the year ended December 31, 1993 were $4.2 million, which included entertainment admission revenues of $1.0 million, retail sales of $1.7 million and miscellaneous other operating revenues, primarily telephone revenues, of $1.5 million. This represented an increase in other revenues of $1.3 million, or 45%, compared to the $2.9 million in other revenues generated during the twelve months ended December 31, 1992. The increase of $1.3 million was attributable to increases of $0.6 million in admission revenues, $0.3 million in retail sales, and $0.4 million in miscellaneous other revenues.



     Room revenues increased to $12.3 million for 1993 from $9.6 million in 1992, an increase of $2.7 million, or 28%. The increase in room revenues resulted primarily from the addition of 437 suites during the fourth quarter of 1993, bringing the Company's total to 861 suites by October 31, 1993 compared to 424 suites throughout 1992. Occupancy was 96.8% during 1993 compared to 96.5% during 1992. The average daily room rate during 1993 was $62.60 compared to $64.09 during 1992.


     Demand for the Rio's suites remained high during 1993, at 96.8% occupancy compared to 96.5% occupancy during 1992. There were 424 suites available during 1992. In September 1993, 375 new suites were placed into service and 62 additional suites were placed into service in October 1993.


     During 1993, promotional allowances were $10.4 million, or 8.6% of gross revenues, which represented the retail value of rooms, food, beverage and other services provided to customers without charge. The estimated cost of providing such promotional allowances was $6.9 million. This compares to 1992 when promotional allowances were $7.7 million, or 8.6% of gross revenues, and the estimated cost of providing such promotional allowances was $5.1 million.


     The Company's expense margins improved in 1993 as compared to 1992. Casino expenses were 44% of casino revenues during 1993 compared to 48% during 1992. Casino expense margins improved as a result of increased casino activity, particularly in slots, which has a lower expense margin than other casino games. Expenses in food and beverage were 85% of food and beverage revenues during 1993 compared to 87% during 1992. Food and beverage expense margins improved as a result of a sizable increase in the number of patrons served and effective cost controls.

     Net interest expense of the Company was reduced primarily because of reduced average borrowing during the period. The Company took advantage of the revolving line of credit feature of its bank loan by applying cash on hand to reduce borrowing amounts during most of the year. This was partially offset by a reduction in interest income. Interest expense was also reduced by $467,798 because of interest capitalized on amounts expended on the Phase II Expansion and Eastside Expansion projects.

     Income from continuing operations after minority interests and tax provisions but before extraordinary items and cumulative effect of a change in accounting principle increased 111.8% to $11.7 million or $0.60 per share (fully diluted) for 1993 from $5.5 million or $0.36 per share (fully diluted) for 1992. The results for 1993 were impacted by the cumulative effect of a change in accounting principle resulting from the adoption of SFAS 109 which resulted in a one-time, non-cash charge in the amount of $776,888 or ($0.04) per share (fully diluted). The results for 1993 were also adversely affected by the extraordinary loss on early extinguishment of debt, net of income tax benefit, of $253,711 or ($0.01) per share (fully diluted). The results for 1992 were affected by an extraordinary credit of $793,511 or $0.05 per share (fully diluted), reflecting a reduction of federal income taxes arising from the carryforward of prior years' operating losses.


     Net income for 1993 increased 68.8% to $10.6 million or $0.55 per share (fully diluted) from $6.3 million or $0.41 per share (fully diluted) for 1992 as a result of the factors discussed above.


IMPACT OF INFLATION
     Absent changes in competitive and economic conditions or in specific prices affecting the industry, the Company believes that the hotel-casino industry may be able to maintain its real operating profit margins in periods of general inflation by increasing minimum wagering limits for its games and increasing the prices of its hotel rooms, food and beverage and other items, and by taking actions designed to increase the number of patrons. The industry may be able to
maintain growth in gaming revenues by the   tendency of customer
gaming  budgets  to  increase  with inflation.  Changes  in
specific  prices  (such  as   fuel   and transportation prices)
relative to the general rate of inflation may have a material effect on the hotel-casino industry.

                            BUSINESS

     The Company owns and operates the country's only all-suite hotel-casino, the Rio Suite Hotel & Casino in Las Vegas, Nevada. Situated on a 45-acre elevated site adjacent to a major exit from Interstate 15, the freeway linking Las Vegas with Southern California, the Rio is strategically positioned to attract travelers along Interstate 15, tourists visiting the Las Vegas Strip and local Las Vegas residents. The Company markets to both local residents and Las Vegas visitors. Management believes that the Rio's unique all-suite concept, diverse high quality dining, easy access and ample parking provide an attractive alternative to the Strip and a fun and comfortable environment in which to enjoy gaming, dining and entertainment.


     Decorated throughout in a fun-filled Brazilian Carnival and rain forest theme, the Rio is currently comprised of an 89,000 square foot casino, three 21-story hotel towers containing 1,410 suites, eight restaurants, seven bars, a 430-seat entertainment complex, meeting and banquet space, a 59,000 square foot outdoor entertainment area featuring a landscaped sand beach and two swimming pools and parking for over 3,200 cars. The Rio's casino offers approximately 2,200 slot machines, 65 table games, a poker room, keno and a race and sports book.

     The Rio originally opened in 1990 with 424 suites and 44,000 square feet of casino space. Within the past three years the Rio has been expanded to its present configuration in three major phases in accordance with its original master plan. In the fall of 1993, the Company added a second hotel tower with 437 suites, a new restaurant and meeting rooms through its $37 million expansion (the "Phase II Expansion"). In April 1994, the Company completed its $25 million expansion (the "Eastside Expansion") which comprised a 25,000 square foot addition to the casino, a two-story parking garage, a new restaurant and the Copacabana showroom. In April 1995, Rio completed its $75 million expansion (the "Phase III Expansion") which encompassed a third hotel tower with 549 suites, 10,000 square feet of casino space, a new three-level parking garage and a 50% expansion to its award winning Carnival World Buffet. In April 1995, the Company commenced construction of its Phase IV Expansion. The approximately $20 million project will add 144 suites, add approximately 5,400 square feet of meeting room space, double the size of the existing Buzios seafood restaurant, add a new health club and salon facility and include a variety of back-of-the-house improvements. Completion of the Phase IV Expansion is expected to occur in stages through the end of 1995 and will bring the Rio's total number of hotel suites to 1,554.

     On March 29, 1995, the Company announced that it had retained Montgomery Securities to assist in evaluating various strategic alternatives for the Company. In June 1995, the Company announced that it is moving forward with its three-phased expansion and development plan to be implemented over the next several years. The Company elected to pursue this course of action after giving consideration to the strategic alternatives analysis completed by Montgomery Securities. While Montgomery Securities will continue to serve as financial advisor to the Company, the Company is not presently exploring other strategic alternatives. The three-phased expansion and development plan consists of the Phase V Expansion at the Rio, acquisition of approximately 22 acres of land adjacent to the Rio to be master-planned for the development of another hotel-casino and the purchase of approximately 64 acres southeast of Las Vegas for possible future hotel-casino development.

     The Company was incorporated in California in 1981 and reincorporated in Nevada in 1988. The Company changed its name from MarCor Resorts, Inc. to Rio Hotel & Casino, Inc. in February 1992. Its executive offices are located at 3700 West Flamingo Road, Las Vegas, Nevada 89103, and its telephone number is (702) 252-7733.


PHASE V EXPANSION
     The Phase V Expansion will center around a 40-story curved tower located immediately southeast of the existing towers. The Phase V Expansion is planned to include 120,000 square feet of public space containing a casino expansion with 600 slot machines and 27 table games, new retail and entertainment space and additional restaurants, including a medium priced restaurant at the top of the tower overlooking the Strip, as well as an expanded pool and beach area and additional parking facilities. The new suites will be similar in size and decor to the existing suites. In addition, the Phase V Expansion will add two new night clubs with different themes to provide a variety of nighttime entertainment.

     As currently contemplated, the public area expansion will be based upon a Brazilian Carnival Mardi Gras theme. The new casino area will provide regular entertainment, as periodically a themed overhead entertainment attraction will provide an interactive show with patrons. The attraction will feature performers dressed in festive attire who will sing, dance and throw free tokens and beads to patrons. The attraction may change to celebrate different holidays and special events.


     Management believes the Phase V Expansion will increase the number of tour and travel customers while enhancing the amenities available to local patrons. Given the Rio's high average occupancies and significant room turnaways, management believes that the additional room inventory will be successfully absorbed. Construction commenced in September 1995. Opening of the Phase V Expansion is expected to occur in the spring of 1997.



BUSINESS STRATEGY

     The Company's business strategy focuses on attracting and fostering repeat business from customers in the local resident and tourist markets. To implement its business strategy, the Company capitalizes on its unique all-suite concept, strategic location and Brazilian Carnival theme. The Company strives to provide a quality, affordable gaming and entertainment experience in order to generate high customer satisfaction and loyalty. The Rio's value-priced suites provide an attractive alternative to conventional Las Vegas rooms for visitors who desire to avoid the crowds and congestion of the Strip. The Interstate 15 and Flamingo Road location is also ideal for attracting local residents.


     To encourage repeat visits, the Company attempts to ensure that each customer has an enjoyable, high quality and high value experience. Management believes that it must offer consistent quality, a comfortable and fun atmosphere and, most importantly, friendly service at affordable prices to provide a high value experience to its customers. Accordingly, the Rio's suites offer guests approximately 50% more space than comparably priced Las Vegas hotel rooms. Similarly, the Company's restaurants have won awards year after year for their quality dining. All of the Rio's restaurants offer generous portions of high quality food at reasonable prices which management believes is a major factor in attracting the value-conscious local customer.

     Management believes that friendly service combined with a quality facility are integral to generating repeat business from locals as well as tourists. As a result, management continually seeks to instill in each employee a sense of service excellence designed to exceed guest expectations. To motivate its employees, management also strives to instill a sense of "Team Rio" in all of the Company's employees by making the Rio a fun place to work. Management strongly believes that its employees are one of the Company's biggest assets.

     The Company has created an identifiable and innovative marketing presence and continues to build on its "signature" Rio theme. The Rio's Brazilian Carnival and rain forest theme incorporates bright colors, creative interior designs, festive employee costumes and other exotic touches to contribute to its tropical ambiance. The Rio's message of a fun-filled, colorful atmosphere is constantly emphasized. The Rio has developed the Rio RitaTM character as a promotional ambassador to the Rio's hotel-casino guests and as a focal point upon which many promotional activities have been built, such as Rio Rita'sTM Paycheck Poker Wheel, Carnival DiceTM, the Jackpot JungleTM, Rio Rita'sTM Lotto Bucks, Carnival DaysTM, CopacabanaTM Dinner Show, Conga ManiaTM and Brazilia DaysTM. The Company advertises extensively in the Las Vegas area print, television and radio media, and periodically in Southern California, Phoenix and other regional markets.


     The success of the Company's business strategy is evidenced by the large number of awards the Rio has received. In March 1995, the Rio won recognition through 10 "Best of Las Vegas" awards in an annual readers' survey published by Nevada's largest daily newspaper. Among others, these distinctions included: "Best Buffet," "Best Italian Restaurant," "Best Coffee Shop," "Best Steakhouse," "Friendliest Employees" and "Most Efficient Service." In addition, the Rio received recognition in the 1995 Zagat U.S. HOTELS, RESORTS & SPAS SURVEY "Best Rooms," "Best Dining," "Best Service" and "Best Overall" in Las Vegas. Since these awards, however, are based upon subjective criteria, prospective holders of the New Notes should not attribute undue significance to these awards. Management believes that these awards exemplify the Company's reputation for quality and value.

MARKETING STRATEGY
     The Company's marketing efforts are targeted at both the local patron and the tourist market. To market to local patrons, the Rio relies on its convenient location, its ample parking, its value-priced food and its slot machine variety. Management believes that its restaurants, in particular the Carnival World Buffet, are one of the Rio's greatest attractions for local patrons. The Carnival World Buffet is one of the most popular buffets in Las Vegas due to its extensive selections, its high quality food and the entertainment provided by the live-action cooking stations. Since February 1995, when the Company initiated its special buffet promotion, the Carnival World Buffet has served an average of 8,500 people per day. In addition to its emphasis on food and beverage, the Rio also has an aggressive marketing program which encompasses frequent radio, television and newspaper advertising, a variety of promotions directed at the local customer and other programs such as check cashing promotions.

     To  attract  visitors and fill the Rio's  hotel  rooms,  the
Company markets primarily to three segments of the tourist market: independent travel, wholesale and special casino customers. The independent travel segment consists of those travelers not affiliated with groups who make their reservations directly with the Rio or through independent travel agents. To attract the independent traveler, the Rio periodically utilizes print media, radio and direct mail to advertise in Southern California, Phoenix and other regional travel markets. In addition, the Company's sales force frequently attends trade shows in order to establish relationships with and promote the Rio to travel agents nationwide. The wholesale segment comprises those patrons participating in travel packages offered by air tour operators. To capture this segment of the market, the Rio has developed specialized marketing programs for, and cultivated relationships with, these operators. Finally, special casino customers are those frequent gaming customers who are in regular communication with Rio casino marketing personnel. The Rio utilizes a variety of promotions and special events and other amenities in marketing to this segment.

RIO LOCATION
     The Rio is strategically located to take advantage of the dynamic residential and commercial growth of the western portion of metropolitan Las Vegas, while offering proximity and easy access to the "Old Four Corners" (Flamingo Road and the Strip) and the "New Four Corners" (Tropicana Avenue and the Strip) areas of the Las Vegas Strip.


THE RIO
     Since 1992, the Company has consistently expanded the Rio under its master plan. Upon the completion of both the Phase IV
Expansion  and Phase V Expansion, the Rio will have approximately
2,550 suites, 2,800 slot machines and 92 table games.

                                                                              APPROXIMATE
                                  AS OF                                       TOTALS AFTER
                                 JUNE 30,      AS OF DECEMBER 31,(1)          COMPLETION OF:
                                 1995(1)     1994      1993       1992     PHASE           PHASE V
                                                                             IV
Casino square footage              89,000   89,000     79,000    54,000    89,000          120,000
Slot machines                       2,163    2,200      1,950     1,450     2,200            2,800
Table games                            65       53         44        31        65               92
Hotel suites                        1,410      861        861       424     1,554            2,550
Average daily hotel occupancy       95.7%    95.9%      96.8%     96.5%         -                -
Average daily room rate            $73.00   $63.80     $62.60    $64.09         -                -
Restaurant seats                    2,440    2,440      1,843     1,209     2,530            4,230

(1) Figures for December 31, 1992, 1993 and 1994 are for the year ended as of such dates, and figures for June 30, 1995 are for the six-month period ended as of such date.



     GAMING. The Rio has 89,000 square feet of casino space. The casino currently has approximately 2,200 slot machines; 65 table games, including "21," craps, roulette, pai gow poker, Caribbean stud poker and mini-baccarat; other casino games such as keno and poker; and a race and sports book.

     Gaming operations at the Rio are continually being monitored and modified to respond to both changing market conditions and customer demand in an effort to attract new customers while retaining its existing customer base. New and innovative slot and table games have been introduced based on customer feedback and demand from both local customers and Las Vegas visitors. Management has introduced such games as Survival DiceTM, Rio Rita'sTM Royals, Rio Rita'sTM Bonus Poker, Sneaky QueensTM, Mambo BucksTM and Rio Rita'sTM Paycheck Poker Wheel. Management devotes substantial time and attention to the type, location and player activity of all slot machines. The Company believes that to continue to attract and retain slot customers, it must expand the number and variety of slot machines on its casino floor, particularly its higher denomination slot machines.

     HOTEL. The Rio's 21-story hotel towers contain a total of 1,410 suites, comprised of 1,366 standard Rio suites, 14 "super" suites, 17 "cariocas" suites, six two-story penthouse suites, and seven executive suites that combine a conference room and an adjoining suite. The Company has progressively added new hotel suites since 1993 to meet its consistently strong demand. Despite such expansion, the Rio has maintained average occupancy rates of 96.8% and 95.9% for 1993 and 1994, respectively. During 1993 and 1994, management believes that approximately two potential room night bookings were turned away for each room night booking accepted. The Phase IV Expansion will add an additional 144 suites with completion expected by year-end 1995, and the Phase V Expansion will add another 1,000 suites in the spring of 1997.

     The standard Rio suite measures approximately 600 square feet, compared to approximately 400 square feet for the typical Las Vegas hotel room. The Brazilian Carnival and rain forest theme is carried throughout the guest suites in wall coverings, art work and other designer accents. Suite amenities include carved wood finishes, cut glass, polished granite surfaces, marble tile in the bath areas, room safes and refrigerators.

     RESTAURANTS. While important to attracting Las Vegas visitor gaming customers, the high quality, value and variety of food services are critical to consistently attracting the local resident gaming customer to the Rio. To provide such variety, seven bars and eight restaurants are located in the Rio's main floor area. The Rio currently serves an average of approximately 14,000 meals per day, including banquets and room service. The following table sets forth, for each restaurant, the type of service provided and the seating capacity:

                            TYPE                                                     NUMBER OF
                                                                                       SEATS

All American Bar & Grille  Award-winning steaks, ribs, chicken and seafood              202

Antonio's                  Award-winning Italian fine-dining                            116

Beach Cafe                 24-hour full menu coffee shop featuring American and         314
                           Chinese cuisine

Buzios                     Seafood and oyster bar                                        92

Carnival World Buffet      Award-winning buffet with live action cooking                980
                           featuring Brazilian, Chinese, Italian, Mexican,
                           Japanese, Western BBQ and traditional buffet

Toscano's Deli & Market    Deli items, pizza and pasta, ice cream and gelato, and       120
                           a large selection of bakery products

Copacabana Showroom        Copacabana Dinner Show and Club Rio nightclub                430

Fiore Rotisserie & Grille  Fine-dining featuring rotisserie-grilled seafood, beef       186
                           and poultry

                                                                             Total    2,440




     ENTERTAINMENT AND OTHER ATTRACTIONS.   The Rio's  Copacabana
Showroom is a unique, circular 430-seat video, entertainment and restaurant complex which features two 12-foot by 90-foot video screens, an exhibition cooking area, multiple tiers of dining room seating and a stage. The Copacabana Showroom features the Copacabana Dinner Show, a musical review designed around the Rio's theme. After the dinner show the Copacabana Showroom is converted into Club Rio, a late-night dance club. The showroom is also used for casino-hosted events, concerts, viewing of sporting events on the large video screens, and corporate meetings that capitalize on the unique audio visual qualities of the room.

     The Ipanema Lounge and Mambo's Lounge each offer live entertainment in separate casino cocktail settings. The Rio also houses a gift shop, a Rio logo shop, a hair and beauty salon, and an exercise room, as well as approximately 13,250 square feet of public meeting and banquet room facilities.

     The Rio's pool/outdoor entertainment area is approximately 59,000 square feet and includes a landscaped sand beach, an 11-foot waterfall, two swimming pools, a multi-level spa, and a terrace bar and food service facility. The Company hosts beach parties, volleyball games, outdoor concerts with name performers and other special events, including professional sporting events.


EXPANSION STRATEGY
     RIO MASTER PLAN. The Rio's conceptual master plan was originally designed to accommodate multiple expansions without significantly interrupting normal business operations. This design included construction of a reinforced foundation for the hotel tower and a elevator core to support and facilitate additional room construction. The Company has also assembled ample acreage to allow future expansions. Starting from its original 30 acres, the Company acquired additional acreage in 1989 and 1991, bringing the current Rio site to 45 acres exclusive of the additional 22 acres currently under acquisition as described elsewhere herein.

     Management believes that a high quality, well-maintained property offering innovative entertainment is integral to success in the highly competitive Las Vegas gaming market. This belief has driven the Company's master plan development strategy. The Company has added substantial new facilities at the Rio every year since 1992.


                                                   START DATE   OPENING

Initial Construction                                  12/88       1/90


Casino (10,000 sq. ft.)/Buffet Expansion               7/92      12/92

Phase II Expansion
  Buzios Restaurant                                    1/93       5/93
  Meeting Rooms                                        1/93       8/93
  437-Suite Tower                                      1/93       9/93


Eastside Expansion
  Two-Story Parking Garage                             7/93      10/93
  Casino Space (25,000 sq. ft.)                        7/93      12/93
  Copacabana Showroom                                  7/93       2/94
  Fiore Restaurant                                     7/93       4/94
  Expanded Pool Area                                   7/93       4/94


Phase III Expansion
  Three-Story Parking Garage                           5/94       8/94
  Casino Space (10,000 sq. ft.)                        5/94      11/94
  Buffet Expansion                                     5/94      11/94
  549-Suite Tower                                      5/94       2/95

     To date, the Company has invested a total of approximately $245 million in the development, expansion and renovation of the Rio. The Phase IV and Phase V Expansions will continue the Rio's commitment to continued development and provide new, innovative entertainment attractions.

     In April 1995, the Company commenced construction of the approximately $20 million Phase IV Expansion. The project will add 144 suites to the existing 1,410 suites, add approximately 5,400 square feet of meeting room space, double the size of the existing Buzios seafood restaurant to approximately 180 seats, add a new health club and salon facility and include a variety of back-of-the-house improvements. Completion of the Phase IV Expansion is expected to occur in stages through the end of 1995 and will bring the Rio's total number of hotel suites to 1,554 suites.


     In May 1995, the Company announced the approximately $185 million Phase V Expansion. The expansion is planned to include 120,000 square feet of public space containing a casino expansion with 600 slot machines and 27 table games, new retail and entertainment space and additional restaurants, as well as an expanded pool and beach area and additional parking facilities. The public area expansion will be based on a Brazilian Carnival Mardi Gras theme. Construction commenced in September 1995 and opening is expected to occur in the spring of 1997.


     ADDITIONAL GAMING OPPORTUNITIES. The Company has also entered into commitments to acquire approximately 22 acres of land adjacent to the Rio site, bringing the total Rio acreage to approximately 67 acres. The entire Rio site is now being master-planned for the development of another hotel-casino, the size and timing of which has not yet been determined.

     As the third step in its strategic plan to provide further growth for the Company, the Company purchased approximately 64 acres southeast of Las Vegas. The Old Vegas Site, already zoned for a hotel-casino, is situated where the Boulder Highway enters the Las Vegas valley from Phoenix and Laughlin along U.S. Highway 93-95. The timing and scale of the proposed development has not yet been determined. Moreover, the Company may pursue additional opportunities that management believes to be in the best interests of the Company.


COMPETITION
     The gaming industry includes land-based casinos, dockside casinos, riverboat casinos, casinos located on Native American land and other forms of legalized gaming. There is intense competition among companies in the gaming industry, some of which have significantly greater resources than the Company.

     The Rio faces competition from all other casinos and hotels in the Las Vegas area, including competitors located on the Las Vegas Strip, on the Boulder Highway and in downtown Las Vegas. Such competition includes several hotel/casinos targeted primarily toward local residents, as well as numerous non-hotel gaming facilities targeted toward local residents. In recent months, several of the Company's direct competitors have opened new hotel-casinos or have commenced or completed major expansion projects, and other expansions are in progress or are planned. Currently, there are approximately 27 major gaming properties located on or near the Las Vegas Strip, 12 located in the downtown area and several located in other areas of Las Vegas. Several new properties opened during the fourth quarter of 1993, which increased the number of hotel and motel rooms in the Las Vegas market by approximately 11,500 rooms or 15%, to a total of approximately 86,560 rooms. Four new major resort projects have been announced and are expected to be completed within the next two years, adding approximately 10,000 more rooms. Each of these facilities has a theme and an attraction which are expected to draw significant numbers of visitors. Any other major expansions or enhancements of existing properties or the construction of new properties by competitors, could have a material adverse effect on the Company's business.

     To a lesser extent, the Rio competes with hotel-casinos located in the Laughlin and Reno-Lake Tahoe areas of Nevada and in Atlantic City, New Jersey. The Company also competes with state-sponsored lotteries, on- and off-track wagering, card parlors, riverboat and Native American gaming ventures and other forms of legalized gaming in the United States, as well as with gaming on cruise ships and international gaming operations. In addition, certain states have recently legalized, and several other states are currently considering legalizing, casino gaming in specific geographic areas within those states. The Company believes that the recent widespread legalization of gaming is being fueled by a combination of increasing popularity and acceptability of gaming activities and the desire and need for states and local communities to generate revenues without increasing general taxation. The Company believes that the legalization of unlimited land-based casino gaming in or near any major metropolitan area, such as Chicago or Los Angeles, could have a material adverse effect on its current hotel-casino business. The development of casinos, lotteries and other forms of gaming in other states, particularly in areas close to Nevada, such as California, could adversely affect the Company's operations.


     As its principal methods of competition, the Company utilizes what management believes to be its unique all-suite concept based upon a Brazilian Carnival and rain forest theme, diverse high quality dining and ample parking, which management believes provide an attractive alternative to the closest source of the Company's competition, the Las Vegas Strip, and a fun and comfortable environment in which to enjoy gaming, dining and entertainment.


REGULATION AND LICENSING
     The ownership and operation of casino gaming facilities in Nevada are subject to: (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, "Nevada Act"); and (ii) various local regulations. The Company's gaming operations are subject to the licensing and regulatory control of the Nevada Commission, the Nevada State Gaming Control Board (the "Nevada Board"), and the Clark County Liquor and Gaming Licensing Board (the "Clark County Board"). The Nevada Commission, the Nevada Board, and the Clark County Board are collectively referred to as the "Nevada Gaming Authorities."

     The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) to provide a source of state and local revenues through taxation and licensing fees. Changes in such laws, regulations and procedures could have an adverse effect on the Company's gaming operations.

     The Company, which operates the casino, is required to be licensed by the Nevada Gaming Authorities. The gaming license requires the periodic payment of fees and taxes and is not transferable. The Company is registered by the Nevada Commission as a publicly traded corporation ("Registered Corporation") and as such, it is required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. The Company has obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

     The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Company in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of the Company must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of the Company who are actively and directly involved in gaming activities of the Company may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

     If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Company, the Company would have to sever all relationships with such person. In addition, the Nevada Commission may require the Company to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

     The Company is required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by the Company must be reported to, or approved by, the Nevada Commission.

     If it were determined that the Nevada Act was violated by the Company, the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Company and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate the Company's gaming properties and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the Company's gaming properties) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect the Company's gaming operations.

     Any beneficial holder of the Company's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of the Company's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

     The Nevada Act requires any person who acquires more than 5% of the Company's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of the Company's voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of the Company's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Company, any change in the Company's corporate charter, bylaws, management, policies or operations of the Company, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Company's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

     Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The Company is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with the Company, the Company (i) pays that person any dividend or interest upon voting securities of the Company, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities for cash at fair market value.

     The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

     The Company is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the Company's stock certificates to bear a legend indicating that the securities are subject to the Nevada Act.

     The Company may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. On July 27, 1995, the Nevada Commission granted the Company prior approval to make public offerings for a period of one year, subject to certain conditions ("Shelf Approval"). However, the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. Such approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.

     Changes in control of the Company through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

     The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Company can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Company's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

     Licensee fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling of food or refreshments. Nevada licensees that hold a license as an operator of a slot route, or a manufacturer's or distributor's license, also pay certain fees and taxes to the State of Nevada.

     Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease at the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.


EMPLOYEES
     As of July 31, 1995, the Company employed approximately 2,900 employees. The Rio occasionally employs part-time workers. None of the Company's employees is covered by collective bargaining agreements. The Company believes that its relationship with its employees is good.


PROPERTIES
     The Company owns the 45-acre site in Las Vegas on which the Rio is located. The Rio site is subject to a deed of trust securing the Rio Bank Loan, of which $125 million and $0 were outstanding at December 31, 1994 and July 31, 1995, respectively. The Company is in the process of accumulating 22 acres of land adjacent to the current Rio site. In March 1995, the Company purchased approximately five of such acres of improved land (the "Warehouse Site"). The Company also entered into agreements to acquire the remaining approximately 17 additional acres of land, bringing the total Rio acreage to approximately 67 acres. The entire Rio site, including the Warehouse Site and the additional property the Company is acquiring, is now being master-planned for the development of another hotel-casino, the size and timing of which has not yet been determined. In May 1995, the Company purchased approximately 64 acres of the Old Vegas Site on Boulder Highway southeast of Las Vegas. The Company is presently considering various development options for the property.


LEGAL PROCEEDINGS

     On April 26, 1994 and May 10, 1994, complaints ("Complaints") in purported class action lawsuits were filed in the United States District Court, Middle District of Florida (the "Florida Federal Court"), against 41 manufacturers, distributors and casino operators of video poker and electronic slot machines, including the Company. The Complaints allege that the defendants have engaged in a course of conduct intended to induce persons to play such games based on a false belief concerning how the gaming machines operate, as well as the extent to which there is an opportunity to win on a given play. One Complaint alleges violations of the Racketeer Influenced and Corrupt Organizations Act (the "RICO Act"), as well as claims of common law fraud, unjust enrichment and negligent misrepresentation, and seeks damages in excess of $1 billion without any substantiation of that amount. The other Complaint alleges violations of the RICO Act and seeks damages in excess of $1 billion without any substantiation of that amount. The Complaints have been consolidated and have been transferred to the United States District Court for the District of Nevada (the "Nevada Federal
Court"). The Florida Federal Court deferred action on the Company's motion requesting abstention and did not rule on class certification. The Company expects those motions to be heard by the Nevada Federal Court. Management believes that the Complaints are without merit and intends to defend vigorously the allegations in the Complaints.

     The Company has been advised that a purported class action lawsuit was filed under the name Hyland, ET AL. v. Griffin Investigations, ET AL. on May 5, 1995 in the United States District Court for the District of New Jersey (Camden Division). The Company, together with 76 other casino operators and others, is named as a defendant in the action. The Company has not been served with a summons and complaint. The action, purportedly brought on behalf of "card counters," alleges that the casino operators exclude "card counters" from play and share information about "card counters." The action is ostensibly based on purported violations of federal antitrust law, the Fair Credit Reporting Act, and various state consumer protection laws. If served, the Company intends to defend the action vigorously.

                           MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

     The directors, executive officers and certain key management personnel of the Company and Rio Properties and their ages as of September 30, 1995 are as follows:



           NAME             AGE                      POSITION

Anthony A. Marnell II (1)   46   Chairman of the Board and Chief Executive Officer of the
                                  Company
James A. Barrett, Jr. (1)   44   President, Chief Operating Officer and Director of the Company
John A. Stuart (2)          44   Director of the Company
Thomas Y. Hartley (2)(3)(4) 61   Director of the Company
Peter M. Thomas (2)(3)(4)   45   Director of the Company
Roger M. Szepelak           31   Treasurer and Chief Financial Officer of the Company
Susan L. Johnson            44   Secretary, Vice President and General Counsel of the Company
John M. Lipkowitz           34   Senior Vice President and General Manager of Rio Properties
Cary A. Rehm                42   Vice President of Slot Development of Rio Properties

_______________________
(1)    Member of the Directors' Plan Committee of the Board of
  Directors.
(2)    Member of the Audit Committee of the Board of Directors.
(3) Member of the Compensation Committee of the Board of Directors.
(4)    Member of the Incentive Plan Committee of the Board of
  Directors.

     ANTHONY A. MARNELL II has been Chairman of the Board of the Company and its subsidiaries since 1986, and Chief Executive Officer since 1990. Since 1982, he has been controlling stockholder of Marnell Corrao and of Marnell Corrao's wholly owned subsidiary, Marnell Corrao Associates, a leading hotel-casino general contractor, and President and controlling stockholder of Marnell Chartered, an architectural firm, each of which is based in Las Vegas, Nevada. Mr. Marnell is a licensed architect.

     JAMES A. BARRETT, JR. is President and Chief Operating Officer of the Company, President of Rio Properties, and a director of the Company and each of its subsidiaries. Mr. Barrett has been President and a director of the Company since July 1986 and Chief Operating Officer since October 1990. Since August 1986, Mr. Barrett has been the Treasurer, and since August 1989, a director of Marnell Corrao. Mr. Barrett has been a certified public accountant since 1975.

     JOHN A. STUART has been a member of the Board of Directors of the Company since 1989. Since February 1991, he has been President of John Stuart & Company, Inc., a firm specializing in employee benefits, consulting and insurance brokerage. Prior thereto, he was the President of Insurance Services Corporation of Nevada, Inc., a full service insurance brokerage firm also located in Las Vegas.

     THOMAS Y. HARTLEY has been a member of the Board of Directors since 1990. Since April 1991, Mr. Hartley has served as President and Chief Operating Officer of Colbert Golf Design and Development, a Las Vegas-based golf course design and development company. From September 1988 to April 1991, Mr. Hartley served as President and Chief Operating Officer of Jim Colbert Golf, Inc., a Las Vegas-based golf course development and management company. Prior to 1988, Mr. Hartley was area managing partner for the Las Vegas, Phoenix, Tucson, and Reno offices of Deloitte, Haskins & Sells, now known as Deloitte & Touche, an international certified public accounting firm. Mr. Hartley has been a member of the
Boards of Directors of Southwest Gas Corporation and its subsidiary Primerit Bank, both in Las Vegas, since March 1991 and of Sierra Health Services, Inc., Las Vegas, Nevada, since June 1992.

     PETER M. THOMAS was appointed to the Board of Directors of the Company on April 27, 1995. Mr. Thomas is Managing Director of the Thomas and Mack Company, a family owned commercial real estate management and development company. From March 1992 until April 1995, Mr. Thomas was President, Chief Operating Officer and a Director of Bank of America, Nevada. From 1982 to 1992, Mr. Thomas was President, Chief Operating Officer and a Director of Valley Bank of Nevada, prior to its acquisition by BankAmerica Corporation in 1992. Mr. Thomas received his law degree in 1975 and is currently a member of the Nevada, Utah and District of Columbia Bar Associations.


     ROGER M. SZEPELAK has been Treasurer and Chief Financial Officer of the Company since September 1995 and Director of
Finance of Rio Properties since December 1994. Mr. Szepelak joined the Company in 1988 and has since served in a variety of financial positions including Casino Controller and Corporate Controller. Prior to joining the Company, Mr. Szepelak held positions with the Ribeiro Corporation, a commercial real estate company in Las Vegas, and Manufacturers National Bank in Detroit, Michigan.


     SUSAN L. JOHNSON has been Secretary of the Company since December 1994, Vice President of the Company since September 1994 and General Counsel of the Company since July 1994. From 1986 to 1989 Ms. Johnson was Associate General Counsel of Harrah's Hotels & Casinos. From 1984 to 1986 Ms. Johnson was Chief Deputy Attorney General for the State of Nevada. From 1979 to 1984 Ms. Johnson was a Deputy District Attorney for Clark County, Nevada. Ms. Johnson has been a licensed attorney in Nevada since 1979 and is currently a member of the Nevada Bar Association.

     JOHN M. LIPKOWITZ has been General Manager of Rio Properties since August 7, 1995 and Senior Vice President of Rio Properties since July 1, 1995. He was Vice President of Strategic Marketing of Rio Properties from December 1994 to August 1995. Mr. Lipkowitz joined Rio Properties in 1990 and has since served in a variety of positions including Vice President of Food and Beverage, Director of Food and Beverage, and Executive Chef. Mr. Lipkowitz held food management positions at Harrah's and John Ascuaga's Nugget in Reno from 1983-1990.

     CARY A. REHM has been Vice President of Slot Development for Rio Properties since January 1995. Mr. Rehm was Vice President of Slot Operations from October 1983 to January 1995 and Director of Slot Operations from January 1992 to October 1993. Prior to that, he held the position of Slot Manager from August 1989 to January 1992. Prior to joining Rio Properties, Mr. Rehm held positions of progressively greater responsibility in slot management at the Castaways and Silver Slipper Casinos, including Assistant Slot Manager and Assistant Lead Slot Technician.

     The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Directors' Plan
Committee and the Incentive Plan Committee, formerly known as the NSOP Committee.

     The Audit Committee's functions are: to review reports of certified public accountants to the Company; to review Company financial practices, internal controls and policies with officers and key employees; to review such matters with the Company's auditors to determine scope of compliance with any deficiencies; to consider selection of independent public accountants; to review related party transactions; and to make periodic reports on such matters to the Board of Directors. The Compensation Committee's function is to review and make recommendations to the Board of Directors with respect to the salaries and bonuses of the Company's executive officers. The Directors' Plan Committee administers the Directors' Plan. The NSOP Committee was reconstituted as the Incentive Plan Committee on January 26, 1995 in connection with the Board's adoption of the Incentive Plan. The Incentive Plan Committee's function is to administer the Incentive Plan and the NSOP, including determining such matters as the persons to whom awards shall be granted, the number of shares to be awarded, when the awards shall be granted, when the awards shall vest, and the terms and provisions of the instruments evidencing the awards under both plans. The Incentive Plan Committee reports to the Company's Board of Directors regarding all decisions concerning awards granted to Incentive Plan participants.


         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



     GENERAL. Anthony A. Marnell II, Chairman of the Board, Chief Executive Officer, and largest stockholder of the Company, is the controlling stockholder and Chief Executive Officer of Marnell Chartered and Marnell Corrao, parent corporation of Marnell Corrao Associates. Marnell Corrao holds a majority ownership interest in MCLP (as
defined on page   57),   a  limited  partnership engaged in real
estate development, and Mr. Marnell is sole stockholder of Focus 2000, Inc. ("Focus 2000"). Mr. Barrett, President, Chief Operating Officer, and a director of the Company, is a general partner of MCLP and is the Secretary, Treasurer, and a director of Marnell Corrao and its subsidiaries.


     CONSULTING, CONSTRUCTION, AND ARCHITECTURAL SERVICES TO AND BY AFFILIATES. Marnell Corrao and Marnell Chartered provided design and construction services for various Rio expansion projects. The Marnell Corrao construction contract for the second Rio tower, completed in October 1993, was for an amount not to exceed $33,327,093, the contract for the public area expansion completed in November 1994 was for an amount not to exceed $22,000,000, and the contract for the third Rio tower completed in April 1995 was for an amount not to exceed $60,500,000. Construction contracts with Marnell Corrao for Phase IV and development work associated with the Company's acquisition of land adjacent to the Rio Site were for amounts not to exceed $18,117,258 and $3,923,898, respectively. In the year ended December 31, 1994, and the six months ended June 30, 1995, the Company paid a total of $48,499,873 and $23,801,075, respectively, in connection with these contracts. Design contracts with Marnell Chartered for these same projects were in amounts not to exceed $1,350,000, $880,000, $2,469,836, $731,000 and $90,000, respectively. In the year ended December 31, 1994, and the six months ended June 30, 1995, Marnell Chartered was paid a total of $1,916,475 and $1,314,346, respectively, in connection with these projects, and $0 and $212,686, respectively, in connection with design work for an expansion opportunity investigated by the Company.

     The  original  1989 Rio construction loan ("Original  Loan")
required that the Company, Marnell Corrao, Marnell Corrao Associates, MCLP's predecessor, Anthony A. Marnell II and his personal family trust, James A. Barrett, Jr. and Maureen M. Barrett and their family trust and Focus 2000 (collectively, the "Loan Guarantors") enter into certain guarantees ("Guarantees") of payment of all obligations under the Original Loan.

     In February 1989, in consideration of the Guarantees, the Company agreed to pay the Loan Guarantors (excluding Focus 2000) $250,000 per year, commencing with the fiscal year ending
December 31, 1990 and continuing through the fiscal year ending December 31, 1994, for each year in which the Company's share of net earnings before taxes from the Rio equals or exceeds $900,000.

     The agreement provided for up to a two-year extension if the Loan Guarantors did not receive the full $1,250,000 by December 31, 1994. No amounts were paid thereunder for the years ended December 31, 1990 and 1991, and the Loan Guarantors received payments of $250,000 in December 1992, December 1993 and December 1994, respectively. The agreement will be extended through December 31, 1996. In the event there is a change in control of the Company, or the Company sells its interest in the Rio, the full remaining unpaid amount will be immediately due and payable to the Loan Guarantors. In 1993, the personal guarantees under the former bank loan were replaced with provisions that will trigger events of default should Anthony A. Marnell II voluntarily allow his stockholdings in the Company to fall below 10% or fall below the stockholdings of another holder, or if Messrs. Marnell or Barrett cease for a period of 30 consecutive days to hold their respective executive officer positions. Therefore, the agreement with the Loan Guarantors was amended to terminate the Loan Guarantor payments in the event that said events of default are triggered by voluntary act of the respective Loan Guarantors.

     SERVICES PROVIDED BY RELATED PARTIES. Entities in which John A. Stuart is a principal stockholder and executive officer earned commissions totaling $124,912 and $65,000 for the year ended December 31, 1994, and the six months ended June 30, 1995, respectively, arising out of the acquisition and administration of various insurance coverages by the Company.

     The Company reimbursed Focus 2000 for certain travel and other expenses advanced on behalf of or supplied to the Company during the year ended December 31, 1994 and the six months ended June 30, 1995 of approximately $142,900 and $0, respectively.

     CERTAIN REAL ESTATE TRANSACTIONS WITH FOCUS 2000. On December 30, 1991, the Company sold to Focus 2000 certain non-Rio real estate assets. Focus 2000 granted a right of first refusal to the Company to operate gaming on 125 acres including the Old Vegas Site (collectively, the "125-Acre Site") which was one of the properties sold to Focus 2000. Focus 2000 also agreed for a period up to 120 months to return 100% of sale proceeds from any subsequent sale of the 125-Acre Site in excess of $7,000,000, less Focus 2000's defined holding costs. Focus 2000 agreed (the "Focus

Participation Agreement") for a period of up to 48 months to return, on a declining basis, sale proceeds less defined holding costs on certain of the other assets sold which included the general partnership interest in MarCor Green Valley Partnership (as defined on page 54) and the Warehouse Site. In order to preserve the ability to develop a casino on the 125-Acre Site without the requirement of building a hotel, as required by certain Nevada legislation, Focus 2000 advised the Company in June 1992 that Focus 2000 intended to proceed with development of the 125-Acre Site. Focus 2000 requested that the Company determine whether it would exercise its right of first refusal. At the time, the Board of Directors determined that the Company did not want to divert its efforts and resources away from the Rio. Therefore, the Company assigned the right of first refusal to Messrs. Barrett and Marnell with a reserved right to assume the assigned interest for reimbursement of expenses incurred in filing the gaming applications and otherwise in connection with this project, plus interest equal to two percent above the prime rate of First Interstate Bank of Nevada, N.A. Messrs. Barrett and Marnell were directed to enter into an agreement with Focus 2000 and thereafter filed gaming applications with the Nevada State Gaming Control Board and Nevada Commission. On April 1, 1994, Focus 2000, through a limited partnership ("MarCor Green Valley Partnership"), sold a parcel of unimproved real property ("Green Valley Site") located in Henderson, Nevada. Pursuant to the Focus Participation Agreement, the sale of the Green Valley Site resulted in a $975,936 profit participation paid to the Company. Various issues involving the events prior to and during the sale of the Green Valley Site are the subject of a pending lawsuit between MarCor Green Valley Partnership, Focus 2000, the Company and the limited partners of MarCor Green Valley Limited Partnership. A favorable outcome in that litigation may produce additional profit participation to the Company pursuant to the Focus Participation Agreement. Since the Company and one of its subsidiaries, as well as Messrs. Marnell and Barrett, are named as parties to the lawsuit, an adverse ruling could produce a damage cost to the Company; however, the agreements under which the Company sold the Green Valley Site to Focus 2000 contain certain indemnities in favor of a subsidiary of the Company, which may reduce or eliminate such potential cost.


     In March 1995, the Company repurchased the Warehouse Site from Focus 2000. The $3.2 million purchase price was based upon an independent appraisal valuation, less credit for net rental proceeds during the term of the escrow and profit participation pursuant to the Focus Participation Agreement. The appraised value of the Warehouse Site was approximately $3.7 million. The profit participation amount that the Company received credit for was approximately $0.4 million. The Company also received credit for net rental proceeds during the term of the escrow of less than $0.1 million.



     In May 1995, the Company repurchased the Old Vegas Site from Focus 2000 which had been part of the 125 Acre-Site. The $5.7 million purchase price equaled Focus 2000's costs plus defined holding costs. The purchase price was significantly below the independent appraisal valuation. The appraised value of the Old Vegas Site was approximately $12.5 million.


     BANKING RELATIONSHIPS. Until April 1995, Peter M. Thomas was President, Chief Operating Officer and a Director of Bank of America, Nevada, a subsidiary of BankAmerica Corporation. Bank of America and Bank of America, Nevada are participant banks in the Rio Bank Loan and Bank of America, Nevada provides regular commercial banking services to the Company.

     INDEMNIFICATION OF DIRECTORS AND OFFICERS. Section 78.751 of Chapter 78 of the Nevada Revised Statutes, Article XII of the Company's Articles of Incorporation and Article XIII of the Company's Bylaws contain provisions for indemnification of officers, directors, employees and agents of the Company. The Articles of Incorporation provision requires the Company to indemnify such persons to the full extent permitted by Nevada Law. Each person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interest of the Company. Indemnification would cover expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.

     The Company's Articles of Incorporation also provide that the Company's Board of Directors may cause the Company to purchase and maintain insurance on behalf of any present or past director or officer insuring against any liability asserted against such person incurred in the capacity of director or officer  or  arising  out  of such status,  whether  or  not  the corporation would have the power to indemnify such person. The Company presently has directors' and officers' liability insurance in effect.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

     TRANSACTION REVIEW. The Company believes that the transactions described above are on terms at least as favorable as would have been obtainable from non-related parties. The Company requires that the Audit Committee of the Board of Directors review related party transactions.

                     PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's common stock ("Common Stock") as of September 30, 1995 (i) by each person (or a group of affiliated persons) who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) by the executive officers named in the Summary
Compensation Table contained in the Company's Proxy Statement prepared in connection with the 1995 Annual Meeting of the Company's stockholders and (iii) by all directors and executive officers as a group.


             NAME AND ADDRESS           SHARES OF COMMON STOCK        PERCENT
            OF BENEFICIAL OWNER        BENEFICIALLY OWNED (1)(2)   OF CLASS (2)

     Anthony A. Marnell II...........  5,045,780(3)                23.7%
     4495 S. Polaris Avenue
     Las Vegas, Nevada 89103
     James A. Barrett, Jr............  1,966,612(4)                 9.2%
     4495 S. Polaris Avenue
     Las Vegas, Nevada 89103
     Lud J. Corrao...................  1,287,728(5)                 6.0%
     P.O. Box 12907
     Reno, Nevada 89510
     Dean P. Petersen................  1,110,910(6)                 5.2%
     2900 Las Vegas Blvd. South
     Las Vegas, Nevada 89109
     Harlan D. Braaten(7)............     62,050(8)                    *
     3700 West Flamingo Road
     Las Vegas, Nevada 89103
     Putnam Investments, Inc.........  1,853,725(9)                 8.7%
     One Post Office Square
     Boston, Massachusetts 02109
     Gilder, Gagnon, Howe & Co.......  1,800,088(10)                8.4%
     1775 Broadway
     New York, New York 10019
     Capital Research & Management...  1,155,200(11)                5.4%
     #4 Embarcadero Center, Suite 1800
     San Francisco, California 94111
     All Executive Officers and
     Directors as a group (7 persons)  5,307,880(12)               24.9%

   _______________________
       *Less than one percent.
     (1)Unless otherwise noted, the persons identified in this table have sole voting and sole investment power with regard to the shares beneficially owned by them.
     (2)Includes shares issuable upon exercise of options which are exercisable within 60 days of the stated date.
     (3)Includes options to purchase 196,000 shares issuable to Mr. Marnell under the Company's Non Statutory Stock Option Plan (the "NSOP"), which are not listed below. Mr. Marnell beneficially owns the following shares which are held of record by the following entities:


                                                                     COMMON STOCK

     A.A. Marnell II Family Revocable Living Trust (a)                     68,167
     Certain trusts established for the benefit of Mr. Marnell's          900,000
     family (a)
     Marnell Corrao, Inc. ("Marnell Corrao")                            2,035,051
     MarCor Limited Partnership ("MCLP") (b)                            1,846,562

      Total Shares                                                      4,849,780

        _____________________________
        (a)Mr. Marnell holds sole voting and investment power over the shares held by his family trusts.
        (b)Mr. Marnell through his family trusts, owns approximately 83% of MCLP, a limited partnership.
     (4)Includes options to purchase 99,000 shares issuable to Mr. Barrett under the NSOP. Of the shares currently held by Mr. Barrett, 2,000 shares are held in his individual retirement account; 3,000 shares are held in certain of his spouse's accounts; 16,000 shares are held by the Barrett Family Revocable Living Trust through a family corporation, 50 shares are held directly by the trust; and 1,846,562 shares are held by MCLP of which Barrett, Inc., a family corporation controlled by Mr. Barrett and his family trust, is the general partner. Not included are 2,000 shares held in certain trusts for which Mr. Barrett is sole trustee.
     (5)Of the shares currently held by Mr. Corrao, 25,000 are held directly and 1,262,728 are held through the Lud Corrao Family Trust.
     (6)Includes options to purchase 20,000 shares issuable to Mr. Petersen under the Company's 1991 Directors' Stock Option Plan (the "Directors' Plan"). Mr. Petersen's shares are held of record by The Dean and Mary Petersen Living Trust of 1975.

     (7)Mr.  Braaten  resigned as Treasurer and  Chief  Financial
        Officer of the Company in September 1995.


     (8)Includes options to purchase 34,000 shares issuable to Mr. Braaten under the NSOP.


     (9)Putnam  Investments,  Inc.  ("Putnam")  reported   on   a
        Schedule 13G, dated January 30, 1995, that it has shared voting power with respect to 92,400 of such shares and shared dispositive power with respect to all of such shares. Putnam subsequently reported on an Amendment to the Schedule 13G, dated June 6, 1995, that it had increased its shared voting power with respect to 189,700 of such shares and shared dispositive power with respect to 2,224,725 of such shares. Putnam reported that such holdings represented 10.5% of the outstanding Common Stock on the date of the amendment.


     (10)Gilder, Gagnon, Howe & Co. reported on an Amendment to Schedule 13G, dated February 9, 1995, that it has shared voting and dispositive power with respect to 69,650 of such shares and sole dispositive power with respect to 1,730,438 of such shares.


     (11)Capital Research & Management reported on Form 13F that at March 31, 1995 it shared investment discretion with an affiliate with respect to 1,155,200 shares of Common Stock.


     (12)Includes options to purchase 344,000 shares under the NSOP and options to purchase 46,000 shares under the Directors' Plan.

                    DESCRIPTION OF NEW NOTES

     The New Notes will be issued under an indenture dated as of July 21, 1995 (the "Indenture"), among Rio Hotel & Casino, Inc. (the "Company"), Rio Properties, Inc. (the "Guarantor") and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). Except as otherwise indicated below, the following summary applies to both the Old Notes and the New Notes. As used herein, the term "Notes" shall mean the Old Notes and the New Notes unless otherwise stated.

     The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture (the "Trust Indenture Act"). The Notes are subject to all such terms, and Noteholders are referred to the Indenture and the Trust Indenture Act for a statement of those terms.

     The form and terms of the New Notes are substantially identical to the form and terms of the Old Notes, except that (i) the New Notes will be registered under the Securities Act of 1933, as amended, and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of the New Notes will not be entitled to Special Interest, which terminates upon consummation of the Exchange Offer, and (iii) holders of New
Notes will not be entitled to certain rights under the Registration Agreement intended for the holders of unregistered securities. The New Notes will be issued solely in exchange for an equal principal amount of Old Notes. As of the date hereof, $100 million aggregate principal amount of Old Notes is outstanding. See "The Exchange Offer."


     The following summary of certain provisions of the Indenture does not purport to be complete and is subject to the provisions of the Indenture and the Notes, including the definitions therein of certain terms used below. The Company, however, believes the following summarizes all material provisions of the Indenture. A copy of the Indenture has been filed with the Commission as an exhibit to the Company's Report on Form 8-K dated July 18, 1995. Capitalized terms used in this section and not otherwise defined below have the respective meanings assigned to them in the Indenture.


GENERAL
     The Notes are general unsecured obligations of the Company and will be limited to $100 million aggregate principal amount.
The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof.


     The payment of principal and interest on the Notes is fully and unconditionally guaranteed on a senior subordinated and unsecured basis by the Guarantor (the "Rio Guarantee").


PAYMENT TERMS
     The Notes will mature on July 15, 2005 and will bear interest at a rate of 10 5/8% per annum until maturity, payable semiannually on January 15 and July 15 of each year, commencing January 15, 1996, to the persons who are registered Noteholders thereof at the close of business on the January 1 or July 1 immediately preceding such interest payment date.

     The Indenture provides that interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Initially, the Trustee will act as Paying Agent and Registrar. Principal and interest will be payable initially at the offices of the Trustee but, at the option of the Company, interest may be paid by check mailed to the persons who are registered holders of Notes ("Noteholders") at their registered addresses. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the offices of the Trustee. The Company or any domestically incorporated Wholly Owned Subsidiary may act as Paying Agent and Registrar, and the Company may change the Paying Agent or Registrar without prior notice to Noteholders.

SUBORDINATION OF NOTES
     The Notes are subordinated in right of payment, as set forth in the Indenture, to the prior payment in full, in cash or cash equivalents, of all existing and future Senior Indebtedness of the Company. The Notes shall in all respects rank PARI PASSU with all other Senior Subordinated Indebtedness of the Company and only Indebtedness of the Company which is Senior Indebtedness shall rank senior to the Notes. Except with respect to limitations on consolidated Indebtedness that the Company may incur, the Indenture does not limit the ability of the Company to incur additional Senior Indebtedness or restrict the ability of the Company to transfer assets to and among its Subsidiaries. As described below, in the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to make payments on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Notes. Substantially all of the Senior Indebtedness of the Company (currently consisting of the Company's Guarantee of the Rio Bank
Loan) is secured by substantially all the assets of the Company. In the event of any payment or distribution of the assets of the Company in any foreclosure, dissolution, winding up, liquidation or reorganization, holders of the secured indebtedness will have a secured prior claim to the assets of the Company and its Subsidiaries. The Company has outstanding no Senior Subordinated Indebtedness, and no Senior Indebtedness other than its Guarantee of the Rio Bank Loan.


     Under certain circumstances, as described below, holders of Senior Indebtedness may block payments on the Notes. Any claims by Noteholders against the assets of Subsidiaries would be subordinate to all existing and future obligations (including trade payables and preferred stock, if any, of such subsidiaries). As of July 31, 1995, there were no current liabilities of the Company's subsidiaries outstanding ranking senior to the Notes. Assuming the subsequent incurrence by Rio Properties of the full $175 million of its available bank borrowings under the Rio Bank Loan, there would have been outstanding that amount of indebtedness and other liabilities of the Company's subsidiaries ranking senior to the Notes.

     Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property: (i) holders of Senior Indebtedness shall be entitled to receive payment in full of the Senior Indebtedness before Noteholders shall be entitled to receive any payment of principal of or interest on the Notes; and
(ii) until the Senior Indebtedness is paid in full, any distribution to which Noteholders would be entitled but for this provision shall be made to holders of Senior Indebtedness as their interests may appear, except that Noteholders may receive shares of stock and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the Notes.

     The Company may not pay the principal of or interest on the Notes or make any deposit for the purpose of the discharge of its liabilities under the Indenture and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Senior Indebtedness is not paid when due or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (a) the default has been cured or waived and any such acceleration has been rescinded or (b) such Senior Indebtedness has been paid in full. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a "Blockage Notice") and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) by repayment in full of such Senior Indebtedness or (iii) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the next preceding sentence), unless the holders of such Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Senior Indebtedness, the Company may resume payments on the Notes after such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Senior Indebtedness during such period.

     The provisions described in the two preceding paragraphs shall not prevent or delay (i) the Company from redeeming any Notes if required by any Gaming Authority as described under "Mandatory Disposition or Redemption Pursuant to Gaming Laws" or from otherwise purchasing any Notes pursuant to any Legal Requirement relating to the gaming business of the Company and its Subsidiaries or (ii) the receipt by the Noteholders of payments of principal and interest on the Notes, as described under "Discharge of Indenture and Defeasance", from the application of any money or U.S. Government Obligations held in trust by the Trustee.

     In the event of the Company's insolvency, liquidation, reorganization, dissolution or other proceedings, funds which would otherwise be payable to Noteholders will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full. Moreover, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders, and creditors of the Company who are not holders of Senior Indebtedness or of the Notes may recover less, ratably, than holders of the Senior Indebtedness and may recover more, ratably, than the Noteholders.

     There is currently no Indebtedness of the Company that is subordinated to the Notes, and the Company has no current plans to issue any Indebtedness that would be subordinated to the Notes.


SUBORDINATION OF RIO GUARANTEE
     The Rio Guarantee is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full, in cash or cash equivalents, of all existing and future Senior Indebtedness of Guarantor. As of July 31, 1995, there was no Senior Indebtedness of Guarantor outstanding to which the Rio Guarantee would be subordinated. Assuming the subsequent incurrence by the Guarantor of the full $175 million of its available bank borrowings under the Rio Bank Loan, the Rio Guarantee would be subordinated to that amount of Senior
Indebtedness of Guarantor. The Rio Guarantee shall in all respects rank PARI PASSU with all other Senior Subordinated Indebtedness of Guarantor and only Indebtedness of the Guarantor which is Senior Indebtedness of Guarantor shall rank senior to the Rio Guarantee. Except with respect to limitations on consolidated Indebtedness that the Company and its Restricted Subsidiaries (including the Guarantor) may incur, the Indenture does not limit the ability of the Guarantor to incur additional Senior Indebtedness of Guarantor or restrict the ability of the Guarantor to transfer assets to and among its Subsidiaries. As described below, in the event of bankruptcy, liquidation or reorganization of the Guarantor, the assets of the Guarantor will be available to make payments under the Rio Guarantee only after all Senior Indebtedness of Guarantor has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Rio Guarantee. Substantially all of the Senior Indebtedness of Guarantor is secured by substantially all the assets of the Guarantor. In the event of any payment or distribution of the assets of the Guarantor in any foreclosure, dissolution, winding up, liquidation or reorganization, holders of the secured indebtedness will have a secured prior claim to the assets of the Guarantor and its Subsidiaries.

     Under certain circumstances, as described below, holders of Senior Indebtedness of Guarantor may block payments on the Rio Guarantee. Any claims by Noteholders against the assets of Subsidiaries of the Guarantor would be subordinate to all existing and future obligations (including trade payables and preferred stock, if any, of such Subsidiaries). The Subsidiaries of the Guarantor do not have any significant liabilities outstanding.

     Upon any payment or distribution of the assets of the Guarantor to creditors upon a total or partial liquidation or a total or partial dissolution of the Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Guarantor or its property: (i) holders of Senior Indebtedness of Guarantor shall be entitled to receive payment in full of the Senior Indebtedness of Guarantor before Noteholders shall be entitled to receive any payment under the Rio Guarantee; and (ii) until the Senior Indebtedness of Guarantor is paid in full, any distribution to which Noteholders would be entitled but for this provision shall be made to holders of Senior Indebtedness of Guarantor as their interests may appear, except that Noteholders may receive shares of stock and any debt securities that are subordinated to Senior Indebtedness of Guarantor to at least the same extent as the Rio Guarantee.

     The Guarantor may not pay the principal of or interest on the Notes pursuant to the Rio Guarantee or make any deposit for the purpose of the discharge of its liabilities under the Indenture and may not repurchase, redeem or otherwise retire any Notes pursuant to the Rio Guarantee (collectively, "pay the Notes") if (i) any Senior Indebtedness of Guarantor is not paid when due or (ii) any other default on Senior Indebtedness of Guarantor occurs and the maturity of such Senior Indebtedness of Guarantor is accelerated in accordance with its terms unless, in either case, (a) the default has been cured or waived and any such acceleration has been rescinded or (b) such Senior Indebtedness of Guarantor has been paid in full. During the continuance of any default (other than a default described in clause (i) or (ii) of the preceding sentence) with respect to any Senior Indebtedness of Guarantor pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Guarantor may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Guarantor and the Trustee of written notice of such default from the Representative of any Designated Senior Indebtedness of Guarantor specifying an election to effect a Payment Blockage Period (a "Blockage Notice") and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Guarantor from the Person or Persons who gave such Blockage Notice, (ii) by repayment in full of such Senior Indebtedness of Guarantor or (iii) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the next preceding sentence), unless the holders of such Senior Indebtedness of Guarantor or the Representative of such holders shall have accelerated the maturity of such Senior Indebtedness of Guarantor, the Guarantor may resume payments under the Rio Guarantee after such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Senior Indebtedness of Guarantor during such period.

     In the event of the Guarantor's insolvency, liquidation, reorganization, dissolution or other proceedings, funds which would otherwise be payable to Noteholders will be paid to the holders of Senior Indebtedness of Guarantor to the extent necessary to pay the Senior Indebtedness of Guarantor in full. Moreover, creditors of the Guarantor who are holders of Senior Indebtedness of Guarantor may recover more, ratably, than the Noteholders, and creditors of the Guarantor who are not holders of Senior Indebtedness of Guarantor or of the Notes may recover less, ratably, than holders of the Senior Indebtedness of Guarantor and may recover more, ratably, than the Noteholders.

     There is currently no Indebtedness of the Guarantor that  is subordinated  to  the  Rio Guarantee, and the  Guarantor  has  no
current   plans   to  issue  any  Indebtedness  that   would   be
subordinated to the Rio Guarantee.


OPTIONAL REDEMPTION
     The Notes will not be redeemable at the option of the Company prior to July 15, 2000. On or after that date, the Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, on at least 30 but not more than 60 days' prior notice, mailed by first-class mail to the Noteholders' registered addresses, at the redemption prices (expressed in percentages of principal amount) specified below plus accrued interest to the redemption date, if redeemed during the 12-month period beginning July 15 of the years indicated below:

                YEAR                               PERCENTAGE

                2000                                   103.98%
                2001                                   102.66%
                2002                                   101.33%
                2003 and thereafter                    100.00%

     If fewer than all the Notes are to be redeemed, selection of Notes for redemption will be made by the Trustee, PRO RATA or by lot or by any other means the Trustee determines to be fair and appropriate and which complies with applicable legal and securities exchange requirements.


     The  Notes  are  subordinated in right  of  payment  to  all existing and future Senior Indebtedness of the Company and are structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of the Company's subsidiaries, and the Rio Guarantee is subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantor and is structurally subordinated to all existing and future indebtedness and other liabilities, including trade
payables, of  the  Guarantor's subsidiaries.   Under certain
circumstances, holders of Senior Indebtedness of the Company or holders of Senior Indebtedness of the Guarantor may prohibit payments on the New Notes or under the Rio Guarantee, respectively. See "Risk Factors - Subordination."


MANDATORY DISPOSITION OR REDEMPTION PURSUANT TO GAMING LAWS
     If a Holder or beneficial owner of a Note is required to be licensed, qualified or found suitable under applicable Gaming Laws and is not so licensed, qualified or found suitable, the Holder shall be obliged, at the request of the Company, to dispose of such Holder's Notes within 30 days after receipt of notice of failure to be found suitable or such earlier date prescribed by any Gaming Authority (in which event the Company's obligation to pay any interest after the receipt of such notice shall be limited as provided in such Gaming Laws), and thereafter, the Company shall have the right to redeem, on the date fixed by the Company for the redemption of such Notes, such Holder's Notes at a redemption price equal to the lower of (i) the price at which such Holder or beneficial owner acquired the Notes without accrued interest, if any (unless the payment of such interest is permitted by the applicable Gaming Authority),
(ii) the Current Market Price of the Notes on such redemption date and (iii) the principal amount of such notes without accrued interest, if any (unless the payment of such interest is permitted by the applicable Gaming Authority). The Company is not required to pay or reimburse any Holder or beneficial owner of a Note for the costs of licensure or investigation for such licensure, qualification or finding of suitability. Any Holder or beneficial owner of a Note required to be licensed, qualified or found suitable under applicable Gaming Laws must pay all investigative fees and costs of the Gaming Authorities in connection with such qualification or application therefor.


MANDATORY SINKING FUND
     There are no mandatory sinking fund payments for the Notes.


CHANGE OF CONTROL
     Upon a Change of Control, each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the terms contemplated in the next paragraph. In the event that at the time of such Change of Control the terms of the Bank Indebtedness or other Senior Indebtedness restrict or prohibit the repurchase of Notes pursuant to this provision, then prior to the mailing of the notice to Holders provided for in the next paragraph below but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all Bank Indebtedness or such other Senior Indebtedness or to offer to repay in full all Bank Indebtedness or such other Senior Indebtedness and to repay the Bank Indebtedness or such other Senior Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing the Bank Indebtedness or such other Senior Indebtedness to permit the repurchase of the Notes as provided for in the next paragraph.


     The  Notes  are  subordinated in right  of  payment  to  all existing and future Senior Indebtedness of the Company and are structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of the Company's subsidiaries, and the Rio Guarantee is subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantor and is structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of the Guarantor's subsidiaries. In order for the Company to repurchase the New Notes as a result of a Change of Control, it will be necessary for the Company either to obtain the consent of the Lenders under the Rio Bank Loan or to repay the Rio Bank Loan in full. See "Risk Factors - Subordination."


     Within 30 days following any Change of Control, the Company shall send, by first-class mail to each Holder, a notice to each Holder with a copy to the Trustee stating:

 (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase;

  (2) the circumstances and relevant facts regarding such Change of Control which the Company in good faith believes will enable Holders to make an informed decision (which at a minimum will include information with respect to PRO FORMA historical income, cash flow and capitalization, each after giving effect to such Change of Control, events causing such Change of Control and the date such Change of Control is deemed to have occurred);

  (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  (4) the instructions determined by the Company, consistent with this provision, that a Holder must follow in order to have its Notes purchased, together with the information contained in the next paragraph (and including any related materials).

     Holders electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least five Business Days prior to the purchase date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than three Business Days prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased.

     On the purchase date, all Notes purchased by the Company under this provision shall be delivered by the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.


     The Company's Board of Directors does not have the ability to waive or modify the right of holders of the Notes to require the Company to repurchase the Notes upon a Change of Control nor will such right have limited applicability in the event of a leveraged buy out of the Company initiated or supported by the Company, the Company's management, an affiliate of the Company within the meaning of Rule 405 of the Securities Act, or an affiliate of the Company's management.


     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this provision. To the extent that the provisions of any securities laws or regulations conflict with this provision, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this provision by virtue thereof.


     The Company's obligations to repurchase the Notes upon a Change of Control will be guaranteed on a senior subordinated basis by the Guarantor pursuant to the Rio Guarantee. Such Rio Guarantee will be subordinated to Senior Indebtedness of Guarantor to the same extent described above under "Subordination of Rio Guarantee." There can be no assurance that sufficient funds will be available to the Company upon the occurrence of a Change of Control to provide it with the means to repurchase the Notes.



     The phrase "all or substantially all" of the assets of the Company as used in the definition of "Change of Control" in the Indenture has no clearly established meaning under New York law (which governs the Indenture), has been the subject of limited judicial interpretation in few jurisdictions and will be interpreted based upon the particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred and therefore whether a Change of Control has occurred.




CERTAIN DEFINITIONS
     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "ADDITIONAL ASSETS" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; PROVIDED, HOWEVER, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business.

     "AFFILIATE" of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person who is a director or officer (a) of such specified Person, (b) of any subsidiary of such specified Person or (c) of any Person described in clause (i) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the section
"Limitation on Transactions with Affiliates" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "ASSET DISPOSITION" means any direct or indirect sale including a Sale/Leaseback Transaction, lease, transfer, conveyance  or  other disposition (or series  of  related  sales,
Sale/Leaseback Transactions, leases, transfers, conveyances or dispositions) of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary,
(ii) a disposition of property or assets at Fair Market Value in the ordinary course of business and consistent with past practices of the Company or any of its Restricted Subsidiaries, as applicable, (iii) a disposition with a Fair Market Value and a sale price of less than $10 million, and (iv) for purposes of the provisions of "Limitation on Sales of Assets and Subsidiary Stock" only, a disposition subject to the limitations set forth under "Limitation on Restricted Payments".

     "ATTRIBUTABLE INDEBTEDNESS" means Indebtedness deemed to be incurred in respect of a Sale/Leaseback Transaction and shall be, at the date of determination, the greater of (i) the fair market value of the property subject to such Sale/Leaseback Transaction (as determined in good faith by the Board of Directors) or (ii) the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "BANK INDEBTEDNESS" means any and all amounts payable under or in respect of the Credit Agreement, as amended (or refinanced or replaced) from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or the Guarantor whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "BANKS" has the meaning specified in the Credit Agreement.

     "BOARD OF DIRECTORS" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "BOARD RESOLUTION" means a duly adopted resolution of the Board of Directors in full force and effect at the time of determination and certified as such by the Secretary or an Assistant Secretary of the Company.

     "CAPITALIZED LEASE OBLIGATIONS" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible or exchangeable into such equity.

     "CASINO" means any gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, vessel, barge, ship and equipment.

     "CHANGE OF CONTROL" means the occurrence of any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or an underwriter engaged in a firm commitment underwriting in connection with a public offering of the Voting Stock of the Company, is or becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of the Company; (ii) during any period of 12 consecutive months after the date of the Indenture, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or (iii) the Company consolidates or merges with or into, or, directly or indirectly, sells all or substantially all of its assets to any person, other than a Wholly Owned Subsidiary or a Permitted Holder.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONSOLIDATED COVERAGE RATIO" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days (or at least 30 days if the Company's Report on Form 10-Q or 10-K for the most recent fiscal quarter or year, as the case may be, has been filed with the SEC) prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that (a) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated Interest Expense for such period shall be calculated after giving effect on a PRO FORMA basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (b) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, or both, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period as if such Asset Disposition had occurred on the first day of such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any

     Restricted  Subsidiary  repaid,  repurchased,  defeased   or
otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Dispositions for such period as if such Asset Disposition had occurred on the first day of such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period as if such Asset Disposition had occurred on the first day of such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (c) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or

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

otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving PRO FORMA effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (d) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (b) or (c) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving PRO FORMA effect thereto as if such Asset Disposition or Investment occurred on the first day of such period. For purposes of this definition, whenever PRO FORMA effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the PRO FORMA calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and as further contemplated by the definition of PRO FORMA. If any Indebtedness bears a floating rate of interest and is being given PRO FORMA effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term in excess of 12 months).

     "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of the Company and its consolidated Subsidiaries, plus, to the extent not included in such interest expense, (i) interest expense attributable to capital leases,
(ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expense, (v) accrued interest, (vi) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vii) interest actually paid by the Company or any such Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (viii) net costs associated with Interest Rate Protection Agreements (including amortization of fees), (ix) the interest portion of any deferred obligation, (x) Preferred Stock dividends in respect of all Preferred Stock of Subsidiaries and Redeemable Stock of the Company held by Persons other than the Company or a Wholly Owned Subsidiary, (xi) fees payable in connection with financings to the extent not included in (ii) above, including commitment, availability and similar fees and (xii) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust; PROVIDED, HOWEVER, that there shall be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary.

     "CONSOLIDATED NET INCOME" means, for any period, the net income (loss) of the Company and its Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (a) subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (b) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income, (ii) any net income (loss) of any person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition,
(iii) any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (a) subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and (b) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (iv) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any

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

Capital Stock of any Person, (v) any extraordinary gain or loss and (vi) the cumulative effect of a change in accounting principles.

     "CONSOLIDATED NET WORTH" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days (or at least 30 days if the Company's Report on Form 10-Q or 10-K for the most recent fiscal quarter or year, as the case may be, has been filed with the SEC) prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus
(iii) any retained earnings or earned surplus less (a) any accumulated deficit and (b) any amounts attributable to Disqualified Stock.

     "CREDIT  AGREEMENT" means the $175 million revolving  credit facility,  as  amended, between the Company and  a  syndicate  of
banks,   and   any   extensions,   revisions,   refinancings   or
replacements thereof by a bank or a syndicate of banks.

     "CURRENT MARKET PRICE" on any date means the arithmetic mean of the Quoted Price of the Notes for 20 consecutive trading days commencing 30 days before such date.


     "DEFAULT"  means  any event which is,  or  after  notice  or
passage  of  time  or both would be, an Event  of  Default.   See
"Description  of  New  Notes  - Certain  Covenants  -  Events  of
Default."


     "DESIGNATED SENIOR INDEBTEDNESS" means (i) the Company's Guarantee of the Bank Indebtedness and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof, are committed to lend up to, at least $25 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture and has been designated as "Designated Senior Indebtedness" for purposes of the Indenture in an Officers' Certificate received by the Trustee.

     "DESIGNATED SENIOR INDEBTEDNESS OF GUARANTOR" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness of Guarantor which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by the Guarantor in the instrument evidencing or governing such Senior Indebtedness of Guarantor as "Designated Senior Indebtedness of Guarantor" for purposes of the Indenture and has been designated as "Designated Senior Indebtedness of Guarantor" for purposes of the Indenture in an Officers' Certificate received by the Trustee.

     "DISQUALIFIED STOCK" of a Person means Redeemable Stock of such Person as to which the maturity, mandatory redemption, conversion or exchange or redemption at the option of the holder thereof occurs, or may occur, on or prior to the first anniversary of the Stated Maturity of the Notes.

     "EBITDA" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense,
(ii) Consolidated Interest Expense, (iii) depreciation expense and (iv) amortization expense, in each case for such period.


     "EVENT OF LOSS" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset; or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

     "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arms'-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting

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

profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP consistently applied.

     "GAMING AUTHORITY" means the Nevada Gaming Commission, the Nevada State Gaming Control Board or any agency which has, or may at any time after the date of the Indenture have, jurisdiction over the gaming activities of the Company or any of its Subsidiaries or any successor to such authority.

     "GAMING LAWS" means the gaming laws of a jurisdiction or jurisdictions to which the Company or any of its Subsidiaries is, or may at any time after the date of the Indenture be, subject.

     "GAMING LICENSE" means any license, permit, franchise or other authorization from any Governmental Authority required on the date of the Indenture or at any time thereafter to own, lease, operate or otherwise conduct the gaming business of the Company and its Subsidiaries, including all licenses granted under Gaming Laws and other Legal Requirements.

     "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "GUARANTOR" means Rio Properties, Inc.

     "HOLDER"  or "NOTEHOLDER" means the Person in whose  name  a
Note is registered on the Registrar's books.

     "INCUR" means issue, assume, Guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary. The terms "Incurred", "Incurrence" and "Incurring" shall each have a correlative meaning.

     "INDEBTEDNESS" means, with respect to any Person on any date of determination (without duplication),

  (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

  (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (iii)     all  Capitalized Lease Obligations  and  Attributable
Indebtedness of such Person;

 (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more that six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

 (v) all obligations of such Person in respect of letters of credit, banker's acceptances or other similar instruments or credit transactions (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iv) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit;

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

  (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

  (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; PROVIDED, HOWEVER, that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

  (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person; and

  (ix) to the extent not otherwise included in this definition, obligations in respect of Interest Rate Protection Agreements.
The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "INDEPENDENT DIRECTOR" means a director of the Company other than a director who is a party, or who is a director, officer, employee or Affiliate (or is related by blood or marriage to any such person) of a party, to the transaction in question, and who is, in fact, independent in respect of such transaction.

     "INTEREST RATE PROTECTION AGREEMENT" means, in respect of a Person, any interest rate swap agreement, interest rate option agreement, interest rate cap agreement, interest rate collar agreement, interest rate floor agreement or other similar agreement or arrangement.

     "INVESTMENT" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the limitations set forth in "Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer. In determining the amount of any Investment in respect of any property or assets other than cash, such property or asset shall be valued at its fair market value at the time of such Investment (unless otherwise specified in this definition), as determined in good faith by the Board of Directors, whose determination shall be evidenced by a Board Resolution.

     "LIEN"   means  any  mortgage,  pledge,  security  interest,
encumbrance,   lien  or  charge  of  any  kind   (including   any
conditional sale or other title retention agreement or lease in the nature thereof) or any Sale/Leaseback Transaction.

     "NET AVAILABLE CASH" from an Asset Disposition or Event of Loss means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition or Event of Loss, (ii) all payments made on any Indebtedness which is

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

secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or Event of Loss and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "NET CASH PROCEEDS", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "NON-RECOURSE INDEBTEDNESS" means Indebtedness of a Person to the extent that under the terms thereof or pursuant to applicable law (i) no personal recourse shall be had against such Person for the payment of the principal of or interest or premium, if any, on such Indebtedness, and (ii) enforcement of obligations on such Indebtedness is limited only to recourse against interests in Property and assets purchased with the proceeds of the Incurrence of such Indebtedness and as to which neither the Company nor any of its Restricted Subsidiaries provides any credit support or is liable.

     "OFFICER" means the Chairman of the Board, the President, the Treasurer or the Secretary of the Company.

     "OFFICERS'  CERTIFICATE" means a certificate signed  by  two
Officers at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Company.

     "OPINION OF COUNSEL" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "PARI PASSU", as applied to the ranking of any Indebtedness of a Person in relation to other Indebtedness of such Person, means that each such Indebtedness either (i) is not subordinate in right of payment to any Indebtedness or (ii) is subordinate in right of payment to the same Indebtedness as is the other, and is so subordinate to the same extent, and is not subordinate in right of payment to each other or to any Indebtedness as to which the other is not so subordinate.

     "PERMITTED FF&E FINANCING" means Indebtedness which is Non-Recourse Indebtedness to the Company or any of its Restricted Subsidiaries or any of their properties that is Incurred to finance the acquisition or lease after the date of the Indenture of newly acquired or leased furniture, fixtures or equipment ("FF&E") used directly in the operation of any casino hotel owned or leased by the Company or its Restricted Subsidiaries and secured by a Lien on such FF&E (which Lien, subject to certain limitations, shall be the only Permitted Lien with respect to such FF&E).


     "PERMITTED HOLDERS" means Anthony A. Marnell II, James A. Barrett, Jr., their estates, spouses, ancestors, and lineal descendants, the legal representatives of any of the foregoing and the trustee of any bona fide trust of which the foregoing are the sole beneficiaries or the grantors, or any Person of which the foregoing "beneficially owns" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) voting securities representing at least 66 2/3% of the total voting power of all classes of Capital Stock of such Person (exclusive of any matters as to which class voting rights exist).

     "PERMITTED INVESTMENT" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Related Business;
(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is a Related Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are

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

made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be; and (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments.

     "PERMITTED LIENS" means, with respect to any Person, (a) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings, or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be prosecuting an appeal or other proceedings for review; (c) Liens for property taxes not yet due or payable or subject to penalties for non-payment and which are being contested in good faith by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially  adversely  affect the value  of  said  properties  or materially impair their use in the operation of the business of such Person; (f) Liens existing on the date of the Indenture; (g) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; PROVIDED, HOWEVER, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary; (h) Liens on property at the time the Company or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; PROVIDED, HOWEVER, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary; (i) Liens securing an Interest Rate Protection Agreement so long as the related Indebtedness is permitted to be incurred under the Indenture, (j) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any
Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (k); PROVIDED, HOWEVER, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h) or (k) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (k) Liens securing Permitted FF&E Financings.

     "PERSON"  means  any  individual, corporation,  partnership,
joint   venture,   association,   joint-stock   company,   trust,
unincorporated  organization,  government  or   any   agency   or
political subdivision thereof or any other entity.

     "PREFERRED STOCK", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "PRINCIPAL" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "PRO FORMA" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation in accordance with Article 11 of Regulation S-X promulgated under the Securities Act (to the extent applicable), as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

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

     "QUOTED PRICE" means for any day the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in either case on the principal national securities exchange on which the Notes are listed or admitted to trading, or if the Notes are not so listed or admitted to trading, but are traded in the over the counter market, the closing sale price of the Notes or, in case no sale is publicly reported, the average of the closing bid and asked prices, as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose.

     "REDEEMABLE STOCK" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness (other than Preferred Stock) or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part.

     "REFINANCING INDEBTEDNESS" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced and
(iv) if the Indebtedness of the Company or a Restricted Subsidiary being refinanced is subordinated to other Indebtedness of the Company or a Restricted Subsidiary in any respect, such Refinancing Indebtedness is subordinated at least to the same extent; PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include (a) Indebtedness of a Subsidiary that refinances Indebtedness of the Company or (b) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

     "RELATED BUSINESS" means the gaming business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the date of the Indenture and any and all reasonably related businesses necessary for, in support or anticipation of and ancillary to or in preparation for, the gaming business including, without limitation, the development, expansion or operation of any Casino (including any land-based, dockside, riverboat or other type of Casino), owned, or to be owned, by the Company or one of its Subsidiaries.

     "RESTRICTED SUBSIDIARY" means (i) Rio Properties,  Inc.  and
(ii) any other Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "REPRESENTATIVE" means the trustee, agent or  representative
(if any) for an issue of Senior Indebtedness.

     "SALE/LEASEBACK TRANSACTION" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "SENIOR INDEBTEDNESS" means (i) the Company's Guarantee of the Bank Indebtedness and (ii) all other Indebtedness of the Company including interest thereon, whether outstanding on the date of the Indenture or thereafter issued, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the Notes; PROVIDED, HOWEVER, that Senior Indebtedness shall not include (a) any obligation of the Company to any Subsidiary, (b) any liability for Federal, state, local or other taxes owed or owing by the Company, (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (d) any

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

Indebtedness, Guarantee or obligation of the Company which is subordinate or junior in any respect to any other Indebtedness, Guarantee or obligation of the Company, including any Senior Subordinated Indebtedness and any Subordinated Obligations,
(e) any obligations with respect to any Capital Stock or (f) any Indebtedness Incurred in violation of the Indenture.

     "SENIOR  INDEBTEDNESS  OF  GUARANTOR"  means  (i)  the  Bank
Indebtedness and (ii) all other Indebtedness of the Guarantor including interest thereon, whether outstanding on the date of the Indenture or thereafter issued, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such Indebtedness shall not include (a) any obligation of the Guarantor to any Subsidiary,
(b) any liability for Federal, state, local or other taxes owed or owing by the Guarantor, (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (d) any Indebtedness, Guarantee or obligation of the Guarantor which is subordinate or junior in any respect to any other Indebtedness, Guarantee or obligation of the Guarantor, including Senior Subordinated Indebtedness of Guarantor and any Subordinated Obligations, (e) any obligations with respect to any Capital Stock or (f) any Indebtedness Incurred in violation of the Indenture.

     "SENIOR SUBORDINATED INDEBTEDNESS" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank PARI PASSU with the Notes and is not subordinated by its terms to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

     "SENIOR SUBORDINATED INDEBTEDNESS OF GUARANTOR" means the Rio Guarantee and any other Indebtedness of the Guarantor that specifically provides that such Indebtedness is to rank PARI PASSU with the Rio Guarantee and is not subordinated by its terms to any Indebtedness or other obligation of the Guarantor which is not Senior Indebtedness of Guarantor.

     "STATED MATURITY" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "SUBORDINATED OBLIGATION" means (i) any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or (ii) any Indebtedness of the Guarantor (whether outstanding on the date of the Indenture or thereafter Incurred) which is subordinate or junior in right of payment to the Rio Guarantee.

     "SUBSIDIARY" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "TEMPORARY CASH INVESTMENTS" means any of the following: (i) investments in U.S. Government Obligations maturing within 90 days of the date of acquisition thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition or any state thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000 and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's Investors Service, Inc. or Standard and Poor's Corporation (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), (iii) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, and (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Corporation.

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

     "TRADE PAYABLES" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business of such Person in connection with the acquisition of goods or services.

     "TRUSTEE" means the party named as such in the Indenture until a successor replaces it in accordance with the provisions of the Indenture and, thereafter, means the successor.

     "UNIFORM  COMMERCIAL  CODE"  means  the  New  York   Uniform
Commercial Code as in effect from time to time.

     "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that either
(a) the Subsidiary to be so designated has total assets of $1,000 or less or (b) if such Subsidiary has assets greater than $1,000, then such designation would be permitted under "Limitation on
Restricted Payments" as a "Restricted Payment". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving PRO FORMA effect to such designation (1) the Company could incur $1.00 of additional Indebtedness if it complies with the Consolidated Coverage Ratio limitations in "Limitation on
Indebtedness" and (2) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing provisions.

     "U.S. GOVERNMENT OBLIGATIONS" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "VOTING STOCK" of a corporation means all classes of Capital
Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     "WHOLLY OWNED SUBSIDIARY" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly
Owned Subsidiary.



CERTAIN COVENANTS
     The Indenture contains covenants including, among others, the following:

     LIMITATION  ON  INDEBTEDNESS.   The Company shall  not,  and
shall not permit any Restricted Subsidiary to, Incur any Indebtedness; PROVIDED, HOWEVER, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date thereof the Consolidated Coverage Ratio would be greater than 2.00:1.00.

     Notwithstanding the foregoing limitation, the Company and its Restricted Subsidiaries may Incur the following Indebtedness:
(i) Indebtedness under the Credit Agreement in an aggregate amount outstanding at any time not to exceed $175 million (less the amount of any permanent reductions in the amount of available borrowings); (ii) Indebtedness outstanding under Permitted FF&E Financings in an amount not to exceed 100% of the lower of cost or fair market value of the FF&E so purchased or leased; (iii) Indebtedness (other than Indebtedness permitted by the immediately preceding paragraph or elsewhere in this paragraph) in an aggregate principal amount outstanding at any time not to exceed $40 million; (iv) Indebtedness of the Company owing to and held by any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Wholly

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

Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof; (v) Indebtedness represented by the Notes and the Rio Guarantee and any Indebtedness (other than the Indebtedness described in clauses (i) or (iv) above) outstanding on the date of the Indenture; (vi) Indebtedness under Interest Rate Protection Agreements; PROVIDED, HOWEVER, such Interest Rate
Protection  Agreements  do  not   increase   the Indebtedness of
the Company outstanding at any time other than as a result of fluctuations in the exchange rates or interest rates or by reason of customary fees, indemnities and compensation payable thereunder; (vii) Indebtedness in connection with one or more standby letters of credit issued in the ordinary course of business or pursuant to self-insurance obligations; (viii) Indebtedness Incurred solely in respect of performance bonds or completion guarantees, to the extent that such Incurrence does not result in the Incurrence by the Company or any Restricted Subsidiary of any obligation for the payment of borrowed money to others; and (ix) Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to the provisions of the immediately preceding paragraph or clauses (ii) and (v) above.

     For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this section "Limitation on Indebtedness", (i) Indebtedness permitted by this section need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this provision permitting such Indebtedness and
(ii) in the event that Indebtedness or any portion thereof meets the criteria of more than one of the types of Indebtedness described in this section, the Company, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

     LIMITATION ON RESTRICTED PAYMENTS.   The Company shall  not,
and  shall  not permit any Restricted Subsidiary to, directly  or
indirectly,  (i)  declare  or  pay  any  dividend  or  make   any
distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock and except dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not wholly owned, to its other shareholders on a pro rata basis),
(ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or a Restricted Subsidiary, (iii) purchase, repurchase, redeem, defease or otherwise acquire or
retire   for  value,  prior  to  scheduled  maturity,   scheduled
repayment  or  scheduled  sinking fund payment  any  Subordinated
Obligations  (other  than  the  purchase,  repurchase  or   other
acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition,
retirement  or  Investment  being  herein  referred   to   as   a
"Restricted  Payment")  if  at  the  time  the  Company  or  such
Restricted Subsidiary makes such Restricted Payment: (a) a Default shall have occurred and be continuing (or would result therefrom); (b) the Company could not Incur at least $1.00 of additional Indebtedness under the Consolidated Coverage Ratio limitation set forth in "Limitation on Indebtedness" above; or
(c) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be evidenced by a Board Resolution) declared or made since June 30, 1995, would exceed, without duplication, the sum of: (1) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from June 30, 1995, to the end of the most recent fiscal quarter ending at least 45 days (or at least 30 days if the Company's Report on Form 10-Q or 10-K for the most recent fiscal quarter or year, as the case may be, has been filed with the
SEC) prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus
100% of such deficit) and minus 100% of the   amount  of  any
write-downs,  write-offs,  other  negative revaluations  and other negative extraordinary charges not otherwise reflected in Consolidated Net Income during such period; (2) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to June 30, 1995 (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); (3) the amount by which Indebtedness of the
Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to June 30, 1995, of any Indebtedness of the Company or its Restricted Subsidiaries
convertible  or  exchangeable  for  Capital  Stock  (other   than
Disqualified Stock) of the Company (less the amount of any cash or other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); (4) the amount equal to the net reduction in Investments resulting from (A) payments of dividends, repayments of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary or (B)
the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition
of  "Investment")  not  to  exceed  the   amount   of Investments
previously made by the Company or any Restricted Subsidiary, which amount was treated as a Restricted Payment, in each case to the extent not included in Consolidated Net Income; and (5) $20 million.

     The provisions of this section shall not prohibit: (i) any purchase or redemption of Capital Stock of the Company or
Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); PROVIDED, HOWEVER, that (a) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale shall be excluded from clause (c)(2) of the preceding paragraph; (ii) any purchase or redemption of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness; PROVIDED, HOWEVER, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;
(iii) the Company or the Guarantor from redeeming or repurchasing Capital Stock of the Company or any Subordinated Obligation in the event that the holder of such Capital Stock or Subordinated Obligation has failed to qualify or to be found suitable or otherwise eligible under a Gaming Law to remain a holder of such Capital Stock or Subordinated Obligation; PROVIDED, HOWEVER, that the amount of such redemption or repurchase shall be included in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph; PROVIDED, HOWEVER, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); PROVIDED FURTHER, HOWEVER, that such dividend shall be included in the calculation of the amount of Restricted Payments or (v) the Company from making Investments (other than Investments in the Capital Stock of the Company) the cost to the Company of which do not exceed $30 million in the aggregate at any one time outstanding for all such Investments made in reliance upon this clause (v), PROVIDED FURTHER, HOWEVER, that such Investments shall be included in the calculation of the amount of Restricted Payments.

     LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM SUBSIDIARIES. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except: (a) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indenture; (b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (c) any encumbrance or restriction pursuant to anagreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a) or (b) of this provision or contained in any amendment to an agreement referred to in clause (a) or (b) of this provision; PROVIDED, HOWEVER, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions contained in such agreements; (d)
 in the case of clause (iii), any encumbrance or restriction (1) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (2) arising by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, or (3) arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary; (e) any encumbrance or restriction pursuant to an agreement relating to an
acquisition  of  property,  so  long  as   such encumbrance  or
restriction relate solely to the property so acquired; (f) any encumbrances or restrictions pursuant to the Credit Agreement and any extensions or revisions thereof; and (g) any encumbrance or restriction imposed by any Gaming Authority.

     LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value, as determined in good faith by the Board of

Directors,   the determination  of which shall  be evidenced by a
Board Resolution (including as to the value of all non-cash consideration), of the shares and assets subject to such
Asset Disposition; (ii) at least 85% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; (iii) the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Disposition complies with clauses (i) and (ii); and (iv) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (a) FIRST, to the extent the Company elects (or is required by the terms of any Senior Indebtedness), to prepay, repay or purchase Senior Indebtedness or Indebtedness (other than any Preferred Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 270 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (b) SECOND, to the extent of the balance of Net Available Cash after application in accordance with clause (a), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 270 days from the later of such Asset Disposition or the receipt of such Net Available Cash;
(c) THIRD, to the extent of the balance of such Net Available cash after application in accordance with clauses (a) and (b), to make an Offer to purchase Notes pursuant to and subject to the conditions of the following paragraph;  PROVIDED,  HOWEVER
that  in  connection   with   any prepayment,  repayment  or
purchase of Indebtedness pursuant to clause (a) or (c) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this provision, the Company and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this provision except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this provision exceed $15 million. Pending application of Net Available Cash pursuant to this provision, such Net Available Cash shall be invested in Temporary Cash Investments.

     Upon an Event of Loss incurred by the Company or any of its Restricted Subsidiaries, the Net Available Cash received from such Event of Loss shall be applied in the same manner as proceeds from Asset Dispositions described above and pursuant to the procedures set forth below.

     In the event of an Asset Disposition or Event of Loss that requires the purchase of Notes pursuant to clause (iii)(c) of the preceding paragraph, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued interest to the Purchase Date in accordance with the procedures (including prorationing in the event of over subscription) set forth in the next paragraph. If the aggregate purchase price of Notes tendered pursuant to the Offer is less than the Net


     Available Cash allotted to the purchase of the Notes, the Company may use the remaining Net Available Cash in its general operations. The Company shall not be required to make an Offer for Notes pursuant to this provision if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a) and (b) of clause (iii) of the preceding paragraph) are less than $15 million for any particular Asset Disposition or Event of Loss (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition or Event of Loss).

     Promptly, and in any event within 10 days after the Company becomes obligated to make an Offer, the Company shall be obligated to deliver to the Trustee and send, by first-class mail to each Holder, a written notice stating that the Holder may elect to have his Notes purchased by the Company either in whole or in part (subject to prorationing as hereinafter described in the event the Offer is oversubscribed) in integral multiples of $1,000 of principal amount, at the applicable purchase price. The notice shall specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the "Purchase Date") and shall contain information concerning the business of the Company which the Company in good faith believes will enable such Holders to make an informed decision (which at a minimum will include (i) the most recently filed Annual Report on Form 10-K (including audited consolidated financial statements) of the Company, the most recent subsequently filed Quarterly Report on Form 10-Q and any Current Report on Form 8-K of the Company filed subsequent to such Quarterly Report, other than Current Reports
describing  Asset  Dispositions  or  Events  of  Loss   otherwise
described in the offering materials (or corresponding successor reports) (collectively, the "Reports"), (ii) a description of material developments in the Company's business subsequent to the date of the latest of the Reports, and (iii) if material, appropriate PRO FORMA financial information) and all instructions and materials necessary to tender Notes pursuant to the Offer, together with the information contained in the next following paragraph.

     Not later than the date upon which written notice of an Offer is delivered to the Trustee as provided below, the Company shall deliver to the Trustee an Officers' Certificate as to (i) the amount of the Offer (the "Offer Amount"), (ii) the allocation of the Net Available Cash from the Asset Dispositions or Event of Loss pursuant to which such Offer is being made and (iii) the compliance of such allocation with the provisions of the next preceding paragraph. On such date, the Company shall also irrevocably deposit with the Trustee or with a paying agent (or, if the Company is acting as its own paying agent, segregate and hold in trust) in Temporary Cash Investments an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this provision. Upon the expiration of the period for which the Offer remains open (the "Offer Period"), the Company shall deliver to the Trustee the Notes or portions thereof which have been properly tendered to and are to be accepted by the Company. The Trustee shall, on the Purchase Date, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the aggregate purchase price of the Notes delivered by the Company to the Trustee is less than the Offer Amount, the Trustee shall deliver the excess to the Company immediately after the expiration of the Offer Period.

     Holders electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least five Business Days prior to the Purchase Date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than three Business Days prior to the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased. If at the expiration of the Offer Period the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased). Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

     At the time the Company delivers Notes to the Trustee which are to be accepted for purchase, the Company will also deliver an Officers' Certificate stating that such Notes are to be accepted by the Company pursuant to and in accordance with the terms of this provision. A Note shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this provision.


     To the extent that the provisions of any securities laws or regulations conflict with this provision, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this provision by virtue thereof.

     LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business, enter into or permit to exist any transaction (including the purchase, conveyance, disposition, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms of such Affiliate Transaction are (i) set forth in writing, (ii) in the best interest of the Company or such Restricted Subsidiary, as the case may be, (iii) as favorable to the Company or such Restricted Subsidiary, as the case may be, as those that could be obtained at the time of such transaction for a similar transaction in arm's-length dealings with a Person who is not such an Affiliate, and (iv) with respect to an Affiliate Transaction involving aggregate payments or value of $1 million or greater, the Independent Directors have determined in good faith that the criteria set forth in clauses (ii) and (iii) are satisfied and have approved the relevant Affiliate Transaction, such approval to be evidenced by a Board Resolution. The determinations pursuant to clauses (ii) and (iii) above shall not require the Board of Directors or the Independent Directors to obtain independent expert opinions unless, in the sole judgment of the Board of Directors or the Independent Directors, the Board of Directors or the Independent Directors decide to obtain such an opinion.

     (b) The provisions of the preceding paragraph shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to "- Limitation on Restricted Payments" above, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) loans or advances to employees in the ordinary course of business in accordance with past practices of the Company, (iv) the payment of reasonable fees to directors of the

Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries or (v) any transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

     LIMITATION ON LAYERED INDEBTEDNESS. The Company will not, and will not permit the Guarantor to, directly or indirectly, Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Company or the Guarantor, as the case may be, unless such Indebtedness is subordinate in right of payment to, or ranks PARI PASSU with, the Notes in the case of the Company or the Rio Guarantee in the case of the Guarantor.

     The Guarantor will not, directly or indirectly, Guarantee any Indebtedness of the Company that is subordinated in right of payment to any other Indebtedness of the Company unless such Guarantee is subordinate in right of payment to, or ranks PARI PASSU with, the Rio Guarantee.

     LIMITATION ON LIENS. The Company shall not, and shall not permit the Guarantor to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens and Liens securing Senior Indebtedness or Senior Indebtedness of Guarantor, including Attributable Indebtedness that is Senior Indebtedness or Senior Indebtedness of Guarantor) on any of its property or assets (including Capital Stock), whether owned on the date of the Indenture or thereafter acquired, or any income or profits therefrom securing any obligation unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with (or prior to) such obligation for so long as such obligation is so secured.

     LIMITATION ON ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Company will not permit any
Restricted  Subsidiary  to, directly  or  indirectly,  issue  any
Capital Stock other than to the Company or a Restricted Subsidiary, that shall entitle the holder of such Capital Stock to a preference in right of payment in the event of the liquidation, dissolution or winding-up of such Restricted Subsidiary or with respect to dividends of such Restricted Subsidiary.

     OWNERSHIP  OF  RIO  PROPERTIES,  INC.    The  Company   will
maintain  its  100%  ownership  of  the  Capital  Stock  of   the
Guarantor.




SUCCESSOR COMPANY
     Neither the Company nor the Guarantor shall consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company or the Guarantor) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture or the Guarantor under the Rio Guarantee and the Indenture, as the case may be; (ii) immediately after giving effect to such transaction on a PRO FORMA basis (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a PRO FORMA basis (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), the Successor
Company would be able to incur an additional $1.00 of Indebtedness in compliance with the Consolidated Coverage Ratio limitations set forth in "Limitation on Indebtedness"; (iv) immediately after giving effect to such transaction on a PRO FORMA basis (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), the Successor Company shall have Consolidated Net Worth in an amount which is not less than the Consolidated
Net Worth of the Company immediately prior to such transaction; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     The Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company or the Guarantor, as the case may be, under the Indenture, but the predecessor Company in the case of a lease shall not be released from the obligation to pay the principal of and interest on the Notes.

     Notwithstanding the foregoing clauses (ii), (iii) and (iv), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company.


     The  phrase  "all  or substantially all"  of  the  Company's assets has no clearly established meaning under New York law which may result in uncertainty in ascertaining whether such an
event  has  occurred.   See "Description of New  Notes-Change  of
Control."


EVENTS OF DEFAULT
     An "Event of Default" occurs if: (i) the Company and the Guarantor default in any payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (ii) the Company and the Guarantor (a) default in the payment of the principal of any Note when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration or otherwise, or (b) fail to redeem or purchase Notes when required pursuant to the Indenture or the Notes; (iii) the Company or the Guarantor fails to comply with the provisions of "Successor Corporation" above; (iv) the Company or the Guarantor, as the case may be, fails to comply with "Change of Control" above, "Reports to Holders of Notes" below, and subsections "- Limitation on Indebtedness," "- Limitation on Restricted Payments," "- Limitation on Restrictions on Distributions from Subsidiaries," "- Limitation on Sales of Assets and Subsidiary Stock," "- Limitation on Liens," "- Limitation on Layered Indebtedness," "- Limitation on Transactions with Affiliates", and "Ownership of Rio Properties, Inc." in "Certain Covenants" (other than a failure to purchase Notes when required under "Change of Control" or "Certain Covenants - Limitation on Sale of Assets and Subsidiary Stock") of the Indenture and such failure continues for 30 days after the notice specified below or the Company fails to give the notice specified below; (v) the Company or the Guarantor fails to comply with any of its agreements in the Notes or the Indenture (other than those referred to in (i),
(ii), (iii) or (iv) above) and such failure continues for 60 days after the notice specified below or the Company fails to give the notice specified below; (vi) the principal, any premium or accrued and unpaid interest of Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, the total amount of such Indebtedness unpaid or accelerated exceeds $10 million at the time and such default continues for 10 days; (vii) the Company or any Restricted Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (a) commences a voluntary case; (b) consents to the entry of an order for relief against it in an involuntary case; (c) consents to the appointment of a Custodian of it or for any substantial part of its property; or (d) makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency; (viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against the Company or any Restricted Subsidiary in an involuntary case; (b) appoints a Custodian of the Company or any Restricted Subsidiary or for any substantial part of its property; or (c) orders the winding up or liquidation of the Company or any Restricted Subsidiary; or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days; (ix) any judgment or decree for the payment of money in excess of $10 million at the time is entered against the Company or any Restricted Subsidiary and is not discharged and either (a) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (b) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged, waived or the execution thereof stayed and, in the case of (a) or (b), such default continues for 10 days; or (x) any Gaming License of the Company or any of its Restricted Subsidiaries is revoked, terminated or suspended or otherwise ceases to be effective, resulting in the cessation or suspension of operation for a period of more than 90 days of the casino business of any casino hotel owned, leased or operated directly or indirectly by the Company or any of its Restricted Subsidiaries (other than any voluntary relinquishment of a Gaming License if such relinquishment is, in the reasonable, good faith judgment of the Board of Directors of the Company evidenced by a Board Resolution, both desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Holders).

     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     The term "Bankruptcy Law" means Title 11, UNITED STATES CODE, or any similar Federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

     A Default under clause (iv) or (v) is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the Notes notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default".

     The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event which with the giving of notice and the lapse of time would become an Event of Default under clause (iv), (v), (vi) or (ix), its status and what action the Company is taking or proposes to take with respect thereto.


ACCELERATION
     If an Event of Default (other than an Event of Default specified in clauses (vii) or (viii) in "Events of Default" above with respect to the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the Notes by notice to the Company and the Trustee, may declare the principal of and accrued interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in clause (vii) or (viii) above with respect to the Company occurs, the principal of and interest on all the Notes shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Noteholders. The Holders of a majority in principal amount of the Notes by notice to the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall affect any
subsequent  Default  or  impair  any   right consequent thereto.


LIMITATION ON SUITS
     A Noteholder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives to the Trustee written notice stating that an Event of Default is continuing; (ii) the Holders of at least 25% in principal amount of the Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer to the Trustee reasonable security or indemnity against any loss, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and (v) the Holders of a majority in principal amount of the Notes do not give the Trustee a direction inconsistent with the request during such 60-day period.

     A Noteholder may not use the Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder.


RIGHTS OF HOLDERS TO RECEIVE PAYMENT
     Notwithstanding any other provision of the Indenture, the right of any Holder to receive payment of principal of and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

DISCHARGE OF INDENTURE AND DEFEASANCE
     When (i) the Company delivers to the Trustee all outstanding Notes (other than Notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above and the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon, and if in either case the Company pays all other sums payable hereunder by the Company, then the Indenture shall, subject to certain surviving provisions, cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of the Indenture on demand of the Company accompanied by an Officers' Certificate and an Opinion of Counsel and at the cost and expense of the Company.

     Subject to conditions to defeasance described below and the survival of certain provisions, the Company at any time may terminate (i) all its obligations under the Notes and the Indenture ("legal defeasance option") or (ii) its obligations under certain restrictive covenants and the related Events of Default ("covenant defeasance option"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

     If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (ii) of the immediately preceding paragraph.

     The Company may exercise its legal defeasance option or its covenant defeasance option only if:

     (a) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to maturity or redemption, as the case may be; and

     (b) certain other conditions, including delivery of certain opinions of counsel, are met.



REPORTS TO HOLDERS OF THE NOTES
     The Company shall file with the Trustee and provide Noteholders, within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall continue to file with the SEC and provide the Trustee and Noteholders with the annual reports and the information, documents and other reports which are specified in Sections 13 and 15(d) of the Exchange Act. The Company also shall comply with the other provisions of TIA
SECTION 314(a).


TRANSFER AND EXCHANGE
     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption, or any Note for a period of 15 days before a selection of Notes to be redeemed, or any Note for a period of 15 days before an interest payment date.

     The registered holder of a Note may be treated as the owner of it for all purposes.


AMENDMENT AND SUPPLEMENT
     Subject to certain exceptions, the Indenture, the Notes or the Rio Guarantee may be amended or supplemented by the Company or the Guarantor and the Trustee with the consent of the Holders of at least a majority in principal amount of such then outstanding Notes. Without notice to or the consent of any Noteholder, the Company, the Guarantor and the

Trustee may amend the Indenture or the Notes, among other things, to cure any ambiguity, defect or inconsistency; to provide for the assumption of the Company's or the Guarantor's obligations to Noteholders by a Successor Corporation; to provide for uncertificated Notes in addition to or in place of certificated Notes; or to make any change that does not adversely affect the rights of any Noteholder. Without the consent of each Noteholder affected, the Company may not reduce the principal amount of Notes the Holders of which must consent to an amendment of the Indenture; reduce the rate or extend the time for payment of interest on any Note; reduce the principal of or extend the fixed maturity of any Note; reduce the premium payable upon the redemption of any Note or change the time at which any Note may or shall be redeemed; reduce the premium payable upon the repurchase of any Note upon a Change of Control; make any Note payable in money other than that stated in the Note; make any change in the provisions concerning waiver of Defaults or Events of Default by Holders of the Notes or rights of Holders to receive payment of principal or interest; make any change in the subordination provisions in the Indenture that affects the right of any Holder; or release the Company or the Guarantor from its obligations under the Notes or the Rio Guarantee (except pursuant to the provisions described above in "Limitation on Merger or Sale of Assets") or make any change in the Notes that would adversely affect the rights of any Holder.


NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS, DIRECTORS
     No director, officer, employee or stockholder, as such, of the Company shall have any personal liability in respect of the obligations of the Company under the Notes or the Indenture by reason of his or its status as such.


THE TRUSTEE
     IBJ  Schroder Bank & Trust Company is the Trustee under  the
Indenture.

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.


              CERTAIN U.S. FEDERAL TAX CONSEQUENCES


BACKUP WITHHOLDING
     Under federal income tax law, a holder of Notes may, under certain circumstances, be subject to "backup withholding" unless such holder (i) is a corporation, or is otherwise exempt and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The withholding rate is 31% of "reportable payments," which include interest and, under certain circumstances, principal payments.


PAYMENTS TO UNITED STATES ALIENS
     Under current United States federal income and estate tax law, (i) payments of principal and interest on a Note by the Company or any paying agent to a Noteholder that is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual, or a nonresident alien fiduciary of a foreign estate or trust (a "United States Alien") will not be subject to withholding of United States federal income tax, provided that, with respect to payments of interest, the Noteholder (1) does not actually or constructively own ten percent or more of the combined voting power of all classes of stock of the Company, (2) is not a controlled foreign corporation related to the Company through stock ownership and (3) provides a statement, under penalties of perjury (such as Form W-8), to the Company that the holder is a United States Alien and provides its name and address; (ii) a

Noteholder that is a United States Alien will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of such Note, provided that such Noteholder (or a fiduciary, settlor or beneficiary of, or a person holding power over, such Noteholder, if such Noteholder is an estate or trust, or a member or shareholder of each Noteholder, if such Noteholder is a partnership or corporation) does not have a present or former connection with or status with respect to the United States including, without limitation, such Noteholder's (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) (1) being or having been a citizen or resident thereof or being or having been engaged in trade or business or present therein or having or having had a permanent establishment therein or (2) past or present status as a personal holding company, foreign person holding company or private foundation or other tax-exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax; and (iii) a Note will not be subject to United States federal estate tax as a result of the death of a Noteholder who is not a citizen or resident of the United States at the time of death, provided that such Noteholder did not at the time of death actually or constructively own ten percent or more of the combined voting power of all classes of stock of the Company and, at the time of such Noteholder's death, payments of interest on such New Note would not have been effectively connected with the conduct by such Noteholder of a trade or business in the United States.

     United States information reporting requirements and backup withholding tax will not apply to payments on a Note made outside the United States by the Company or any paying agent (acting in its capacity as such) to a Noteholder that is a United States Alien provided that a statement described in (i)(3) above has been received by the payor and the payor does not have actual knowledge that the payee is not a United States Alien.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury regulations), provided that such broker (1) is a United States Alien, (2) derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States and
(3) is not a controlled foreign corporation as to the United States (a person described in (1), (2) and (3) being hereinafter referred to as a "foreign controlled person"). Payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of any broker that is not a foreign controlled person will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a United States Alien and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.


OTHER TAX CONSIDERATIONS
     There may be other federal, state, local or foreign tax considerations applicable to the circumstances of a particular prospective purchaser of Notes as to which it should consult its tax adviser. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NEW NOTES.

                      PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed, starting on the Expiration Date and ending on the close of business on the first anniversary of the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by any broker-dealer for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing  of  options  on the New Notes or a combination  of  such methods  of  resale, at market prices prevailing at the  time  of resale,  at  prices related to such prevailing market  prices  or
negotiated  prices.   Any such resale may  be  made  directly  to
purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of counsel for the Initial Purchasers and the Trustee) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates herein by reference, the following documents filed with the Commission under the Exchange Act:


     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1994; the Company's Reports on Form 10-Q for the periods ended March 31, 1995 and June 30, 1995; and the Company's Reports on Form 8-K dated July 18, 1995 and September 15, 1995; and


     (b) All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the Exchange Offer, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents or reports.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless they are specifically incorporated by reference into such documents. Requests for such copies should be directed to: James A. Barrett, Jr., President and Chief Operating Officer, Rio Hotel & Casino, Inc., 3700 West Flamingo Road, Las Vegas, Nevada 89103, (702) 252-7733.


                          LEGAL MATTERS

     Certain legal matters with regard to the validity of the New
Notes  will  be  passed upon for the Company by  Kummer  Kaempfer
Bonner & Renshaw, Las Vegas, Nevada.


                             EXPERTS

     The consolidated financial statements and schedule included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

           RIO HOTEL & CASINO, INC.  AND SUBSIDIARIES


           INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                           PAGE

      Report of Independent Public Accountants                             F-2

      Consolidated Balance Sheets as of December 31, 1994 and 1993 and
      June 30, 1995                                                        F-3
       (Unaudited)


      Consolidated Statements of Income for the Years Ended December 31,
      1994, 1993 and 1992, and for the Six Months Ended June 30,          F-4
      1995 and 1994 (Unaudited)

      Consolidated Statements of Cash Flows for the Years Ended December
      31, 1994, 1993 and 1992, and for the Six Months Ended June 30,      F-6
      1995 and 1994 (Unaudited)

      Consolidated Statements of Stockholders' Equity for the Years Ended
      December 31, 1994, 1993 and 1992 and for the Six Months Ended       F-8
      June 30, 1995 (Unaudited)

      Notes to Consolidated Financial Statements                          F-9

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of Rio Hotel & Casino, Inc.:

     We have audited the accompanying consolidated balance sheets of Rio Hotel & Casino, Inc. (a Nevada corporation) and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rio Hotel & Casino, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in Note 7 to the consolidated financial statements, effective January 1, 1993, the Company changed its method of accounting for income taxes.



                              Arthur Andersen LLP


Las Vegas, Nevada
January 25, 1995


            RIO HOTEL & CASINO, INC. AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEETS

                             ASSETS



                                                   JUNE 30,                 DECEMBER 31,
                                                     1995               1994            1993
                                                  (UNAUDITED)

Current Assets:
   Cash and cash equivalents                     $  20,669,015      $76,426,258     $55,784,937
   Accounts receivable, net                          3,716,239        3,204,416       2,926,738
   Federal income taxes receivable                           -          139,329               -
   Inventories                                       1,519,597        1,378,598         868,367
   Prepaid expenses and other assets                 4,827,767        4,716,701       4,028,554
      Total current assets                          30,732,618       85,865,302      63,608,596

Property and Equipment:
   Land and improvements                            33,237,430       24,666,679      24,666,679
   Building and improvements                       176,165,730      137,005,432     105,058,208
   Equipment, furniture and improvements            59,750,145       43,108,873      37,271,711
   Less: accumulated depreciation                  (39,759,072)     (32,826,276)    (22,240,358)
                                                   229,394,233      171,954,708     144,756,240
   Construction in progress                          8,566,920       38,521,773       7,465,875
      Net property and equipment                   237,961,153      210,476,481     152,222,115

Other Assets:
   Other, net                                        4,996,280        4,823,489       2,219,665

                                                  $273,690,051     $301,165,272    $218,050,376


                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Current maturities of long-term debt          $      25,252      $15,032,534      $8,307,833
   Accounts payable                                  3,071,515        2,425,645       2,948,088
   Accrued expenses                                  9,434,519        7,830,706       6,524,620
   Federal income taxes payable                        403,327                -         339,989
   Accounts payable-related party                    4,578,228       10,026,210       7,342,468
   Accrued interest                                    524,509          351,864          53,968
      Total current liabilities                     18,037,350       35,666,959      25,516,966

Non-Current Liabilities:
   Long-term debt, less current maturities          90,189,391      110,146,869      56,875,753
   Deferred income taxes                             8,832,073        7,512,277       5,819,176

      Total non-current liabilities                 99,021,464      117,659,146      62,694,929
      Total liabilities                            117,058,814      153,326,105      88,211,895

Commitments and Contingencies
Stockholders' Equity:
   Common Stock, $0.01 par value; 50,000,000
   shares authorized (1993); 100,000,000
   shares authorized (1994 and 1995); 21,147,796
   (1993); 21,371,346 (1994); and 21,341,546 (1995)
   shares issued and outstanding                       213,416          213,714         211,478
   Additional paid-in capital                      116,580,953      117,214,582     115,182,541
   Retained earnings                                39,836,868       30,410,871      14,444,462

      Total stockholders' equity                   156,631,237      147,839,167     129,838,481

                                                  $273,690,051     $301,165,272    $218,050,376

See Accompanying Notes to Consolidated Financial Statements

            RIO HOTEL & CASINO, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF INCOME



                                           SIX MONTHS ENDED JUNE 30,               FOR THE YEAR ENDED DECEMBER 31,
                                          1995                1994         1994             1993               1992
                                          (UNAUDITED)      (UNAUDITED)
Revenues:
 Casino                                   $49,967,529      $42,188,116   $87,164,738       $71,295,870        $56,524,184
 Room                                      16,160,634        9,349,214    19,261,477        12,334,207          9,611,985
 Food and beverage                         29,049,257       22,456,570    47,648,778        32,573,861         21,171,970
 Other                                      5,590,750        2,968,737     7,111,105        4,172,272          2,913,199
 Casino promotional allowances             (8,983,715)      (6,745,493)  (14,886,794)      (10,394,625)        (7,746,174)
                                           91,784,455       70,217,144   146,299,304       109,981,585         82,475,164

Expenses:
 Casino                                    21,933,708       18,262,770    38,696,281        31,177,642          27,145,337
 Room                                       4,816,534        3,362,746     6,631,787         4,441,851           3,424,475
 Food and beverage                         23,806,945       18,236,796    38,795,127        27,799,449          18,365,657
 Other                                      3,187,635        1,899,631     4,959,250         2,784,746           1,879,232
 Selling, general and administrative       13,194,268        9,666,127    20,550,142        16,001,309          13,550,940
 Depreciation and amortization              7,107,416        5,243,814    10,863,844         7,544,326           5,813,762
                                           74,046,506       56,671,884   120,496,431        89,749,323          70,179,403
Operating Profit                           17,737,949       13,545,260    25,802,873        20,232,262          12,295,761
Other Income (Expense):
 Interest income                              103,595           43,302       124,786            71,747             157,990
 Interest expense                          (2,782,732)        (846,150)   (1,923,237)       (1,838,713)         (3,801,495)
 Other income, net                                  -          966,510     1,140,010                 -             100,000
                                           (2,679,137)         163,662      (658,441)       (1,766,966)         (3,543,505)

Income before income tax provision
 and minority interest                     15,058,812       13,708,922    25,144,432        18,465,296           8,752,256

Income tax provision                       (5,632,815)      (4,949,632)   (9,178,023)       (6,785,305)         (2,995,628)
Income before minority interest             9,425,997        8,759,290    15,966,409        11,679,991           5,756,628
Minority interest in consolidated
 partnership income                                 -                -             -                 -            (242,240)
Income before extraordinary items           9,425,997        8,759,280    15,966,409        11,679,991           5,514,388
Extraordinary items:
 Reduction of federal income taxes
  arising from carryforward of prior
  years' operating loss                             -                -             -                 -             793,511
 Loss on early extinguishment of
  debt, net of income tax benefit                   -                -             _          (253,711)                  -
Cumulative effect of a change in
 accounting principle:
 Adoption of SFAS No. 109                           -                -             -          (776,888)                  -
  Net income                               $9,425,997       $8,759,290   $15,966,409       $10,649,392          $6,307,899

See Accompanying Notes to Consolidated Financial Statements

            RIO HOTEL & CASINO, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)



                                      SIX MONTHS ENDED JUNE 30,             FOR THE YEAR ENDED DECEMBER 31,
                                      1995           1994           1994          1993            1992
                                     (UNAUDITED)     (UNAUDITED)
Earnings per Common Share:
 Primary:
  Income applicable to common
   shares                             $      0.44    $      0.40    $     0.74    $      0.60     $     0.37
Extraordinary items:
 Reduction of federal income taxes
 arising from carryforward of
 prior years' operating loss                    -              -             -              -           0.05
Loss on early extinguishment of
 debt, net of income tax benefit                -              -             -          (0.01)             -
Cumulative effect of a change in
 accounting principle:
 Adoption of SFAS No. 109                       -              -             -          (0.04)             -
     Net income                       $      0.44    $      0.40    $     0.74    $      0.55     $     0.42

 Weighted average number of
  common shares outstanding            21,644,821     21,747,284    21,720,121     19,504,466     15,131,332

Fully diluted:
 Income applicable to common
 shares                               $      0.44    $      0.40    $     0.74     $      0.60    $     0.36

Extraordinary items:
 Reduction of federal income taxes
  arising from carryforward of
  prior year's operating loss                   -              -             -               -          0.05
 Loss on early extinguishment of
  debt, net of income tax benefit               -              -             -           (0.01)            -
Cumulative effect of a change in
accounting principle:
 Adoption of SFAS No. 109                       -              -             -           (0.04)            -
     Net income                       $      0.44    $      0.40    $     0.74     $      0.55    $     0.41

 Weighted average number of
  common shares outstanding            21,663,449     21,747,807    21,720,381      19,537,515    15,318,828

See Accompanying Notes to Consolidated Financial Statements

            RIO HOTEL & CASINO, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOW


                                       SIX MONTHS ENDED JUNE 30,            FOR THE YEAR ENDED DECEMBER 31,
                                          1995            1994          1994          1993         1992
                                       (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
 Net income                             $ 9,425,997    $8,759,290    $15,966,409   $10,649,392  $6,307,899
 Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities:
  Loss on early extinguishment of
    debt, net of income tax benefit               -             -              -       253,711           -
  Compensation expense recognized
    from stock option grant                  59,900        73,267        141,975        54,133           -
  Minority interest in net income of
    consolidated partnerships                     -             -              -             -     242,240
  Depreciation and amortization           7,107,416     5,243,814     10,863,844     7,544,326   5,813,762
  Provision for uncollectible
    accounts                                161,833        28,757         99,772       116,131      93,747
  Net loss on sale of assets                      -             -              -        10,885     150,000
  Cumulative effect of change in
    accounting principle - Adoption
    of SFAS No. 109                               -             -              -       776,888           -
  Deferred income taxes                   1,319,796       721,308     1,693,101      2,265,571     550,373
  (Increase) decrease in assets:
    Accounts receivable                    (673,656)     (369,975)     (377,450)    (1,484,079)   (127,984)
    Inventories                            (140,999)     (169,086)     (510,231)      (223,051)    (89,849)
    Prepaid expenses and other
     current assets                          28,263        32,578      (827,476)      (856,554)   (643,369)
    Other, net                             (347,411)   (1,698,250)   (2,881,750)      (662,965)     57,308
  Increase (decrease) in liabilities:
    Accounts payable                        645,870    (1,579,399)     (522,443)       304,585       1,384
    Accrued federal income tax
     payable                                761,924       570,313       546,142         91,401   1,318,058
    Accrued expenses                      1,603,812     (433,011)     1,306,086      1,628,387     955,194
    Accrued interest                        172,645        59,012       297,896        (92,009)   (267,862)
  Net cash provided by operating
    activities                           20,125,390    11,238,618    25,795,875     20,376,752   14,360,90
Cash flows from investing activities:
 Proceeds from sale of equipment,
  furniture and improvements                      -             -             -              -     230,978
 Purchase of equipment, furniture and
  improvements                          (31,294,698)  (23,857,872)  (66,053,542)   (49,967,458) (9,255,776)
 Purchase of land and improvements       (8,570,751)            -             -         22,499     (88,810)
  Net cash (used in) investing
    activities                          (39,865,449)  (23,857,872)  (66,053,542)   (49,944,959) (9,113,608)

See Accompanying Notes to Consolidated Financial Statements

            RIO HOTEL & CASINO, INC. AND SUBSIDIARIES
        CONSOLIDATED STATEMENTS OF CASH FLOW (CONTINUED)



                                       SIX MONTHS ENDED JUNE 30,          FOR THE YEAR ENDED DECEMBER 31,
                                          1995            1994             1994           1993             1992
                                       (UNAUDITED)     (UNAUDITED)
Cash flows from financing activities:
 Proceeds from borrowings             $           -    $20,000,000      $60,014,175    $65,000,000      $8,000,000
 Net proceeds from common stock
  issuance                                  556,650        901,400        1,022,700     32,506,200      30,252,138
 Costs paid in connection with prior
  common stock offering and stock
  exchange rights                             1,801      (119,529)         (119,529)      (456,821)       (457,160)
 Loan acquisition costs                           -              -                -     (1,107,647)              -
 Payments on notes and loans
  payable                               (34,964,760)        (9,179)         (18,358)   (53,212,000)    (11,807,241)
 Repurchase of common stock              (1,610,875)              -               -              -               -
  Net cash provided by (used in)
   financing activities                 (36,017,184)     20,722,692      60,898,988     42,729,732      25,987,737
  Net increase (decrease) in cash
    and cash equivalents                (55,757,243)      8,153,438      20,641,321     13,161,525      31,235,030
Cash and cash equivalents, beginning
 of period                               76,426,258      55,784,937      55,784,937     42,623,412      11,388,382
Cash, cash equivalents and
 restricted cash, end of period         $20,669,015     $63,938,375     $76,426,258    $55,784,937     $42,623,412

See Accompanying Notes to Consolidated Financial Statements

            RIO HOTEL & CASINO, INC. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY




                                                                                COMMON STOCK
                                     STOCK         NUMBER                    ADDITIONAL     RETAINED        TOTAL
                                    EXCHANGE         OF                        PAID-IN      EARNINGS     STOCKHOLDERS'
                                     RIGHTS        SHARES         AMOUNT       CAPITAL      (DEFICIT)       EQUITY
Balance, December 31, 1991         $3,773,938    13,615,696      $136,158   $46,334,180   $(2,512,829)  $47,731,447
Conversion of stock exchange
 rights                            (3,773,938)      728,461         7,285     3,766,653             -             -
Issuance of common stock                    -     4,256,639        42,565    33,339,150             -    33,381,715
Common stock offering costs                 -             -             -      (548,910)            -      (548,910)
Net income for the year                     -             -             -             -     6,307,899     6,307,899
Balance, December 31, 1992                  -    18,600,796       186,008    82,891,073     3,795,070    86,872,151
Tax benefit of stock options
 exercised                                  -             -             -     1,120,823             -     1,120,823
Issuance of common stock                    -     2,547,000        25,470    32,480,730             -    32,506,200
Common stock offering costs                 -             -             -      (541,066)            -      (541,066)
Net income for the year                     -             -             -             -    10,649,392    10,649,392
Implementation of SFAS No. 109              -             -             -      (823,152)            -      (823,152)
Compensation expense for stock
 options granted                            -             -             -        54,133             -        54,133
Balance, December 31, 1993                  -    21,147,796       211,478   115,182,541    14,444,462   129,838,481
Tax benefit of stock options
 granted                                    -             -             -       886,132             -       886,132
Exercise of common stock options            -       223,550         2,236     1,003,934             -     1,006,170
Net income for the year                     -             -             -             -    15,966,409    15,966,409
Compensation expense for stock
 options granted in 1993                    -             -             -       141,975             -       141,975
Balance, December 31, 1994                  -    21,371,346       213,714   117,214,582    30,410,871   147,839,167
Tax benefit of stock options
 granted*                                   -             -             -       358,597             -       358,597
Repurchase of common stock*                 -      (138,500)       (1,385)   (1,609,490)            -    (1,610,875)
Exercise of common stock                    -       108,700         1,087       555,563             -       556,650
 options*
Net income for the six months*              -             -             -             -     9,425,997     9,425,997
1993 Common Stock Offering costs
 reimbursement*                             -             -             -         1,801             -         1,801
Compensation expense for stock
 options granted in 1993*                   -             -             -        59,900             -        59,900
Balance, June 30, 1995*                 $   -    21,341,546      $213,416  $116,580,953   $39,836,868  $156,631,237

See Accompanying Notes to Consolidated Financial Statements

*Unaudited
                          F-8

            RIO HOTEL & CASINO, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SIGNIFICANT ACCOUNTING POLICIES AND RELATED MATTERS PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION
     The consolidated financial statements include the accounts of Rio Hotel & Casino, Inc. and its wholly owned subsidiaries Rio Properties, Inc. ("Rio Properties," which owns and operates the Rio Suite Hotel & Casino [the "Rio"] in Las Vegas, Nevada); Rio Development Company, Inc. (formerly MarCor Development Company, Inc.); Rio Resort Properties, Inc. (formerly MarCor Resort Properties, Inc.) ("MRPI"); MarCor Rio Holding Corp. ("MRHC") (until its dissolution as of December 29, 1992), a subsidiary of MRPI and second-tier subsidiary of the Company; Rio Properties' wholly owned subsidiary Cinderlane, Inc.; and one limited partnership, MarCor Resorts, L.P. V (the "Rio Partnership"), until its merger with Rio Properties on August 15, 1992 (collectively the "Company"). The Rio Partnership is included in the accounts of the Company as a result of the Company retaining more than a 50% ownership interest or a "controlling" interest as defined by Statement of Financial Accounting Standards No. 94, "Consolidation of All Majority Owned Subsidiaries".

     The Consolidated Financial Statements for the six months ended June 30, 1995 and 1994 and related amounts in the Notes to Consolidated Financial Statements are unaudited, but in the opinion of management reflect all normal and recurring adjustments necessary for fair presentation of the results of those periods.

     All significant intercompany balances and transactions have been eliminated in consolidation.

     RECLASSIFICATIONS
     The financial statements for prior periods reflect certain reclassifications, which have no effect on net income, to conform with classifications adopted in the current year.

     CAPITALIZATION OF INTEREST
     The Company capitalizes interest on funds disbursed during the active construction phases of real estate development and other major projects. Interest capitalized for the six months ended June 30, 1995 and 1994, and during the years ended
December  31,  1994,  1993,  and 1992,  was  $359,689,  $102,896,
$619,887, $467,798, and $59,732, respectively.

     PROPERTY AND EQUIPMENT
     Land  and  improvements,  building  and  improvements,   and
equipment, furniture and improvements are stated at cost.

     Depreciation and amortization of property and equipment is computed using the straight-line method predominantly over the following estimated useful lives:

Building and improvements                 7 to 45 years
Equipment, furniture and improvements     3 to 15 years


     Costs of major improvements are capitalized, while costs  of
normal  repairs  and  maintenance  are  charged  to  expense   as
incurred.


     INVENTORIES
     Inventories are stated at the lower of cost or market. Cost is determined by using the first-in, first-out method.

     REVENUE AND PROMOTIONAL ALLOWANCES
     Casino revenues represent the net win from gaming wins and losses. The retail value of rooms, food, beverage and other services provided to customers without charge is included in gross revenue and deducted as promotional allowances. The estimated departmental costs of providing such promotional allowances are included in casino costs and expenses as follows:

                                   SIX MONTHS ENDED
                                       JUNE 30,                  YEAR ENDED DECEMBER 31,
                                1995            1994            1994         1993        1992
                             (UNAUDITED)     (UNAUDITED)
Room                        $    875,973    $      469,629   $1,273,154   $  889,448   $  752,935
Food and Beverage              4,439,931         3,701,048    7,823,819    5,969,683    4,279,365
Other operating expenses          46,902            12,144       44,888       36,940       28,202
                            $  5,362,806    $    4,182,821   $9,141,861   $6,896,071   $5,060,502

     EARNINGS PER SHARE
     Earnings per common share are computed on the basis of the weighted average number of common shares and common stock equivalents outstanding during the period.

     HEDGING TRANSACTION
     The Company is a party to an interest rate swap agreement and has purchased an interest rate cap (Note 6). Any net payments made or received by the Company in connection with this interest rate swap agreement or interest rate cap, or any other hedging transaction that the Company may enter into, will be classified as cash flows from operating activities.


     Premiums paid for the interest rate cap agreements are amortized to interest expense over the shorter of the original life of the debt or the term of the cap. Unamortized premiums are included in other assets in the statement of financial position. Accounts receivable under the agreements are accrued as a reduction of interest expense. Amounts receivable or payable under the interest rate swap agreements are included in interest expense.


     INCOME TAXES
     Effective January 1, 1993, the Company implemented the provisions of SFAS 109. SFAS 109 utilizes the liability method and deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws. Prior to the implementation of SFAS 109, the Company accounted for income taxes using Accounting Principles Board Opinion No. 11.

2.   CASH AND CASH EQUIVALENTS
     Cash and cash equivalents at June 30, 1995, December 31, 1994 and 1993 include $12.1 million, $68 million and $48 million, respectively, in overnight repurchase agreements with a bank. These items are recorded at cost which approximates market value and are considered cash equivalents for purposes of the Consolidated Statements of Cash Flows.

3.   CONSOLIDATED STATEMENTS OF CASH FLOWS
     The following supplemental disclosures are provided as part of the Consolidated Statements of Cash Flows:

                                     SIX MONTHS ENDED
                                         JUNE 30,                      YEAR ENDED DECEMBER 31,
                                 1995            1994              1994        1993        1992
                                 (UNAUDITED)     (UNAUDITED)
Cash payments made for interest
 (net of amounts capitalized)    $  2,679,190    $     793,742     $1,919,556  $1,728,693  $3,974,045
Cash payments made for income
 taxes                           $  3,500,000    $   2,800,000     $6,240,000  $4,428,335  $  198,627

     Non-cash financing and investing activities:

     JUNE 30, 1995

          Purchase of property and equipment financed through payables totaled $4,578,228.

          Tax benefit arising from the exercise of stock options granted under the Company's Non-Statutory Stock Option
          Plan ("NSOP") totaled $358,597.

     DECEMBER 31, 1994

          Purchase of property and equipment financed through payables totaled $10,026,210.

          Tax benefit arising from the exercise of stock options granted under the NSOP totaled $886,132.

     JUNE 30, 1994

          Purchase of property and equipment financed through payables totaled $5,318,639.

          Tax benefit arising from the exercise of stock options granted under the NSOP totaled $761,309.

     DECEMBER 31, 1993

          Purchase of property and equipment financed through payables totaled $8,442,660.

          Purchase of property and equipment financed through long-term debt totaled $183,586.

          Additional  costs  of  issuing  Common  Stock   totaled
          $12,194.

          Costs of issuing Common Stock financed through payables totaled $163,801.

          Tax benefit arising from the exercise of stock options granted under the NSOP totaled $1,120,823.

          Reduction in paid-in capital as a result of the implementation of SFAS 109 totaled $823,152. This amount was charged directly against equity because it reflects the tax effect of SFAS 109 as it related to the gain on sale of assets to affiliates of the Company's largest stockholder in December 1991, which was also recorded directly to equity.

     DECEMBER 31, 1992

          During  1992,  the  Company  exchanged  728,461   stock
          exchange  rights  for 728,461 shares of  the  Company's
          Common   Stock.  The  transactions  resulted   in   the
          following changes:

                 Common Stock                                     $    7,285
                 Additional paid in capital                        3,766,653
                 Stock exchange rights                            (3,773,938)
                                                                  $      -

          On August 14, 1992, the Company, through Rio Properties, acquired an additional 3.25% of the Rio
          Partnership  in  exchange for  354,549  shares  of  the
          Company's Common Stock. On August 15, 1992, the Rio Partnership was merged into Rio Properties, with an additional 109,092 shares of Common Stock issued for the remaining 1% interests in the Rio Partnership. The summarized results of these transactions are as follows: (1) Rio Properties now owns 100% of the assets and liabilities formerly held by the Rio Partnership;
          (2) the Rio Partnership, as a result of its merger with Rio Properties, no longer exists; (3) Rio Properties is wholly owned by the Company; (4) the Company issued 463,641 shares of Common Stock to the former minority partners in the Rio Partnership; (5) MRPI and MRHC, which had previously held 27.90% and 67.85% ownership interests in the Rio Partnership, respectively, no longer hold such interests.

     The transaction resulted in the following:

     Value of stock issued (463,641 shares @ $6.75/share)    $3,129,577
     Minority interests                                      (1,877,067)
     Premium paid                                            $1,252,510

     This premium was allocated based on fair market values among land, building, and equipment, furniture and improvements.

     The Company reclassified $248,951 of Rio assets previously in equipment, furniture and improvements into other assets during the year ended December 31, 1992.

     The Company reclassified $160,443 of Rio assets previously in other assets into construction in progress during the year ended December 31, 1992.

     Construction  in progress financed through payables  totaled
   $74,369. Additional asset purchases financed through payables totaled $829,242. Costs of issuing Common Stock, financed through payables, totaled $91,750.

4.   ACCOUNTS RECEIVABLE
     Components of receivables are as follows:

                                           JUNE 30,          DECEMBER 31,
                                             1995          1994       1993
                                         (UNAUDITED)
   Casino                                 $2,266,631    $2,082,871  $1,669,419
   Hotel                                   2,028,466     1,534,107   1,543,646
   Other                                      62,110        66,573      93,036
                                           4,357,207     3,683,551   3,306,101
   Less allowance for doubtful accounts     (640,968)     (479,135)   (379,363)
                                          $3,716,239    $3,204,416  $2,926,738

5.   ACCRUED EXPENSES
     Components of accrued expenses are as follows:

                                                           JUNE 30,             DECEMBER 31,
                                                           1995          1994        1993
                                                           (UNAUDITED)
    Accrued salaries, wages and related benefits           $6,222,250    $4,004,080  $3,300,004
    Progressive slot machines and other gaming
     accruals                                               1,104,379     2,033,406   1,971,251
    Accrued gaming taxes                                    1,340,684     1,123,036     952,775
    Other accrued liabilities                                 767,206       670,184     300,590
                                                           $9,434,519    $7,830,706  $6,524,620

6.   LONG-TERM DEBT
     Long-term debt consists of the following:

                                                                     JUNE 30,           DECEMBER 31,
                                                                       1995          1994          1993
                                                                    (UNAUDITED)
     Rio Bank Loan, originally a $65 million revolving credit
       facility, which was amended to be a $125 million
       revolving credit facility with interest equal to the
       Eurodollar Rate or the Base Rate, plus a margin. The
       loan matures on June 30, 2001 and is collateralized by a
       first deed of trust on the Rio's real property, equipment
       and improvements                                              $90,000,000   $125,000,000   $65,000,000
     Special Improvement District assessment bonds, payable
       over 10 years in twenty substantially equal semi-annual
       installments of principal, plus 6.1% interest.                    214,643       165,228        183,586
     Other short-term financing of certain insurance premiums                  -        14,175            -
                                                                      90,214,643   125,179,403     65,183,586
       Less current maturities                                           (25,252)  (15,032,534)    (8,307,833)
                                                                     $90,189,391  $110,146,869    $56,875,753

     The prime interest rates quoted by the Company's primary lenders at June 30, 1995 and December 31, 1994 were 9.00% and
8.50%, respectively.

     At June 30, 1995, the six month Eurodollar Rate was 6.0625%.
The margin on the Company's Eurodollar Rate borrowings at June 30, 1995 was 1.75%.

     On July 15, 1993, Rio Properties entered into the $65 million Rio Bank Loan with a consortium of banks. The Rio Bank Loan was increased to an $85 million loan in April 1994 and increased to a $125 million loan in December 1994. The Rio Bank Loan is a revolving credit facility to be used for construction and working capital purposes.

     The Rio Bank Loan matures on June 30, 2001, and bears interest on the outstanding principal amount at a rate per annum equal to the Eurodollar Rate or the Base Rate (as defined in the Rio Bank Loan) at the election of Rio Properties, plus a predetermined margin over the Eurodollar Rate or the Base Rate, as applicable. The Eurodollar Rate means an interest rate per annum determined pursuant to the following formula:

     Eurodollar       =                LIBOR
     Rate                 1.00 - Eurodollar Reserve Percentage
                                     Percentage


     The Base Rate means a rate per annum equal to the higher of the reference rate as it is publicly announced from time to time by Bank of America in San Francisco, or 0.50% per annum above the latest Federal Funds Rate. The Rio Bank Loan requires monthly payments of interest only and principal reductions of $15 million on December 31, 1995, $5 million on March 31, 1996 and $5 million every quarter thereafter until maturity. To reduce the risk from rate fluctuations, the Company has entered into an interest rate swap agreement in the amount of $20 million from September 30, 1994 through December 29, 1995 and $15 million from December 29, 1995 through June 28, 1996. In addition, in August 1994 the Company purchased a $40 million interest rate cap. The cap is effective on September 30, 1994, has a three year term, and provides for quarterly payments to the Company in the event that three-month LIBOR exceeds 7.00% on any quarterly reset date. The Company is exposed to credit risk in the event of non-performance by the counterparty. At December 31, 1994, the potential maximum credit risk amounted to $729,667, which is the carrying value of the unamortized premium. The Company, however, does not anticipate non-performance by the counterparty. The Rio Bank Loan is secured by a first priority mortgage lien on the Rio and certain other real and personal property of Rio Properties and the Company. The Company is a guarantor of the Rio Bank Loan.



     The following table discloses (i) the aggregate amount of interest rate swaps categorized by annual maturity and (ii) the related weighted average interest rate paid and received assuming current market conditions:




         Maturity:   1995          1996          1997      1998       1999       TOTAL
Company pays Fixed   $5,000,000    $15,000,000   $     -   $     -    $     -    $20,000,00
 Weighted Average
  Interest Rate:
 Received by             5.875%         5.875%
 Company1
 Paid by Company         4.950%         4.950%



1The Company receives 3-month LIBOR, which was reset at 5.875% for the three-month period beginning September 29, 1995.



     At December 31, 1994 the interest rate swap and interest rate cap agreements had fair market values of $742,678 and $1,246,441, respectively (carrying values of $0 and $729,667, respectively). Management is of the opinion that the fair values of all other financial instruments are not materially different from their carrying values.



     As a result of entering into interest rate swap agreements and cap agreements, the Company has recognized interest expense of $83,833, $187,875, and $28,622 for the years ended
December 31, 1994, 1993 and 1992, respectively. The impact of these hedging activities on the Company's weighted average borrowing rate was an increase of approximately 0.26%, 0.44%, and 0.07% for the years ended December 31, 1994, 1993 and 1992, respectively.



     As of the years ended December 31, 1994 and 1993, there were no deferred gains and losses relating to terminated interest rate swap and interest rate cap agreements.


     The Rio Bank Loan contains certain customary financial covenants to which the Company is subject. Because of annual restrictions on capital expenditures by the Company contained in the Rio Bank Loan, any new significant capital improvements to the Rio will require the consent of the lenders.

     The revolving credit feature of the Rio Bank Loan allows the Company to pay down and reborrow principal under the line of credit as the Company deems appropriate. The Company utilized this ability by reborrowing $10 million on June 30, 1995 and repaying $10 million on July 3, 1995. The Company also reborrowed $69 million on December 30, 1994 and repaid $69 million on January 3, 1995 under the terms of the Rio Bank Loan.

     As of December 31, 1994, annual maturities of total notes and loans payable are as follows:

                  YEAR ENDING
                December 31, 1995                  $15,032,534
                December 31, 1996                   20,018,359
                December 31, 1997                   20,018,359
                December 31, 1998                   20,018,359
                December 31, 1999                   20,018,359
                Thereafter                          30,073,433
                                                  $125,179,403

     Based upon the present operations of the Rio, internal projections of revenues and expenses, and other anticipated cash requirements of Rio Properties during 1995, the Company anticipates meeting required principal and interest payments under the Rio Bank Loan during 1995.

     The carrying values of assets included in the consolidated financial statements, which collateralize bank loans payable, are as follows:

                                              JUNE 30,                DECEMBER 31,
                                                1995              1994             1993
                                            (UNAUDITED)
  Building and improvements                  $176,165,730       $137,005,432   $105,058,208
  Equipment, furniture and improvements        59,750,145         43,108,873     37,271,711
  Land and improvements                        33,237,430         24,666,679     24,666,679
  Construction in progress                      8,566,920         38,521,773      7,465,875
                                             $277,720,225       $243,302,757   $174,462,473


     On  July  18,  1995, the Company issued $100,000,000  105/8%
Senior Subordinated Notes Due 2005 (the "Subordinated Notes"). The net proceeds from the sale of the Subordinated Notes of approximately $96.8 million were used to reduce amounts outstanding under the Rio Bank Loan. (See Note 12). The Subordinated Notes mature July 15, 2005. The Subordinated Notes are unconditionally guaranteed on a senior subordinated basis by Rio Properties, Inc. The indenture governing the Subordinated Notes contains covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness, pay dividends or make other distributions, make investments, repurchase subordinated obligations or capital stock, create certain liens (except, among others, liens securing Senior Indebtedness), enter into certain transactions with affiliates, sell assets of the Company or its subsidiaries, issue or sell subsidiary stock, create or permit to exist restrictions on distributions from subsidiaries, or enter into certain mergers and consolidations.


7.   INCOME TAXES
     In February 1992, the Financial Accounting Standards Board issued SFAS 109 which supersedes previous pronouncements on accounting for income taxes and is effective for fiscal years commencing after December 15, 1992. The Company adopted SFAS 109 in the first quarter of 1993 by reporting the effect of SFAS 109 as a cumulative effect of a change in accounting principle and not restating prior periods. The effect of SFAS 109 recorded in January 1993 decreased net income as a non-cash, non-recurring cumulative effect of a change in accounting principle by an amount totaling $776,888. It also reduced paid-in capital by an amount totaling $823,152. This amount was charged directly against equity because it reflects the tax effect of SFAS 109 as it related to the gain on sale of assets to affiliates of the Company's largest stockholder in December 1991, which was also recorded directly to equity.

     The  federal  income  tax provisions  for  the  years  ended
December 31, 1994 and 1993 consist of the following:


                                                                   1994          1993
     Provision before tax rate change and extraordinary
      items                                                       $9,178,023   $6,671,872
     Additional provision due to tax rate change (see below)               -      113,433
     Provision before extraordinary item                           9,178,023    6,785,305
     Income tax benefit from extraordinary loss on early
      retirement of debt                                                   -     (130,700)
        Total Income Tax Provision                                $9,178,023   $6,654,605

     The  federal income tax provisions for the six months  ended
June   30,   1995  and  1994  were  $5,632,815  and   $4,949,632,
respectively.

     The Revenue Reconciliation Act of 1993 raised the Corporate Income Tax Rate from 34% to 35%, retroactively to January 1, 1993. In accordance with the requirements of SFAS 109, the deferred income tax assets and liabilities were adjusted accordingly, resulting in a charge against income in the amount of $113,433.

     The following schedule reconciles the Company's effective tax rate to the statutory rate for the year ended December 31:

                                                         1994      1993     1992
     Statutory rate                                      35.0%     35.0%   34.0%
     Depreciation on premium allocated in Rio
     Partnership exchange                                 0.5%      0.7%    1.2%
     Disallowance for tax purposes of certain meals,
     travel and entertainment expenses                    1.2%      0.4%       -
     Other                                             ( 0.2)%         -       -
       Effective Rate                                    36.5%     36.1%   35.2%

     For the six months ended June 30, a reconciliation between the statutory rate and effective rate is as follows:

                                                            1995     1994
                                                             (Unaudited)
     Statutory rate                                          35.0%   35.0%
     Depreciation on premium allocated in Rio Partnership
       exchange                                               0.4%    0.4%
     Disallowance for tax purposes of certain meals,
     travel and entertainment expenses                        1.7%    1.1%
     Other                                                    0.3%  (0.4)%
       Effective Rate                                        37.4%   36.1%

     During 1994, the Company utilized all remaining alternative minimum tax credit carryforwards.

     The  Company's deferred tax assets (liabilities) at June 30,
1995 consisted of the following:

                                               CURRENT       NON-CURRENT
                                                    (Unaudited)
     Depreciation and amortization                     -    $(8,933,156)
     Deferred employee benefit                  $391,927              -
     Bad debt expense                            224,339              -
     Other deferred tax assets, net               34,231        101,083
                                                $650,497    $(8,832,073)

     The   Company's   deferred  tax  assets   (liabilities)   at
December 31, 1994 consisted of the following:

                                               CURRENT       NON-CURRENT
     Depreciation and amortization                     -    $(7,613,359)
     Deferred employee benefit                  $391,927              -
     Bad debt expense                            136,105              -
     Other deferred tax assets, net               34,231
                                                                101,082
                                                $562,263    $(7,512,277)

     The   Company's   deferred  tax  assets   (liabilities)   at
December 31, 1993 consisted of the following:


                                                               CURRENT    NON-CURRENT
  Depreciation and amortization                                       -   $(6,231,735
  Alternative Minimum Tax ("AMT") credit carryforwards       $  868,160             -
  Partnership syndication fees                                        -       234,779
  Deferred employee benefit                                     373,273             -
  Bad debt expense                                              132,777             -
  Other deferred tax assets, net                                 28,982       177,780
                                                             $1,403,192   $(5,819,176)

     The current portion of the Company's net deferred tax assets is included on the Consolidated Balance Sheet under the heading
"Prepaid Expenses and Other Current Assets."

     The Company has determined that it is probable that the full amount of the tax benefit from the deferred tax assets will be realized and therefore, has not recorded a valuation allowance to reduce the carrying value of the deferred tax assets.

     Prior to 1993, the Company accounted for income taxes in accordance with APB 11. The provision for income taxes for the year ended December 31, 1992 is as follows:

                                                                 1992
  Provision before extraordinary item                        $(2,995,628)
  Extraordinary credit carryforward of prior years' loss         793,511
  Net provision                                              $(2,202,117)


8.   COMMITMENTS AND CONTINGENCIES
     In connection with the bank loan agreements, the Company has entered into agreements with certain key stockholders, directors and executive officers to facilitate borrowings by the Company. These individuals personally guaranteed the previous bank loan made to Rio Properties in exchange for compensation of $1,250,000 upon the satisfaction of certain terms and conditions. The first potential payment obligation of the Company of $250,000 commenced with the fiscal year ended December 31, 1990 and continued to December 31, 1994, with a two-year extension provision. No amounts were due or paid arising out of the years ended December 31, 1990 or 1991. The Company made $250,000 payments in each of the three years ended December 31, 1994, 1993, and 1992. The Company has not made any payments during the six months ended June 30, 1995 but has accrued $125,000 at June 30, 1995 and anticipates paying the entire balance on or before December 31, 1996. Because the personal guaranties under the former bank loan have been replaced under the Rio Bank Loan with provisions that trigger events of default should the Company's Chief Executive Officer voluntarily allow his stockholdings in the Company to fall below 10% or that of another holder or if the Company's Chief Executive Officer or Chief Operating Officer cease for a period of 30 consecutive days to hold their respective executive officer positions, the agreement with the guarantors has been amended to terminate the guarantor payments in the event that said events of default are triggered by voluntary act of the respective guarantors.

     Effective January 1, 1991, Rio Properties maintains an employee profit sharing plan for all employees who have accredited service. Contributions to the plan are discretionary and cannot exceed amounts permitted under the Internal Revenue Code. Contributions of $110,999, $101,429, $215,039, $109,701,
and $69,113 have been authorized and charged to income for the six months ended June 30, 1995 and 1994 and for the years ended December 31, 1994, 1993, and 1992, respectively.

     In the normal course of business, the Company is involved with various negotiations and legal matters. In addition, Rio Properties is a potential defendant in various personal injury allegations. Management is of the opinion that the effect of these matters is not material to the consolidated financial statements.


9.   STOCKHOLDERS' EQUITY
     COMMON STOCK

     During the six months ended June 30, 1995, the Company issued 108,700 shares of Common Stock at exercise prices ranging from $3.00 per share to $14.25 per share pursuant to options previously granted under the Company's NSOP (see below).

     During the fourth quarter of 1994, the Board of Directors authorized the Company to make discretionary repurchases of up to 2 million shares of its Common Stock from time to time in the open market or otherwise. During the six months ended June 30, 1995, the Company repurchased 138,500 shares of its Common Stock at a total cost of $1.6 million. These shares of Common Stock were retired.

     During  1994,  the Company issued 223,550 shares  of  Common
Stock at exercise prices ranging from $3.00 per share to $15.625 per share pursuant to options previously granted under the Company's NSOP (see below).

     On  November 24, 1993, the Company sold in a public offering
2,300,000 shares of Common Stock at a net price per share of $13.60. The proceeds from the sale were received in November
1993.

     During  1993,  the Company issued 247,000 shares  of  Common
Stock  at  exercise prices ranging from $3.00 per share to  $6.00 per share pursuant to options previously granted under the Company's NSOP (see below).

     On  November 24, 1992, the Company sold in a public offering
3,737,500 shares of Common Stock at a net price per share of $7.98. The proceeds from the sale were received in December 1992.

     On  August  15, 1992, the Company issued 463,641  shares  of
Common Stock to the partners in the Rio Partnership in exchange for 4.25% of the Rio Partnership (Note 3).

     During  1992,  the  Company issued 55,400 shares  of  Common
Stock  at  exercise prices ranging from $3.00 per share to  $5.00 per share pursuant to options previously granted under the Company's NSOP (see below).

     STOCK OPTIONS

     Key officers and employees are eligible to participate in the Company's NSOP. As of June 30, 1995, 2,637,500 shares were available for issuance pursuant to options granted under the NSOP and 2,588,500 options had been granted at exercise prices ranging from $3.00 to $15.625 per share. As of June 30, 1995, 614,650 options had been exercised and 247,300 options had been forfeited, resulting in 1,726,550 options outstanding.

     The NSOP will terminate July 8, 1997, subject to the right of the Board of Directors to terminate the NSOP prior thereto.

     On May 16, 1995, the Company's stockholders amended the 1991 Directors' Stock Option Plan under which options to purchase up to 200,000 shares of Common Stock may be granted to non-employee directors. The option exercise price is 100% of the fair market value of the Common Stock on the date of grant. As of June 30, 1995, 108,000 options had been granted at exercise prices ranging from $3.00 per share to $16.625 per share. As of June 30, 1995, 20,000 options had been exercised and 2,000 options had been forfeited, resulting in 86,000 options outstanding.

     STOCK EXCHANGE RIGHTS

     On September 28, 1990, MRHC issued 6,638,214 shares of preferred stock (the "Stock Exchange Rights") in exchange for
60.85 Rio Partnership Units. These Stock Exchange Rights permitted the exchange for the Company Common Stock on a one-for-one basis after March 28, 1991, and the Company could have required exchange any time on or after December 31, 1999. In connection with this transaction, the Company paid $13,681,286 of costs in excess of recorded minority interests for the Rio Partnership Units. All costs were allocated to assets based on fair market values; however, the costs in excess of recorded minority interests paid to related parties were not recorded. As of December 31, 1992, all 6,638,214 Stock Exchange Rights had been exchanged for the Company's Common Stock. The Company has reflected the cost of the issuance of the Stock Exchange Rights in its stockholders' equity.


10.  RELATED PARTY TRANSACTIONS
     The Company has contracted with two affiliates of the Company's largest stockholder for the design and construction of an addition of 144 suites (the "Phase IV Expansion") for a total of $18,848,258. As of June 30, 1995, the Company had capitalized $3,257,580 in connection with these contracts. As of June 30, 1995, $3,410,631 had been accrued in connection with these construction and design contracts.

     The Company has contracted with two affiliates of the Company's largest stockholder for the design and construction of a 21-story hotel tower containing 549 suites (the "Phase III Expansion") for a total of $64,166,368. As of June 30, 1995, the Company had capitalized $56,484,126 in connection with these contracts. As of June 30, 1995, $642,071 had been accrued in connection with these construction and design contracts.

     In 1993, the Company contracted with two affiliates of the Company's largest stockholder for the design and construction of a 21-story hotel tower containing 437 suites (the "Phase II
Expansion") and an expansion of the Rio's public area (the "Eastside Expansion"). The two contracts were in amounts not to exceed $57,557,093. Amounts capitalized in connection with these contracts totaled $50,193,919. As of December 31, 1993, $7,189,042 had been accrued in connection with these construction and design contracts. As of December 31, 1994, all amounts due in connection with these contracts had been capitalized and paid.

     On July 1, 1992, the Company entered into contracts with two affiliates of the Company's largest stockholder in an amount not to exceed $6,107,571 for the design and construction of an addition to the Rio's buffet restaurant, as well as expansion of casino space and addition of a lounge. As of December 31, 1992, $5,605,540 had been capitalized in connection with these contracts. As of December 31, 1992, $984,195 had been accrued in connection with these contracts. As of December 31, 1993, all amounts due in connection with these contracts had been capitalized and paid.

     In December 1991, the Company sold non-Rio real estate to an affiliate of the Company's largest stockholder. In April 1994, the affiliated entity sold the real estate to a non-related party. Pursuant to the terms of the sales agreement, the Company was entitled to a portion of the sales proceeds which equaled $966,510, net of expenses.

     The Company entered into consulting contracts with an affiliated entity to provide real estate, financial and supervisory services through April 30, 1992. The contract was terminated three months early, on January 31, 1992, by mutual agreement of the parties. Revenues earned thereunder during the first six months of 1995 and 1994 and the years ended
December  31,  1994,  1993, and 1992 were $0,  $0,  $0,  $0,  and
$100,000, respectively.

     The Company reimbursed an affiliate of the Company's largest stockholder for certain expenses advanced on behalf of or supplied to the Company during the years ended December 31, 1993 and December 31, 1992 of approximately $162,425 and $121,000, respectively. Nominal amounts were paid by the Company to the affiliate for similar purposes during 1994 and the first six months of 1995. Such amounts were generally billed to the Company at the affiliate's cost.

     Two director/officers of the Company are associated with affiliated entities which render various architectural and construction services for the Company. The Company paid these entities, in the aggregate, approximately $25,339,356, $17,205,720, $50,416,348, $44,567,088 and $5,669,743 during the first six months of 1995 and 1994 and the years ended December 31, 1994, 1993, and 1992, respectively, for their services.

     Entities in which a director of the Company is the principal stockholder and the executive officer received commissions from the Company totaling approximately $65,000, $60,000, $124,912, $90,325 and $79,000 for the first six months of 1995 and 1994 and the years ended December 31, 1994, 1993, and 1992, respectively, arising out of the acquisition of various insurance coverage by the Company.

     The Company believes that the transactions described above are on terms at least as favorable as would have been obtained from non-related parties.


11.  MARCOR RESORTS, L.P. V (THE RIO PARTNERSHIP)
     During the year ended February 28, 1989, a limited partnership (known as MarCor Resorts, L.P. V, a Nevada limited partnership) was formed. Until its merger into Rio Properties on August 15, 1992, the Rio Partnership was included in the consolidated financial statements of the Company. The Company obtained a 34.4% general partnership interest in the Rio Partnership in exchange for land, cash and certain other assets with a collective value of $13,760,000. The exchange resulted in a deferred gain to the Company of $1,608,274. Subsequently, the Company acquired an additional 0.5% limited partnership interest.

     On September 28, 1990, MarCor Rio Holding Corp. issued 6,638,214 stock exchange rights in exchange for 60.85 Rio Partnership Units, increasing the Company's total investment in the Rio Partnership to 95.75%. As a result of this transaction, certain related party rules came into effect, thereby requiring the reversal of the deferred gain of $1,608,274 recorded upon initial capitalization of the partnership.

     On  August  15,  1992, the Rio Partnership merged  with  Rio
Properties (Note 3), resulting in the Company owning 100% of the net assets formerly held by the Rio Partnership. As a result of the merger, the Rio Partnership ceased to exist.


12.  DEBT GUARANTEE

     Summarized financial information is provided below for Rio Properties, Inc. (the "Guarantor"), the Company's principal wholly-owned operating subsidiary, as sole guarantor to the
Company's $100,000,000 10 5/8% Senior Subordinated Notes Due 2005. The Senior Subordinated Notes are fully and unconditionally guaranteed by the Guarantor and are subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the Company's subsidiaries.



     Summarized financial statements of the Guarantor have been prepared since the assets, pre-tax income and parents' net investment in the non-guarantor subsidiaries on an individual and combined basis are inconsequential. In addition, the Registrant's operations or assets other than its investment in its subsidiaries are inconsequential.


                                  SIX MONTHS ENDED                   FOR THE YEAR ENDED
                                       JUNE 30,                          DECEMBER 31,
                                1995            1994          1994          1993            1992
                             (UNAUDITED)    (UNAUDITED)
Current Assets                $30,004,746    $72,311,313   $85,120,465   $62,303,414      $46,360,823
Non-Current Assets            227,410,835    156,687,156   199,788,372   138,644,090       87,337,089
Current Liabilities            27,462,973     20,891,194    44,662,313    29,292,301       10,660,847
Non-Current Liabilities        90,189,391     85,165,228   110,146,869    56,875,753       50,906,000
Revenues                       91,784,455     70,217,144   146,299,304   109,981,585       82,475,164
Operating Profit               17,753,071     13,566,308    25,726,349    20,265,334       13,008,251
Income before income taxes     15,073,420     12,761,362    23,925,361    18,107,197        9,394,460
Net Income                      9,601,860      8,085,105    15,174,014    10,745,469        8,940,543

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

           (A)  EXHIBITS

NUMBER   EXHIBIT DESCRIPTION

4.11 Sixth Amendment to Credit Agreement dated as of July 31, 1995 among Rio Properties, Inc., Bank of America National Trust and Savings Association, as Agent and as a Bank, and First Interstate Bank of Nevada, First Security Bank of Idaho, N.A., NBD Bank, Societe Generale, Bank of America Nevada, U.S. Bank of Nevada, Bank of Scotland, Midlantic Bank, N.A., and Bank of Hawaii, as Banks, is incorporated herein by reference from the Company's (SEC File No. 0-13760) Report on Form 8-K dated September 15, 1995, Item 7, Exhibit 4.1.

5.01 Opinion and Consent of Kummer Kaempfer Bonner & Renshaw as to the legality of securities being registered, to be filed by amendment.

10.13 Form of Exchange and Agency Agreement between Rio Hotel & Casino, Inc. and IBJ Schroder Bank & Trust Company, to be filed by amendment.

23.01    Consent  of  Kummer Kaempfer Bonner & Renshaw  is  contained  in
         Exhibit 5.01.

23.02    Consent of Arthur Andersen LLP.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on October 12, 1995.

                              RIO HOTEL & CASINO, INC.


                              /s/ James A. Barrett, Jr.
                              James A. Barrett, Jr.
                              President, Chief Operating Officer
                              and Director



     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                  TITLE                                   DATE

        *                  Chairman of the Board of Directors      October 12, 1995
Anthony A. Marnell II       and Chief Executive Officer
                            (Principal Executive Officer)


/s/ James A. Barrett, Jr.  President, Chief Operating Officer      October 12, 1995
James A. Barrett, Jr.       and Director



/s/ Roger M. Szepelak      Treasurer and Chief Financial Officer   October 12, 1995
Roger M. Szepelak           (Principal Financial and Accounting
                            Officer)


        *                  Director                                October 12, 1995
John A. Stuart


        *                  Director                                October 12, 1995
Thomas Y. Hartley


        *                  Director                                October 12, 1995
Peter M. Thomas
*By: /s/ James A. Barrett
     James A. Barrett
     Attorney in Fact

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on October 12, 1995.


                              RIO PROPERTIES, INC.


                              /s/ James A. Barrett, Jr.
                              James A. Barrett, Jr.
                              President, Chief Operating Officer
                              and Director



     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                   TITLE                                    DATE

        *                   Chairman of the Board of Directors       October 12, 1995
Anthony A. Marnell II        and Chief Executive Officer
                             (Principal Executive Officer)


/s/ James A. Barrett, Jr.   President and Director                   October 12, 1995
James A. Barrett, Jr.


/s/ Roger M. Szepelak       Treasurer and Chief Financial Officer    October 12, 1995
Roger M. Szepelak            (Principal Financial and Accounting
                             Officer)


        *                   Director                                 October 12, 1995
John A. Stuart


        *                   Director                                 October 12, 1995
Thomas Y. Hartley


        *                   Director                                 October 12, 1995
Peter M. Thomas

*By: /s/ James A. Barrett
     James A. Barrett
     Attorney in Fact

                          EXHIBIT INDEX




NUMBER   EXHIBIT DESCRIPTION                                                   PAGE
4.11     Sixth  Amendment  to Credit Agreement dated as  of  July  31,  1995 among  Rio  Properties, Inc., Bank of America  National  Trust  and
         Savings  Association, as Agent and as a Bank, and First  Interstate
         Bank  of  Nevada,  First Security Bank of Idaho,  N.A.,  NBD  Bank,
         Societe  Generale,  Bank of America Nevada, U.S.  Bank  of  Nevada,
         Bank  of  Scotland, Midlantic Bank, N.A., and Bank  of  Hawaii,  as
         Banks, is incorporated herein by reference from the Company's  (SEC
         File  No.  0-13760)  Report on Form 8-K dated September  15,  1995,
         Item 7, Exhbiit 4.1.

5.01 Opinion and Consent of Kummer Kaempfer Bonner & Renshaw as to the legality of securities being registered, to be filed by amendment.

10.13    Form  of  Exchange and Agency Agreement between Rio Hotel & Casino,
         Inc. and IBJ Schroder Bank & Trust Company, to be filed by amendment.

23.01    Consent  of  Kummer  Kaempfer Bonner  &  Renshaw  is  contained  in
         Exhibit 5.01

23.02    Consent of Arthur Andersen LLP.